                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-59549


                            THE METZLER GROUP, INC.
                             615 N. WABASH STREET
                            CHICAGO, ILLINOIS 60611

                                                                  July 24, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of The Metzler Group, Inc. ("Metzler") to be held at The Mid-America Club located at 200 E. Randolph Dr., Chicago, Illinois, on Wednesday, August 19, 1998 at 4:00 p.m. Chicago time, at which you will be asked to consider and vote upon the issuance of shares of Metzler Common Stock ("Metzler Common Stock") in connection with the acquisition by merger (the "Merger") of LECG, Inc., a California corporation ("LECG"). If the Merger becomes effective, Metzler will issue shares of Metzler Common Stock to the shareholders of LECG and LECG will become a wholly-owned subsidiary of Metzler.

  After careful consideration, the Board of Directors of Metzler has approved the Merger, the Agreement and Plan of Merger dated as of July 1, 1998, the related issuance of Metzler Common Stock thereunder and the transactions and agreements related thereto and has concluded that they are in the best interests of Metzler and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF METZLER APPROVE THE ISSUANCE OF THE METZLER COMMON STOCK IN CONNECTION WITH THE MERGER.

  THE REASONS FOR THE BOARD'S RECOMMENDATION, AND A DESCRIPTION OF CERTAIN FACTORS THAT STOCKHOLDERS SHOULD CONSIDER IN DECIDING HOW TO VOTE AT THE MEETING, ARE SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS UNDER THE CAPTION "THE MERGER."

  The affirmative vote of the holders of a majority of the shares of Metzler Common Stock present in person or by proxy at the Special Meeting is needed to approve the issuance of the Metzler Common Stock pursuant to the Merger. Metzler stockholders have no appraisal rights in connection with the Merger.

  The Notice of Special Meeting and the Joint Proxy Statement-Prospectus describing these transactions in greater detail are attached. Whether or not you plan to attend the Special Meeting, it is important that your shares of Metzler Common Stock be represented at the Special Meeting. An abstention or failure to vote by a stockholder who is present or represented at the Special Meeting will have the same effect as a vote against the approval of the issuance of the Metzler Common Stock. To be sure your vote is counted, we urge you to carefully review the Joint Proxy Statement-Prospectus and vote your shares. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the Special Meeting and wish to vote in person, the ballot that you submit at the Special Meeting will supersede your proxy.

  I look forward to seeing you at the Special Meeting. On behalf of the management and directors of The Metzler Group, Inc., I want to thank you in advance for your continued support and confidence in us.

                                          Sincerely,

                                          /s/ Robert P. Maher
                                          Robert P. Maher
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                            THE METZLER GROUP, INC.
                             615 N. WABASH STREET
                            CHICAGO, ILLINOIS 60611

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 19, 1998

TO THE STOCKHOLDERS OF THE METZLER GROUP, INC.:

  A Special Meeting of Stockholders (the "Special Meeting") of The Metzler Group, Inc. ("Metzler") will be held at The Mid-America Club located at 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 4:00 p.m., Chicago time, for the following purposes:

    1. To consider and vote upon a proposal to approve the issuance by Metzler of shares of Metzler common stock, par value $0.001 per share ("Metzler Common Stock"), to the shareholders of LECG, Inc., a California corporation ("LECG"), pursuant to an Agreement and Plan of Merger dated as of July 1, 1998 (the "Merger Agreement") by and among Metzler, MGI Acquisition Corp., a wholly-owned subsidiary of Metzler ("Acquisition") and LECG, pursuant to which Acquisition will merge with and into LECG with the result that LECG will become a wholly-owned subsidiary of Metzler (the "Merger"); and

    2. To consider and vote upon such other business as may properly come before the Special Meeting, which may include a proposal to adjourn or postpone the Special Meeting for any reason (whether for the solicitation of additional proxies or otherwise) if Metzler determines that such an adjournment or postponement would be desirable. Metzler has no reason to believe that an adjournment or postponement of the Special Meeting will be required.

  The foregoing items of business are more fully described in the Joint Proxy Statement-Prospectus accompanying this Notice.

  Stockholders of record of Metzler Common Stock at the close of business on July 1, 1998, the record date fixed by the Board of Directors, are entitled to vote at the Special Meeting, and any adjournment or postponement thereof. Metzler stockholders have no appraisal rights in connection with the Merger. The transfer books will not be closed. For ten days prior to the Special Meeting, a list of stockholders entitled to vote at the Special Meeting with the address of and number of shares held by each will be kept on file at the offices of Metzler at 615 N. Wabash Street, Chicago, Illinois 60611 and at the offices of Metzler's transfer agent, American Stock Transfer & Trust Company, located at 40 Wall Street, New York, New York 10005, and will be subject to inspection by any stockholder at any time during usual business hours. The list will also be available for inspection by any stockholder during the Special Meeting.

  THE METZLER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE METZLER COMMON STOCK IN CONNECTION WITH THE MERGER.

  Stockholders are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided, whether or not they intend to attend the meeting. Any stockholder giving a proxy has the right to revoke it at any time before it is voted. If you attend the Special Meeting and wish to vote in person, the ballot you submit will supersede your proxy.

                                          For the Board of Directors,

                                          /s/ Charles A. Demirjian
                                          Charles A. Demirjian
                                          Secretary

Chicago, Illinois
July 24, 1998


                            YOUR VOTE IS IMPORTANT.
            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                  LECG, INC.
                              2000 POWELL STREET
                         EMERYVILLE, CALIFORNIA 94608

                                                                  July 24, 1998

Dear Shareholder:

  You are cordially invited to attend a Special Meeting (the "Special Meeting") of Shareholders of LECG, Inc. ("LECG") to be held at The Mid-America Club located at 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 3:30 p.m. Chicago time, at which you will be asked to consider and vote upon the merger (the "Merger") of LECG with a subsidiary of The Metzler Group, Inc., ("Metzler"). If the Merger becomes effective, Metzler will issue
0.6 shares of its Common Stock in exchange for each outstanding share of LECG Common Stock, and LECG will become a wholly-owned subsidiary of Metzler.

  The Board of Directors of LECG has approved the Merger, the Agreement and Plan of Merger dated as of July 1, 1998, and the transactions and agreements related thereto and has concluded that they are in the best interests of LECG and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF LECG APPROVE THE MERGER.

  The reasons for the Board's recommendation and a description of certain factors that shareholders should consider in deciding how to vote at the meeting are set forth in the accompanying joint proxy statement-prospectus under the caption "The Merger." You are urged to read the entire Joint Proxy Statement-Prospectus carefully, including the section captioned "Risk Factors."

  The affirmative vote of the holders of a majority of the outstanding shares of LECG Common Stock is needed to approve the Merger. LECG shareholders have no appraisal rights in connection with the Merger except under limited circumstances as described in the Joint Proxy Statement-Prospectus.

  Whether or not you plan to attend the Special Meeting, it is important that your shares be represented at the Special Meeting. An abstention or failure to vote will have the same effect as a vote against the Merger. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE.

  I look forward to seeing you at the Special Meeting. On behalf of the management and directors of LECG, Inc., I want to thank you in advance for your continued support and confidence in us.


                                          Sincerely,

                                          /s/ Thomas M. Jorde
                                          Thomas M. Jorde
                                          President

                                  LECG, INC.
                              2000 POWELL STREET
                         EMERYVILLE, CALIFORNIA 94608

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 19, 1998

TO THE SHAREHOLDERS OF LECG, Inc.:

  A Special Meeting of Shareholders (the "Special Meeting") of LECG, Inc. ("LECG") will be held at The Mid-America Club, 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 3:30 p.m., Chicago time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 1, 1998 (the "Agreement") by and among LECG, The Metzler Group, Inc. ("Metzler"), and MGI Acquisition Corp., a wholly-owned subsidiary of Metzler ("Acquisition"), and the merger of Acquisition into LECG with the result that LECG will become a wholly-owned subsidiary of Metzler (the "Merger"); and

    2. Such other business as may properly come before the Special Meeting.

  The terms of the Agreement and information concerning the Merger are more fully described in the Joint Proxy Statement-Prospectus accompanying this Notice.

  Shareholders of record of LECG's common stock at the close of business on July 1, 1998, the record date fixed by the Board of Directors, are entitled to vote at the Special Meeting, and any adjournment or postponement thereof. LECG shareholders have no appraisal rights in connection with the Merger except under limited circumstances as described in the Joint Proxy Statement-Prospectus. The transfer books will not be closed. For ten days prior to the Special Meeting, a list of shareholders entitled to vote at the Special Meeting with the address of and number of shares held by each will be kept on file at LECG's offices at 2000 Powell Street, Emeryville, California 94608, and at the offices of LECG's transfer agent, Norwest Shareowner Services, located at 161 N. Concord Exchange Street, South St. Paul, Minnesota 55275, and will be subject to inspection by any shareholder at any time during usual business hours. The list will also be available for inspection by any shareholder during the Special Meeting.

  THE LECG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

  Shareholders are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided, whether or not they intend to attend the meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is voted. If you attend the Special Meeting and wish to vote in person, the ballot you submit will supersede your proxy.

                                          For the Board of Directors,
                                          /s/ Kimberly D. Gilmour
                                          Kimberly D. Gilmour
                                          Secretary

Emeryville, California
July 24, 1998


     YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
       PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                --------------
                    THE METZLER GROUP, INC. AND LECG, INC.
                             JOINT PROXY STATEMENT

                                --------------

 For Special Meeting of Stockholders of The Metzler Group, Inc. to be held on
                               August 19, 1998.
  For Special Meeting of Shareholders of LECG, Inc. to be held on August 19,
                                     1998

                                --------------
                      THE METZLER GROUP, INC. PROSPECTUS

                                --------------
  This joint proxy statement-prospectus ("Joint Proxy Statement-Prospectus") is being furnished to the stockholders of The Metzler Group, Inc., a Delaware corporation ("Metzler"), and the shareholders of LECG, Inc., a California corporation ("LECG"), in connection with the solicitation of proxies by the respective Boards of Directors of Metzler and LECG for use, respectively, at the special meeting of stockholders of Metzler to be held at The Mid-America Club, 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 4:00 p.m., Chicago time, and at any adjournment or postponement thereof (the "Metzler Special Meeting"), and at the special meeting of shareholders of LECG to be held at The Mid-America Club, 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 3:30 p.m., Chicago time, and at any adjournment or postponement thereof (the "LECG Special Meeting" and, together with the Metzler Special Meeting, the "Special Meetings").
  At the LECG Special Meeting, the holders of record ("LECG Shareholders") of LECG Common Stock, par value $.001 per share ("LECG Common Stock"), as of the close of business on July 1, 1998 (the "LECG Record Date") will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 1, 1998 (the "Merger Agreement") by and among Metzler, MGI Acquisition Corporation, a Delaware corporation wholly-owned by Metzler ("Acquisition"), and LECG, providing for the merger of Acquisition into LECG (together with the transactions contemplated thereby, and as more fully described herein, the "Merger"). A copy of the Merger Agreement is attached to this Joint Proxy Statement-Prospectus as Annex A. If the Merger is consummated, each outstanding share of LECG Common Stock will be converted into the right to receive 0.6 shares of Metzler Common Stock (the "Exchange Ratio").
  At the Metzler Special Meeting, the holders of record ("Metzler Stockholders") of Metzler common stock, $.001 par value per share ("Metzler Common Stock"), as of the close of business on July 1, 1998 (the "Metzler Record Date") will consider and vote upon a proposal to approve the issuance of Metzler Common Stock pursuant to the Merger Agreement.
  This Joint Proxy Statement-Prospectus also serves as a prospectus of Metzler under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of shares of Metzler Common Stock in the Merger. On July 20, 1998, the closing sale prices of Metzler Common Stock and LECG Common Stock were $36 15/16 and $21 5/8 per share, respectively. This Joint Proxy Statement-Prospectus and the accompanying Notices of Special Meetings and proxy cards are first being mailed to the Metzler Stockholders and to the LECG Shareholders on or about July 24, 1998.

                                --------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR INFORMATION THAT SHOULD BE CONSIDERED BY BOTH THE METZLER STOCKHOLDERS AND THE LECG SHAREHOLDERS.

                                --------------
 THE ABOVE  MATTERS ARE DISCUSSED  IN DETAIL  IN THIS JOINT  PROXY STATEMENT-
   PROSPECTUS. THE  METZLER  STOCKHOLDERS  AND  THE  LECG  SHAREHOLDERS ARE
    STRONGLY  URGED  TO  READ  AND CONSIDER  CAREFULLY  THIS  JOINT  PROXY
      STATEMENT-PROSPECTUS IN ITS ENTIRETY.

                                --------------
 THE SECURITIES  TO  BE  ISSUED  IN THE  MERGER  HAVE  NOT  BEEN  APPROVED OR
  DISAPPROVED  BY  THE  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE
   SECURITIES COMMISSION NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES  COMMISSION PASSED UPON THE  ACCURACY OR ADEQUACY
     OF THIS JOINT PROXY  STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

  NO PERSON IS AUTHORIZED BY METZLER OR LECG TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, IN CONNECTION WITH THE OFFERING AND THE SOLICITATION MADE BY THIS JOINT PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.
  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF METZLER OR LECG SINCE THE DATE HEREOF.

                                --------------
      The date of this Joint Proxy Statement-Prospectus is July 24, 1998.

               AVAILABLE INFORMATION AND SOURCES OF INFORMATION

  Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), the solicitation of the LECG Shareholders to approve and adopt the Merger Agreement constitutes an offering of Metzler Common Stock to be issued in conjunction with the Merger. Accordingly, Metzler has filed with the SEC a Registration Statement on the SEC's Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to such offering. This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. Statements contained in this Joint Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to such other document, each such statement being qualified in all respects by such reference.

  Metzler and LECG are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Metzler and LECG file proxy statements, reports and other information with the SEC. Material filed by Metzler and LECG can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and in New York City, Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such materials can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This material may be obtained from the SEC's web site at www.sec.gov. In addition, material filed by Metzler may be inspected at the offices of the National Association of Securities Dealers, Inc. Reports Section, 1735 K Street, N.W., Washington, D.C. 20006, and material filed by LECG may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO METZLER HAS BEEN SUPPLIED BY METZLER, AND ALL INFORMATION RELATING TO LECG HAS BEEN SUPPLIED BY LECG. NEITHER METZLER NOR LECG WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

                          FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement-Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify these forward-looking statements. Additionally, statements concerning future matters such as the anticipated benefits of the Merger, development of new services, possible changes in legislation and other statements regarding matters that are not historical fact are forward-looking statements. The forward-looking statements reflect the judgment of the management of Metzler and LECG, as appropriate, based on factors currently known and involve risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The matters set forth under the caption "Risk Factors" in this Joint Proxy Statement-Prospectus, as well as those discussed elsewhere in this Joint Proxy Statement-Prospectus, constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results or outcomes to differ materially from those in such forward-looking statements. Neither Metzler nor LECG undertakes any obligation to revise or update these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION AND SOURCES OF INFORMATION...........................   2
FORWARD-LOOKING STATEMENTS.................................................   2
SUMMARY....................................................................   5
  The Parties..............................................................   5
  The Special Meetings and Votes Required..................................   5
  The Merger...............................................................   6
  Market Price Data........................................................   9
  Summary Historical Consolidated Financial Information....................  10
  Selected Pro Forma Condensed Combined Financial Information..............  12
  Comparative Per Share Data...............................................  13
RISK FACTORS...............................................................  14
  Risks Relating to The Merger.............................................  14
  Risk Factors Relating to Metzler and LECG................................  14
THE SPECIAL MEETINGS.......................................................  19
  General..................................................................  19
  Date, Time and Place of Hearing..........................................  19
  Matters to be Considered at the Special Meetings.........................  19
  Record Date; Quorum; Outstanding Shares..................................  19
  Voting Rights, Required Vote.............................................  19
  Voting and Revocation of Proxies.........................................  20
THE MERGER.................................................................  22
  Background of the Merger.................................................  22
  Recommendations of the Boards of Directors and Reasons for the Merger....  23
  Related Agreements.......................................................  26
  Interests of Certain Persons in the Merger...............................  26
  Management Following the Merger..........................................  27
  Appraisal Rights.........................................................  27
  Regulatory Approval......................................................  29
  Certain Federal Income Tax Considerations................................  29
  Accounting Treatment.....................................................  30
  Federal Securities Law Compliance........................................  31
  Nasdaq National Market Quotations........................................  31
THE MERGER AGREEMENT.......................................................  32
  The Merger...............................................................  32
  Conversion of Securities.................................................  32
  Stock Plans and Options..................................................  33
  Representations and Warranties...........................................  33
  Certain Covenants and Agreements.........................................  33
  No Solicitation..........................................................  34
  Indemnification of Directors and Officers Maintained.....................  34
  Conditions...............................................................  35
  Termination; Termination Fees and Expenses...............................  35
  Amendment and Waiver.....................................................  37
COMPARISON OF SECURITY HOLDER RIGHTS.......................................  37
  Size of Board of Directors...............................................  38
  Classified Board of Directors............................................  38
  Removal of Directors.....................................................  38
  Filling Vacancies on the Board of Directors..............................  38
  Limitations of Liability of Directors; Indemnification...................  39
  Annual Meetings..........................................................  40

  Special Shareholder Meetings...............................................  40
  Actions by Written Consent of Stockholders.................................  40
  Advance Notice Requirement for Shareholder and Director Nominations........  41
  Voting Requirements; Super Majority Approval...............................  41
  Amending the Bylaws........................................................  41
  Cumulative Voting..........................................................  42
  "Blank Check" Preferred Stock..............................................  42
  Business Combinations/Reorganizations......................................  42
  Rights of Dissenting Shareholders..........................................  43
  Inspection of Stockholders List............................................  43
  Dividends..................................................................  43
  Shareholder Derivative Suits...............................................  44
  Preemptive Rights..........................................................  44
  Dissolution................................................................  44
  Board of Directors Meetings................................................  44
  Director Voting............................................................  44
  Transactions Involving Officers or Directors...............................  45
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA..........  46
  Selected Historical Financial Data.........................................  46
    Selected Metzler Consolidated Financial Data.............................  46
    Selected LECG Financial Data.............................................  47
  Unaudited Pro Forma Consolidated Combined Condensed Financial Data.........  49
  Unaudited Pro Forma Condensed Combining Financial Data.....................  49
  Metzler's Pro Forma Condensed Combined Balance Sheet.......................  50
  Metzler's Pro Forma Condensed Combined Statements of Income................  51
  Unaudited Quarterly Results................................................  56
    Metzler..................................................................  56
    LECG.....................................................................  57
INFORMATION CONCERNING THE METZLER GROUP, INC................................  58
  Business...................................................................  58
  Metzler Management's Discussion and Analysis of Financial Condition and
   Results of Operations of Metzler..........................................  62
  Management of Metzler......................................................  67
  Director Compensation......................................................  68
  Stock Ownership of Directors, Executive Officers and Principal Holders.....  70
INFORMATION CONCERNING LECG, INC.............................................  71
  Business...................................................................  71
  Principal Clients and Representative Engagements...........................  76
  LECG Management's Discussion and Analysis of Financial Condition and
   Results of Operations of LECG.............................................  82
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF
 LECG........................................................................  86
DESCRIPTION OF METZLER SECURITIES............................................  87
  General....................................................................  87
  Common Stock...............................................................  87
  Preferred Stock............................................................  87
LEGAL MATTERS................................................................  87
EXPERTS......................................................................  87
STOCKHOLDER PROPOSALS........................................................  88
INDEX TO THE FINANCIAL STATEMENTS............................................ F-1
ANNEX A--Agreement and Plan of Merger Dated as of July 1, 1998............... A-1
ANNEX B--Dissenters' Rights Under Chapter 13 of the California General
 Corporation Law............................................................. B-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement-Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement-Prospectus and in the attached Annexes. The Metzler Stockholders and the LECG Shareholders are urged to read carefully this Joint Proxy Statement-Prospectus and the attached Annexes in their entirety. All references to "Metzler" and "LECG" in this Joint Proxy Statement-Prospectus mean the respective corporations and their respective subsidiaries except as the context may otherwise indicate. All references to the "Combined Company" mean Metzler following the Merger, including LECG as a wholly-owned subsidiary of Metzler. All share and per share data in this Joint Proxy Statement-Prospectus have been adjusted to give retroactive effect to Metzler's 3-for-2 split of its Common Stock, effective April 1, 1998.

THE PARTIES

  Metzler. Metzler is a leading nationwide provider of consulting services to energy based and related network industries. Metzler offers a wide range of consulting services designed to assist its clients in succeeding in a business environment of changing regulation, increasing competition and evolving technology. See "Information Concerning the Metzler Group, Inc."

  LECG. LECG is an economic consulting services firm that provides sophisticated economic and financial analysis, expert testimony, litigation support and strategic management consulting to a broad range of public and private enterprises. See "Information Concerning LECG, Inc."

  Acquisition. Acquisition is a corporation recently organized by Metzler for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger.

THE SPECIAL MEETINGS AND VOTES REQUIRED

  Place, Date and Time. The Metzler Special Meeting will be held at The Mid-America Club, 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 4:00 p.m., Chicago time.

  The LECG Special Meeting will be held at The Mid-America Club, 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 3:30 p.m., Chicago time.

  Matters to be Considered at the Special Meetings. At the Metzler Special Meeting, the Metzler Stockholders will consider and vote upon a proposal to approve the issuance of the Metzler Common Stock in connection with the Merger. At the LECG Special Meeting, the LECG Shareholders will consider and vote upon a proposal to approve the Merger Agreement and the Merger.

  Required Vote; Interest of Certain Persons in the Merger. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of LECG Common Stock outstanding on the LECG Record Date. As of the LECG Record Date, the directors and executive officers of LECG and their affiliates had the right to vote an aggregate of 5,063,372 shares of LECG Common Stock, representing approximately 38.9% of the LECG Common Stock then outstanding. Certain of the directors and executive officers of LECG and certain trusts for the benefit of members of their families holding approximately 53.4% of the LECG Common Stock outstanding as of the LECG Record Date are entering into voting agreements with Metzler to vote such person's shares of LECG Common Stock in favor of the Merger Agreement. See "The Merger-- Related Agreements--Voting Agreements." Also, Metzler has agreed to indemnify all current and former directors and officers of LECG, as provided in the Merger Agreement. See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement--Indemnification of Directors and Officers Maintained."

  The approval of the issuance of Metzler Common Stock in connection with the Merger requires the affirmative vote of the holders of a majority of the shares of Metzler Common Stock present in person or by proxy and voted at the Metzler Special Meeting. As of the Metzler Record Date, the directors and executive officers of Metzler and their affiliates had the right to vote an aggregate of 1,581,831 shares of Metzler Common Stock, representing approximately 7.0% of the Metzler Common Stock then outstanding.

  Record Date; Shares Outstanding and Entitled to Vote. The Metzler Board of Directors has fixed July 1, 1998 as the Metzler Record Date. Accordingly, only holders of record of Metzler Common Stock at the close of business on that date will be entitled to vote at the Metzler Special Meeting. At the close of business on such date, there were 22,607,467 shares of Metzler Common Stock outstanding.

  The LECG Board of Directors has fixed July 1, 1998 as the LECG Record Date. Accordingly, only holders of record of LECG Common Stock at the close of business on that date will be entitled to vote at the LECG Special Meeting. At the close of business on such date, there were 13,027,867 shares of LECG Common Stock outstanding.

THE MERGER

  General. The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), Acquisition will be merged into LECG, which will continue to exist as a wholly-owned subsidiary of Metzler. See "The Merger Agreement--The Merger".

  Merger Consideration. The Merger Agreement provides that, at the Effective Time, each share of LECG Common Stock issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted into the right to receive 0.6 shares of Metzler Common Stock (subject to certain adjustments and provisions, as provided in the Merger Agreement). Each holder of shares of LECG Common Stock who would otherwise have been entitled to receive a fraction of a share of Metzler Common Stock will receive cash in lieu thereof. See "The Merger Agreement--Conversion of Securities." In addition, the Merger Agreement provides that each outstanding LECG stock option will be converted into an option to acquire Metzler Common Stock, in accordance with the Exchange Ratio.

  THE LECG SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF LECG STOCK CERTIFICATES WILL BE MAILED TO EACH HOLDER OF LECG COMMON STOCK FOLLOWING CONSUMMATION OF THE MERGER.

  Recommendation of the Metzler Board of Directors. The Metzler Board of Directors has unanimously approved the Merger Agreement as being fair to and in the best interests of Metzler and its stockholders. See "The Merger-- Recommendations of the Boards of Directors and Reasons for the Merger--Metzler Considerations."

  THE METZLER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE METZLER STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF THE METZLER COMMON STOCK.

  Recommendation of the LECG Board of Directors. The LECG Board of Directors has unanimously approved the Merger Agreement as being fair to and in the best interests of its shareholders. See "The Merger--Recommendations of the Boards of Directors and Reasons for the Merger--LECG Considerations."

  THE LECG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LECG SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

  Conditions to the Merger. The obligations of Metzler, Acquisition and LECG to consummate the Merger are subject to various conditions, including, but not limited to, obtaining the requisite approval of the Metzler

Stockholders and the LECG Shareholders, the absence of material breaches of representations and warranties by the other party, the performance by the other party in all material respects of its obligations under the Merger Agreement, authorization for trading on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance of the shares of Metzler Common Stock to be issued in connection with the Merger, the receipt by each of Metzler and LECG of certain opinions of counsel with respect to certain legal matters and Federal income tax consequences of the Merger, and the receipt by Metzler and LECG of the opinions of their respective independent auditors with respect to certain accounting issues. There are other conditions to the obligations of each party to consummate the Merger. See "The Merger Agreement--Conditions."

  Termination of the Merger. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Metzler and LECG, or by either party if: (i) the Merger is not consummated on or before October 31, 1998, unless the failure to consummate the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder; (ii) the other party breaches its obligations in a manner that is material in the context of the transactions contemplated by the Merger Agreement; (iii) there shall exist any inaccuracies or omissions in the representations or warranties of the other party contained in the Merger Agreement; or (iv) the Metzler Stockholders or the LECG Shareholders vote not to approve and adopt the Merger Agreement and the related transactions at the Metzler Special Meeting or the LECG Special Meeting, respectively. Also, the Merger Agreement may be terminated by Metzler if any person other than Metzler or a subsidiary of Metzler becomes the beneficial owner of 40% or more of the outstanding shares of LECG Common Stock or commences a tender offer or exchange offer to acquire at least 40% of the outstanding shares of LECG Common Stock, or if LECG executes a definitive agreement (other than the Merger Agreement) regarding a proposal for a tender offer, exchange offer, merger, consolidation or other business combination involving LECG or any subsidiary thereof, or for the acquisition of a substantial portion of the equity or assets of LECG or any subsidiary thereof. There are other termination provisions in the Merger Agreement. See "The Merger Agreement--Termination; Termination Fees and Expenses."

  Effects of Termination of the Merger. If the Merger Agreement is terminated, then in certain circumstances, Metzler or LECG will be obligated to reimburse the other party for reasonable out-of-pocket expenses incurred in connection with the Merger. See "The Merger Agreement--Termination; Termination Fees and Expenses."

  Resale of Metzler Common Stock; Agreements with Affiliates. The shares of Metzler Common Stock to be received by holders of LECG Common Stock in the Merger will be registered under the Securities Act and will be freely transferable, subject in the case of affiliates of LECG to certain limitations on resale described in this Joint Proxy Statement-Prospectus. At the Effective Time, Metzler Common Stock will continue to trade as a Nasdaq security under the symbol "METZ." See "The Merger--Federal Securities Law Compliance."

  Interests of Certain Persons in the Merger. The Merger Agreement provides that, to the extent written notice of any loss or claim is given to Metzler after the Effective Time, Metzler will indemnify the present and former officers and directors of LECG and its subsidiaries against such loss or claim arising out of actions or omissions occurring at or prior to the Effective Time. For three years after the Effective Time, Metzler will cause to be maintained officers' and directors' liability insurance covering the current and former officers and directors of LECG and its subsidiaries on terms not less advantageous than those in effect on July 1, 1998. Metzler has agreed to grant certain affiliates of LECG and certain other LECG-related shareholders the right to participate in the next underwritten public offering of Metzler Common Stock. See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement--Indemnification of Directors and Officers Maintained."

  Comparison of Rights of Holders of Metzler Common Stock and Holders of LECG Common Stock. If the Merger is consummated, holders of LECG Common Stock will become holders of Metzler Common Stock, which will result in their rights as stockholders being governed by the laws of the State of Delaware, and by

Metzler's Amended and Restated Certificate of Incorporation (the "Metzler Certificate") and Bylaws, as amended (the "Metzler Bylaws"). See "Comparison of Security Holder Rights."

  Appraisal Rights. No LECG Shareholder is entitled to appraisal rights in connection with the Merger pursuant to the California General Corporation Law ("CGCL") unless holders of at least 5% of the outstanding shares of LECG Common Stock timely object in accordance with the CGCL or the Shares of Common Stock held by such LECG Shareholders are restricted within the meaning of Section 1300 of the CGCL. The Metzler Stockholders are not entitled to appraisal rights in connection with the Merger pursuant to the Delaware General Corporation Law ("DGCL"), the Metzler Certificate, the Metzler Bylaws or any resolution of the Metzler Board of Directors. See "The Merger--Appraisal Rights."

  Certain Federal Income Tax Consequences. As a condition to the Merger, LECG will receive an opinion of its counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by Metzler, Acquisition or LECG as a result of the Merger and no gain or loss will generally be recognized by a shareholder of LECG who receives Metzler Common Stock in exchange for LECG Common Stock (except with respect to cash received in lieu of fractional shares). LECG Shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger. See "The Merger-- Certain Federal Income Tax Consequences."

  Accounting Treatment. Metzler intends to treat the Merger as a pooling of interests for accounting purposes. Consequently, Metzler will restate its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of LECG, as reflected in the consolidated financial statements of LECG. Accounting for the Merger as a pooling of interests is a condition precedent to the consummation of the Merger. See "The Merger--Accounting Treatment."

  Operations After the Merger. After the Merger, Metzler and LECG will continue to engage in their respective businesses. The current Board of Directors and executive officers of Metzler will remain as the Board of Directors and executive officers of Metzler. It is presently anticipated that each of Metzler and LECG will continue to operate at its current facilities. See "The Merger-- Management Following the Merger."

MARKET PRICE DATA

  The following table sets forth, for the calendar quarters indicated, the range of high and low sales prices per share for Metzler Common Stock as reported on Nasdaq and for LECG Common Stock on the New York Stock Exchange.

                                                        METZLER
                                                        COMMON      LECG COMMON
                                                       STOCK(1)      STOCK(2)
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
1996
  Fourth Quarter (from October 4, 1996)............. $23.00 $13.33    --     --
1997
  First Quarter..................................... $23.17 $14.00    --     --
  Second Quarter.................................... $21.84 $13.17    --     --
  Third Quarter..................................... $27.42 $20.67    --     --
  Fourth Quarter (LECG from December 18, 1997)...... $27.67 $23.00 $ 9.06 $ 8.00
1998
  First Quarter..................................... $33.50 $24.00 $13.88 $ 7.88
  Second Quarter.................................... $36.62 $26.03 $17.32 $12.19
  Third Quarter (through July 20, 1998)............. $37.75 $29.63 $21.88 $15.13

--------
(1) METZ Common Stock has been traded on Nasdaq since its initial public offering on October 4, 1996.
(2) LECG Common Stock has been traded on the New York Stock Exchange since its initial public offering on December 18, 1997.

  The following table sets forth the last sales prices per share of Metzler Common Stock and LECG Common Stock, as reported by The Wall Street Journal on July 1, 1998, the last full trading day before the joint public announcement by Metzler and LECG of the proposed Merger, and on July 20, 1998, and the equivalent per share price for LECG Common Stock based on the Metzler Common Stock price and the Exchange Ratio. See "The Merger Agreement--Conversion of Securities."

                                                                LECG
                                                               COMMON  LECG PRO
                                                METZLER COMMON STOCK    FORMA
                                                 STOCK PRICE   PRICE  EQUIVALENT
                                                -------------- ------ ----------
July 1, 1998...................................     $35.00     $15.00   $21.00
July 20, 1998..................................     $36.94     $21.63   $22.16

  On July 1, 1998, there were approximately 38 holders of record of Metzler Common Stock and approximately 34 holders of record of LECG Common Stock.

  THE METZLER STOCKHOLDERS AND THE LECG SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR METZLER COMMON STOCK AND LECG COMMON STOCK, RESPECTIVELY, IN CONNECTION WITH VOTING THEIR SHARES. METZLER COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "METZ" AND LECG COMMON STOCK TRADES ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "XPT". IF THE MERGER IS CONSUMMATED, METZLER COMMON STOCK WILL CONTINUE TO TRADE ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "METZ" AND LECG COMMON STOCK WILL CEASE TO BE TRADED.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  Metzler. The summary historical consolidated financial information of Metzler for its five fiscal years ended December 31, 1997 is derived from its audited Consolidated Financial Statements. The financial data as of and for the three-month periods ended March 31, 1997 and 1998 are derived from unaudited Consolidated Financial Statements, and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The following information should be read in conjunction with Metzler's Consolidated Financial Statements and related Notes thereto, the information set forth under "Information Concerning The Metzler Group, Inc.--Metzler Management's Discussion and Analysis of Financial Condition and Results of Operations of Metzler" and other financial information appearing elsewhere in this Joint Proxy Statement-Prospectus.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF METZLER
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                          ------------------------------------------  --------------------
                           1993     1994     1995    1996     1997     1997       1998
                          -------  -------  ------- -------  -------  -------  -----------
                                                                          (UNAUDITED)
HISTORICAL STATEMENT OF
 INCOME DATA (2):
Revenues................  $46,175  $47,104  $55,817 $63,553  $83,661  $18,084    $25,487
Cost of services........   31,344   32,059   37,085  42,315   49,567   11,154     14,506
                          -------  -------  ------- -------  -------  -------    -------
Gross profit............   14,831   15,045   18,732  21,238   34,094    6,930     10,981
Selling, general and
 administrative
 expenses...............   14,356   14,548   17,812  15,610   18,108    4,256      5,066
Merger-related costs....      --       --       --      --     1,312      --         --
                          -------  -------  ------- -------  -------  -------    -------
Income from operations..      475      497      920   5,628   14,674    2,674      5,915
Other expense (income)..       43      301      241      73     (799)    (220)      (481)
                          -------  -------  ------- -------  -------  -------    -------
Income before provision
 for income taxes.......      432      196      679   5,555   15,473    2,894      6,396
Provision for income
 taxes..................      547      262      393    (180)   5,786    1,088      2,539
                          -------  -------  ------- -------  -------  -------    -------
Net income (loss).......  $  (115) $   (66) $   286 $ 5,735  $ 9,687  $ 1,806    $ 3,857
                          =======  =======  ======= =======  =======  =======    =======
Pro forma net income
 (1)....................                    $ 1,952 $ 2,916
                                            ======= =======
Pro forma or net income
 per dilutive share.....                    $  0.10 $  0.15  $  0.47  $  0.09    $  0.18
                                            ======= =======  =======  =======    =======
Diluted weighted average
 shares outstanding.....                     19,033  19,445   20,469   20,216     22,022
                                    AS OF DECEMBER 31,                            AS OF
                          ------------------------------------------            MARCH 31,
                           1993     1994     1995    1996     1997                1998
                          -------  -------  ------- -------  -------           -----------
                                                                               (UNAUDITED)
HISTORICAL BALANCE SHEET
 DATA (2):
Cash and cash
 equivalents............  $   132  $   278  $   701 $33,536  $21,573             $53,702
Working capital.........    3,762    3,946    5,202  36,429   31,566              69,036
Total assets............   14,857   14,962   16,839  52,269   50,764              86,293
Long-term debt, less
 current portion........      668      833    1,003   1,401      319                 --
Total stockholders'
 equity.................    3,283    3,174    3,646  35,949   32,907              73,887

--------
(1) Pro forma net income and net income per dilutive share for the years ended December 31, 1996 and 1995 reflect the impact of a Metzler & Associates compensation plan that went into effect on July 1, 1996 and Metzler & Associates' election to be treated as an S corporation effective January 1, 1996. See Note 2 of Notes to Metzler's Consolidated Financial Statements.
(2) The amounts above have been restated to reflect the prior transactions accounted for as poolings of interests as described in Note 3 of Notes to Metzler's Consolidated Financial Statements.

  LECG. The summary historical consolidated financial information of LECG for its four fiscal years ended December 31, 1997 is derived from its audited Consolidated Financial Statements. The financial data as of December 31, 1993 and 1994, and for the fiscal year ended December 31, 1993 and the three month periods ended March 31, 1997 and 1998, are derived from unaudited Consolidated Financial Statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The following information should be read in conjunction with LECG's Consolidated Financial Statements and related Notes thereto, the information set forth under "Information Concerning LECG, Inc.-- LECG Management's Discussion and Analysis of Financial Condition and Results of Operations of LECG" and other financial information appearing elsewhere in this Joint Proxy Statement-Prospectus.

         SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LECG
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                  MARCH 31,
                          -----------------------------------------------  ------------------
                             1993        1994      1995    1996    1997     1997     1998
                          ----------- ----------- ------- ------- -------  ------ -----------
                          (UNAUDITED)                                         (UNAUDITED)
HISTORICAL STATEMENT OF
 INCOME DATA:
Revenues................    $20,317     $24,548   $24,835 $31,392 $44,110  $9,901   $15,780
Cost of services........     13,614      16,772    16,465  20,881  27,936   6,646    10,052
                            -------     -------   ------- ------- -------  ------   -------
Gross profit............      6,703       7,776     8,370  10,511  16,174   3,255     5,728
Selling, general and
 administrative
 expenses...............      3,537       3,639     4,048   5,258   8,114   1,415     2,868
                            -------     -------   ------- ------- -------  ------   -------
Income from operations..      3,166       4,137     4,322   5,253   8,060   1,840     2,860
Other income (1)........        --          --        --      --     (852)    --       (193)
                            -------     -------   ------- ------- -------  ------   -------
Income before provision
 for income taxes.......      3,166       4,137     4,322   5,253   8,912   1,840     3,053
Provision for income
 taxes..................        183          90        83     189   3,148      64     1,252
                            -------     -------   ------- ------- -------  ------   -------
Net income..............    $ 2,983     $ 4,047   $ 4,239 $ 5,064 $ 5,764  $1,776   $ 1,801
                            =======     =======   ======= ======= =======  ======   =======
Pro forma net income
 (2)....................                                  $ 3,099 $ 5,259  $1,086
                                                          ======= =======  ======
Pro forma or net income
 per dilutive share.....                                  $  0.30 $  0.51  $ 0.11   $  0.14
                                                          ======= =======  ======   =======
Diluted weighted average
 shares outstanding.....                                   10,245  10,249  10,189    13,123
                                        AS OF DECEMBER 31,                           AS OF
                          -----------------------------------------------          MARCH 31,
                             1993        1994      1995    1996    1997              1998
                          ----------- ----------- ------- ------- -------         -----------
                          (UNAUDITED) (UNAUDITED)                                 (UNAUDITED)
HISTORICAL BALANCE SHEET
 DATA:
Cash and cash
 equivalents............     $  721     $   407   $   598 $     3 $24,165           $21,865
Working capital.........      3,611       5,319     5,934   4,342  24,654            27,804
Total assets............      8,469      11,348    11,566  13,198  45,056            48,398
Long-term debt, less
 current portion........        --          --        --      --      --                --
Total shareholders'
 equity.................      3,870       5,539     6,348   6,264  26,637            30,598

--------
(1) Other income for the year ended December 31, 1997 of $852,000 resulted from the expiration of an option to purchase the assets of the Company by an unrelated third party. This income is not expected to be recurring. See Notes 10 and 12 of Notes to LECG's Consolidated Financial Statements. If this non-recurring item had not occurred, pro forma net income would be $4,756,000 and pro forma net income per dilutive share would be $0.46.
(2) The pro forma consolidated statement of income data for the years ended December 31, 1996 and 1997 and for the three month period ended March 31, 1997 have been adjusted to reflect a provision for income taxes that would have been recorded had LECG been a C Corporation. See Notes 2 and 10 of Notes to LECG's Consolidated Financial Statements.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following selected pro forma condensed combined financial information presents the Merger as a pooling of interests as if it had been consummated, with respect to the statement of income data, at the beginning of the periods presented or, with respect to the balance sheet data, as of the date presented. The selected pro forma condensed combined financial information combines the selected financial information of Metzler for each of the years in the five year period ended December 31, 1997 with the selected financial information of LECG for each of the years in the five year period ended December 31, 1997. The unaudited pro forma combined statement of income data for the three month periods ended March 31, 1998 and 1997 combine Metzler and LECG historical results for those three month periods. Such information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements, the separate historical consolidated financial statements of Metzler and LECG, and other financial information appearing elsewhere in this Joint Proxy Statement-Prospectus. The pro forma condensed combined financial information has been included for comparative purposes only and does not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been consummated at the beginning of the periods or as of the date presented, or of the results of operations or financial position which may be obtained in the future.

          SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                MARCH 31,
                         ----------------------------------------  --------------------
                          1993    1994    1995    1996     1997      1997       1998
                         ------- ------- ------- ------- --------  ---------  ---------
PRO FORMA STATEMENT OF
 INCOME DATA:
Revenues................ $66,492 $71,652 $80,652 $94,945 $127,771  $  27,985  $  41,267
Cost of services........  44,958  48,831  53,550  63,196   77,503     17,800     24,558
                         ------- ------- ------- ------- --------  ---------  ---------
Gross profit............  21,534  22,821  27,102  31,749   50,268     10,185     16,709
Selling, general and
 administrative
 expenses...............  17,893  18,187  21,860  20,868   26,222      5,671      7,934
Merger-related costs....     --      --      --      --     1,312        --         --
                         ------- ------- ------- ------- --------  ---------  ---------
Income from operations..   3,641   4,634   5,242  10,881   22,734      4,514      8,775
Other expense (income)..      43     300     241      73   (1,651)      (220)      (674)
                         ------- ------- ------- ------- --------  ---------  ---------
Income before provision
 for income taxes.......   3,598   4,334   5,001  10,808   24,385      4,734      9,449
Provision for income
 taxes..................     730     353     476       9    8,934      1,152      3,791
                         ------- ------- ------- ------- --------  ---------  ---------
Net income.............. $ 2,868 $ 3,981 $ 4,525 $10,799 $ 15,451  $   3,582  $   5,658
                         ======= ======= ======= ======= ========  =========  =========
Pro forma net income.................... $ 6,191 $ 6,015 $ 14,946  $   2,892
                                         ======= ======= ========  =========
Pro forma or net income per dilutive share...... $  0.24 $   0.56  $    0.11  $    0.19
                                                 ======= ========  =========  =========
Diluted weighted average shares outstanding.....  25,592   26,618     26,329     29,896

                                                                         AS OF
                                                                       MARCH 31,
                                                                         1998
                                                                       ---------
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents............................................. $ 75,567
Working capital (1)...................................................   91,840
Total assets..........................................................  134,691
Long-term debt, less current portion..................................      --
Total stockholders' equity (1)........................................   99,485

--------
(1) Adjusted to reflect the expectation of the companies to incur an estimated $5.0 million of non-recurring merger-related costs.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Metzler and LECG and combined per share data on an unaudited pro forma basis after giving effect to the Merger accounted for under the pooling of interests method of accounting and assuming that 0.6 shares of Metzler Common Stock were issued in exchange for each share of LECG Common Stock issued and outstanding.

  These data should be read in conjunction with the Selected Historical and Pro Forma Financial Data and the historical audited and unaudited financial statements of Metzler and LECG and the notes thereto that are included elsewhere in this Joint Proxy Statement-Prospectus.

                                                   YEAR ENDED
                                                  DECEMBER 31,
                                                 --------------- QUARTER ENDED
                                                 1995 1996 1997  MARCH 31, 1998
                                                 ---- ---- ----- --------------
METZLER
Historical Per Common Share:
Basic:
  Pro forma or net income....................... $.10 $.15 $ .48     $ .18
  Book value as of period end...................           $1.65     $3.50
Diluted:
  Pro forma or net income....................... $.10 $.15 $ .47     $ .18
  Book value as of period end...................           $1.61     $3.36
Pro Forma Combined Per Metzler Common Share:
Basic:
  Pro forma net income..........................      $.24 $ .57     $ .20
  Book value as of period end...................                     $3.44
Diluted:
  Pro forma net income..........................      $.24 $ .56     $ .19
  Book value as of period end...................                     $3.33
LECG
Historical Per Common Share:
Basic:
  Pro forma or net income.......................      $.31 $ .52     $ .14
  Book value as of period end...................           $2.61     $2.35
Diluted:
  Pro forma or net income.......................      $.30 $ .51     $ .14
  Book value as of period end...................           $2.60     $2.33
Pro Forma Combined Per LECG Common Share:
Basic:
  Pro forma net income..........................      $.14 $ .34     $ .12
  Book value as of period end...................                     $2.07
Diluted:
  Pro forma net income..........................      $.14 $ .34     $ .11
  Book value as of period end...................                     $2.00

                                 RISK FACTORS

  The following factors should be considered carefully by holders of LECG Common Stock in evaluating whether to approve the Merger Agreement and thereby become holders of Metzler Common Stock, and by holders of Metzler Common Stock in evaluating whether to approve the issuance of Metzler Common Stock in connection with the Merger. These factors should be considered in conjunction with the other information included in this Joint Proxy Statement-Prospectus. See "Information Concerning The Metzler Group, Inc." and "Information Concerning LECG, Inc."

  This Joint Proxy Statement-Prospectus contains forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify these forward-looking statements. The forward-looking statements reflect the judgment of the management of Metzler and LECG, as appropriate, based on factors currently known and involve risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" below, as well as those discussed elsewhere in this Joint Proxy Statement-Prospectus.

RISK FACTORS RELATED TO THE MERGER

  General Risks Associated with Combination of Operations. Metzler and LECG have entered into the Merger Agreement with the expectation that the proposed Merger will result in long-term strategic benefits. Realization of these anticipated benefits will depend in part on whether the transition of LECG as a wholly-owned, independently operating subsidiary of Metzler can be achieved in an efficient and effective manner. There can be no assurance that this will occur. The diversion of management's attention and any difficulties encountered in the transition process could cause the interruption of, or a loss of momentum in, the activities of either or both of the businesses and could have a material adverse effect on the Combined Company's business, operating results and financial condition.

  Dependence on LECG Management. Metzler will rely on the current management team of LECG to continue to operate LECG. If the members of that management team were to terminate their employment with LECG, the ability of Metzler to manage LECG's business would be adversely affected, LECG's client relationships could be jeopardized and LECG's operations could be disrupted. Any such termination of employment could defer or prevent the realization of the benefits anticipated from the Merger and could have a material adverse effect on the Combined Company's business, operating results and financial condition.

  Financial Impact of Failure to Achieve Synergies. If the combination of Metzler's and LECG's operations is not successful, or if the accretive effect of the Merger is below expectations of securities analysts, the market price of Metzler's Common Stock could be adversely affected, perhaps significantly. Any shortfall in anticipated operating results could have an immediate and significant adverse effect on the market price of Metzler's Common Stock. In particular, the Combined Company will incur substantial Merger-related expenses, currently estimated to be approximately $5.0 million, primarily in the quarter in which the Merger is consummated. Metzler expects that the Merger will be accretive; however, this forward-looking statement is subject to risks and uncertainties and actual results may vary due to unforeseen changes, inaccurate or incomplete assumptions regarding the current business or future prospects of either or both of LECG or Metzler, or other reasons, including without limitation those described in this "Risk Factors" section or elsewhere in this Joint Proxy Statement-Prospectus. Any failure of the Merger to meet expectations as to potential business synergies or any failure of the Merger to be accretive in any quarter could have an immediate and significant adverse effect on the market price of Metzler's Common Stock after the Merger.

RISK FACTORS RELATED TO METZLER AND LECG

  Management of Growth. Metzler and LECG are both experiencing rapid operational and geographic growth that has strained, and could continue to strain, the companies' managerial, administrative, operational and other resources. The Combined Company's ability to manage its growth after the Merger will require it to continue to improve its operational, financial and other internal systems and to attract, develop, motivate and retain its professional and other employees. The rapid growth of both companies has presented and will continue to present numerous operational challenges, such as the assimilation of financial reporting systems, the need to identify on a timely basis and resolve actual or potential conflicts of interests and increased pressure on senior management. There can be no assurance that the existing business models can be successfully scaled up in existing markets or replicated in new geographic areas. The Combined Company's success will depend in large part on its ability to maintain appropriate levels of consultant utilization, to maintain billing rates, to maintain quality and to accurately set and meet schedules. If management is unable to manage growth or new employees are unable to achieve anticipated performance or utilization levels, the Combined Company's business, operating results and financial condition could be materially and adversely affected.

  Risks Associated with Acquisitions. Metzler's strategy of growth through acquisitions of consulting firms has required, and will continue to require, a substantial amount of management resources and attention. Failure to manage successfully the acquisition of businesses and to retain of their employees would have a material adverse effect on the Combined Company's business, operating results and financial condition. There can be no assurance that the anticipated economic, operational and other benefits of any of the completed or future acquisitions will be achieved or that the Combined Company will be able to successfully acquire businesses in a timely manner without substantial costs, delays or other operational or financial problems. In addition, acquisitions may involve the expenditure of significant funds. Client dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Combined Company as a whole, resulting in increased difficulty in marketing services or acquiring companies in the future. Acquisitions also involve a number of additional risks, including, potential loss of key clients or personnel, risks associated with unanticipated problems, liabilities or contingencies, conflicts of interests and risks of entering markets in which the Combined Company has limited or no direct expertise. The occurrence of some or all of the events could have a material adverse effect on Metzler's business, operating results and financial condition.

  Attraction and Retention of Professional and Administrative Staff. Metzler and LECG derive their revenues almost exclusively from consulting services performed by their professional and administrative staffs. The Combined Company's future performance will continue to depend in large part upon its ability to attract, develop, motivate and retain highly-skilled professionals possessing business generation skills and, in the case of LECG, senior academics with superior professional reputations. Qualified professional consultants are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Combined Company will be able to retain a substantial majority of its existing or future consultants for the long term. The loss of the services of, or the failure to recruit, a significant number of consultants could adversely affect the ability of the Combined Company to secure and complete engagements and could have a material adverse effect on its business, operating results and financial condition.

  Concentration of Revenues. Metzler currently derives the majority of its revenues from consulting engagements with electric utility companies and substantially all of its revenues from utilities. Much of Metzler's recent growth in this area has arisen from the business opportunities presented by the trend to deregulate the electric utility industry and introduce increased competition. If the current trend towards government deregulation in the utility industry slows or the industry becomes subject to more government regulation, the demand for consulting work from utilities is likely to decrease. Moreover, as a result of deregulation, the electric utility industry is in a period of consolidation, which could have the effect of reducing the number of Metzler's current or potential clients or create conflicts of interest between its clients. Furthermore, the number of potential clients in the utility industry may decrease, and current and future economic pressures may limit spending by utilities for the types of services offered by Metzler.

  Because of the nature and scope of many of Metzler's projects, Metzler derives a significant portion of its revenues from a relatively limited number of clients that operate exclusively in the utility industry. Clients engage Metzler on an assignment-by-assignment basis, and a client can generally terminate an assignment at any time without penalty. Metzler's typical engagement cycle causes Metzler's clients, absent project carryovers, to change from year to year. The loss of significant clients could have a material adverse effect on the Combined Company's business, operating results and financial condition.

  Similarly, LECG currently derives approximately one half of its revenues from two major practice areas: antitrust (including mergers and acquisitions review) and regulation/deregulation. Changes in the politics, economics and guiding philosophy with respect to these areas, or any area in which LECG conducts business, could significantly reduce the need for economic consulting services in these areas, which would have a material adverse effect on the Combined Company's business, operating results and financial condition.

  Project and Service Risks. Many of Metzler's and LECG's engagements involve projects that are critical to their clients' business and provide benefits that may be difficult to quantify, including advice on critical engineering matters, potential mergers and acquisitions or other financial advisory and restructuring matters. Many of Metzler's and LECG's engagements also involve projects that could have a significant financial impact on their clients' businesses. The failure or inability to meet a client's expectations could have a material adverse effect on the Combined Company's reputation, thereby adversely affecting its business, operating results and financial condition.

  Metzler's and LECG's services involve risks of professional, fiduciary and other liability, particularly in the areas of engineering services, merger and acquisition consulting and other financial services. If Metzler or LECG, or their independent contractors, were found to have been negligent or to have breached their obligations or duties to their clients, the Combined Company could be exposed to significant liabilities and its reputation could be adversely affected. Similarly, the existence of a conflict of interest could cause loss of client revenues and exposure to claims of malpractice, which could have a material adverse effect on the Combined Company's business, operating results and financial condition. Engineering engagements pose special risks because the consulting services include construction project budgeting and supervision and studies of critical project areas such as structural or stress analysis. As a result, Metzler is exposed to damage claims if a construction project experiences time or budget overruns, fails to achieve a client's expectations or suffers a catastrophic failure. Metzler and LECG currently maintain professional liability insurance in an aggregate maximum of approximately $10 million each.

  A portion of Metzler's projects are billed on a fixed-bid basis as opposed to its general method of billing on a time-and-expenses basis. The failure to estimate accurately the resources and related expenses required for these fixed-bid projects or the failure to complete its contractual obligations in a manner consistent with the project plan upon which its fixed-bid contact was based could have a material adverse effect on the Combined Company's business, operating results and financial condition.

  Some of the projects for which Metzler's and LECG's services have been retained may be terminated prior to completion because clients are under no contractual obligation to continue to use consulting services. Other projects could terminate because of the settlement of litigation or the abandonment of a merger. The premature termination of existing or future engagements by a client could have a material adverse effect on the Combined Company's business, operating results and financial condition. Even when a project is successfully completed, the Combined Company may incur redeployment expenses in locating a new project for its consultants or professional staff. In addition, the Combined Company could incur substantial costs and expend significant resources correcting errors if any were found in its work, and could possibly become liable for damage caused by such errors.

  Reliance on Key Personnel. The success of Metzler and LECG is highly dependent upon the efforts, abilities, business generation capabilities and project execution skills of many of their principals, executive officers, senior managers, economists and consultants. There can be no assurance that these individuals will perform at previous levels or that they will remain with the Combined Company following the Merger. With limited exceptions, the Combined Company will not have any shareholder or employment agreement with any of these individuals. The loss of the services of any of these key persons for any reason could have a material adverse effect upon the Combined Company's business, operating results and financial condition, including its ability to secure and complete engagements. Neither company maintains key-man life insurance policies on any of its executive officers or senior managers. The engagement agreements between LECG and its principals are terminable at will and, upon termination, do not restrict the principals from competing with LECG. In the event that these individuals do not perform at previous levels or do not remain with LECG, LECG's business, operating results and financial condition would be materially and adversely affected.

  Dependence on Experts. Although LECG does not derive a significant portion of its net income from expert billings, LECG's ability to retain current business and to attract new business is highly dependent on the academic and consulting reputation of its experts and on the quality of their work performed for LECG. In the event LECG's reputation for academic excellence is tarnished or the quality of its work product is diminished, LECG's business, operating results and financial condition could be materially adversely affected. The ability of the experts to perform economic consulting services also is often limited by the policies of universities with which they are affiliated. Any change in the policies of these universities, or loss of the services of any of these experts for any reason could have a material adverse effect upon LECG's business, operating results and financial condition, including its ability to secure and complete engagements. See "Information Concerning LECG, Inc.--Business--Human Resources."

  Variability of Quarterly Operating Results. Variations in Metzler's and LECG's revenues and operating results occur from quarter to quarter as a result of a number of factors, including client engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the announcement and market acceptance of acquisitions, the length of the sales cycle, the ability of clients to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of Metzler's and LECG's expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter and could result in losses. To the extent that increases in the number of professional personnel are not followed by corresponding increases in revenues, operating results could be materially and adversely affected.

  International Operations. Metzler and LECG operate offices in a total of nine foreign countries and during 1997 were engaged in projects in approximately 30 foreign countries. Metzler and LECG expect to continue to expand their international operations and offices. Expansion into new geographic regions requires considerable management and financial resources and may negatively impact Metzler's and LECG's near-term results of operations. Metzler's and LECG's international operations are subject to numerous potential challenges and risks, including war, civil disturbances, varying and evolving political, regulatory and economic conditions in various jurisdictions, such as tariffs and other trade barriers, longer accounts receivable collection cycles, fluctuations in currency and potentially adverse tax consequences. There can be no assurance that such international factors will not have a material adverse effect on the consolidated companies' business, operating results and financial condition.

  Limited Protection of Proprietary Systems and Procedures. Metzler's and LECG's performance depends in part upon their internal information and communication systems, databases, tools, and the methods and procedures that they have developed to serve their respective clients. Metzler relies on a combination of nondisclosure and other contractual arrangements and copyright, trademark and trade secret laws to protect its proprietary systems, information and procedures. There can be no assurance that the steps taken by the Combined Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that the Combined Company will be able to detect unauthorized use and take appropriate steps to enforce its proprietary rights. Metzler and LECG believe that their systems and procedures and other proprietary rights do not infringe upon the rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Combined Company in the future or that any such claims will not require the Combined Company to enter into costly litigation or materially adverse settlements to litigation, regardless of the merits of such claims.

  Intense Competition. The market for Metzler's and LECG's consulting services is intensely competitive, highly fragmented and subject to rapid change. The market includes a large number of participants from a variety of market segments, including general management or marketing consulting firms, economic consulting firms, the consulting practices of national accounting firms, technical and economic advisory firms, regional and specialty consulting firms, small "niche" consulting companies and individual academic and local or regional firms specializing in utility services. Many information technology consulting firms also maintain significant practice groups devoted to the utility industry. Many of these companies are national and international in scope and have greater personnel, financial, technical and marketing resources than do Metzler, LECG or the Combined Company. There can be no assurance that after the merger the Combined Company will compete successfully with its existing competitors or with any new competitors.

  Volatility of Stock Price. The trading prices of Metzler Common Stock and LECG Common Stock have historically been, and after the Merger the trading price of the common stock of the Combined Company is expected to be, subject to wide fluctuations. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. There can be no assurance that such fluctuations in price of the common stock of the Combined Company will not continue in the future. See "Summary--Market Price Data."

  In addition, the price of Metzler Common Stock at the effective time of the Merger may vary from its price on the date of this Joint Proxy Statement-Prospectus and on the date of the Special Meetings. Such variation may be the result of changes in the business, operations or prospects of Metzler or LECG, market assessments of the likelihood that the Merger will be consummated, general market and economic conditions and other factors. Because the effective time of the Merger may occur at a date later than the Special Meetings, there can be no assurance that the price of Metzler Common Stock on the date of the Special Meetings will be indicative of its price at the effective time of the Merger. Shareholders of Metzler and LECG are urged to obtain current market quotations for Metzler Common Stock and LECG Common Stock prior to returning their proxies.

  Certain Anti-Takeover Effects. The Metzler Certificate, the Metzler By-Laws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. Directors of Metzler are divided into three classes and are elected to serve staggered three-year terms. The Board of Directors of Metzler is authorized to issue, without obtaining stockholder approval, up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of Metzler by means of a tender offer, merger, proxy contest or otherwise. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and, as a result, the issuance of such stock could have a material adverse effect on the market price of the Common Stock. Metzler has no current plans to issue shares of Preferred Stock. The Combined Company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the Combined Company, even though at a premium price or favored by a majority of unaffiliated shareholders. Certain of such measures may be adopted without any further vote or action by the shareholders. Metzler has no current plans to adopt any such measures.

                             THE SPECIAL MEETINGS

GENERAL

  This Joint Proxy Statement-Prospectus is being furnished to the Metzler Stockholders and the LECG Shareholders in connection with the solicitation of proxies by the respective Boards of Directors of Metzler and LECG for use at the respective Special Meetings.

DATE, TIME AND PLACE OF MEETING

  Place, Date and Time. The Metzler Special Meeting will be held at The Mid-America Club, at 200 E. Randolph Drive, Chicago, Illinois, on Wednesday, August 19, 1998 at 4:00 p.m., Chicago time.

  The LECG Special Meeting will be held at The Mid-America Club, at 200 E. Randolph Drive, Chicago, Illinois on Wednesday, August 19, 1998 at 3:30 p.m., Chicago time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

  At the Metzler Special Meeting, the Metzler Stockholders will consider and vote upon a proposal to approve the issuance of the Metzler Common Stock in connection with the Merger. At the LECG Special Meeting, the LECG Shareholders will consider and vote upon a proposal to approve the Merger Agreement and the Merger.

  On or about July 27, 1998, a notice of the Special Meeting and a copy of this Joint Proxy Statement-Prospectus were mailed to all of Metzler's stockholders of record on the Metzler Record Date and LECG shareholders of record on the LECG Record Date.

RECORD DATE; QUORUM; OUTSTANDING SHARES

  Metzler. Only holders of record of Metzler Common Stock at the close of business on the Metzler Record Date are entitled to vote at the Special Meeting. A majority of the shares of Metzler Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Metzler Special Meeting.

  At the close of business on the Metzler Record Date, there were 22,607,467 shares of Metzler Common Stock outstanding and held of record by approximately 38 stockholders (though Metzler has been informed that there are in excess of 2,300 beneficial owners).

  LECG. Only holders of record of LECG Common Stock at the close of business on the LECG Record Date are entitled to vote at the LECG Special Meeting. A majority of the shares of LECG Common Stock outstanding on the LECG Record Date will constitute a quorum for the transaction of business at the LECG Special Meeting.

  At the close of business on the LECG Record Date, there were 13,027,867 shares of LECG Common Stock outstanding and held of record by approximately 34 shareholders (though LECG has been informed that there are in excess of 1,600 beneficial owners).

VOTING RIGHTS; REQUIRED VOTE

  Metzler. Holders of Metzler Common Stock are entitled to one vote for each share held as of the Metzler Record Date. In the event that a broker, bank, custodian, nominee or other record holder of Metzler Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares of Metzler Common Stock on a particular matter (a so called "broker non-vote"), then those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining whether or not a quorum is present at the Meeting.

  The proposal to approve the issuance by Metzler of shares of Metzler Common Stock in connection with the Merger requires for approval the affirmative vote of a majority of the shares of Metzler Common Stock that are present in person or represented by proxy at the Metzler Special Meeting and are voted for or against the proposal. The inspector of elections appointed for the Metzler Special Meeting will tabulate affirmative and negative votes, abstentions and broker non-votes.

  As of the Metzler Record Date, the directors and executive officers of Metzler and their affiliates had the right to vote an aggregate of 1,581,831 shares of Metzler Common Stock, representing approximately 7.0% of the Metzler Common Stock then outstanding. As of the Metzler Record Date, to the best of Metzler's knowledge, neither Metzler nor any of the directors or executive officers of Metzler owned any LECG Common Stock.

  LECG. Holders of LECG Common Stock are entitled to one vote for each share held as of the LECG Record Date. The proposal to approve the Merger Agreement and the Merger requires for approval the affirmative vote of a majority of the shares of LECG Common Stock outstanding. Broker non-votes and abstentions will have the same effect as a vote against the proposal.

  The inspector of elections appointed for the LECG Special Meeting will tabulate affirmative and negative votes, abstentions and broker non-votes.

  As of the LECG Record Date, the directors and executive officers of LECG and their affiliates had the right to vote an aggregate of 5,063,372 shares of LECG Common Stock, representing approximately 38.9% of the LECG Common Stock then outstanding.

VOTING AND REVOCATION OF PROXIES

  Metzler. Shares of Metzler Common Stock represented by a proxy properly signed and received at or prior to the Metzler Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of Metzler Common Stock represented by the proxy will be voted FOR the issuance of Metzler Common Stock pursuant to the Merger. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing with the Secretary of Metzler prior to or at the Metzler Special Meeting either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date, or by voting in person at the Metzler Special Meeting. All written notices of revocation and other communications with respect to revocation of Metzler proxies should be addressed to: The Metzler Group, Inc., 615 N. Wabash, Chicago, Illinois 60611, Attention: Charles A. Demirjian, Secretary. Attendance at the Metzler Special Meeting, in and of itself, will not constitute a revocation of a proxy.

  The Metzler Board of Directors is not aware of any business to be acted upon at the Metzler Special Meeting other than as described herein. If, however, other matters are properly brought before the Metzler Special Meeting, including any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment, except that properly executed proxies voted against approval of the Merger, or which are voted against or which abstain with respect to an adjournment or postponement for purposes of soliciting additional proxies, will not be voted for any such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the Metzler Special Meeting.

  THE METZLER BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE MERGER AS BEING IN THE BEST INTERESTS OF METZLER AND ITS STOCKHOLDERS. THE METZLER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE METZLER STOCKHOLDERS VOTE FOR THE PROPOSAL TO ISSUE THE METZLER COMMON STOCK IN CONNECTION WITH THE MERGER. THE METZLER STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  LECG. Shares of LECG Common Stock represented by a proxy properly signed and received at or prior to the LECG Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of LECG Common Stock represented by the proxy will be voted FOR the proposal to approve the Merger Agreement and the Merger. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted either (i) by filing with the Corporate Secretary of LECG prior to or at the LECG Special Meeting an instrument revoking it or a duly executed proxy bearing a later date, or (ii) by voting in person at the LECG Special Meeting. All written notices of revocation and other communications with respect to revocation of LECG proxies should be addressed to: LECG, Inc., 2000 Powell Street, Emeryville, California 94608 Attention: Corporate Secretary. Attendance at the LECG Special Meeting, in and of itself, will not constitute a revocation of a proxy.

  The LECG Board of Directors is not aware of any business to be acted upon at the LECG Special Meeting other than as described herein. If, however, other matters are properly brought before the LECG Special Meeting, including any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment, except that properly executed proxies voted against the Merger Agreement will not be voted for any such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the LECG Special Meeting.

  THE LECG BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING IN THE BEST INTERESTS OF LECG AND ITS SHAREHOLDERS. THE LECG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LECG SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In October 1996, Metzler completed its initial public offering and soon thereafter began focusing on implementing its growth strategy of consolidating the management consulting industry, particularly for utilities and other network industries. In late 1997, Metzler began to explore the strategic advantages of expanding its consulting services to include economic and finance consulting to the utilities and energy industries, as well as to other industries. During fall 1997 and winter 1998, Metzler held discussions with several companies to explore their possible acquisition. In December 1997, LECG completed its own initial public offering.

  In May 1998, Metzler contacted LECG regarding the possibility of a merger. Upon such contact, senior management of LECG indicated that LECG might be interested in pursuing a strategic combination with Metzler. In connection with the possibility of a potential transaction, Metzler and LECG exchanged non-confidential information. The parties also entered into a confidentiality agreement dated as of May 15, 1998.

  From May 1998 through June 1998, the management and Board of Metzler held internal discussions regarding a merger with LECG. During the same period, LECG's management and Board held similar internal discussions. In particular, management of LECG discussed the impact of a merger and the merits of remaining as a stand-alone corporation.

  During this period, management of both companies continued to explore the benefits of a merger and the operation of LECG as a subsidiary of Metzler, including the desire of both companies for the current management team of LECG to continue as such following the merger. Both companies undertook financial and legal due diligence investigations and reviewed public and confidential information, including filings with the SEC, news releases, investment banking analysts' reports and operational information. Management of each company discussed appropriate price parameters for a share exchange in connection with a merger. The directors of the respective companies also discussed alternatives available to each company. At this time, there was still no agreement with LECG on price or structure.

  On June 5, 1998, Metzler contacted LECG and made an offer to acquire all the outstanding shares of LECG. Following such offer, the directors of LECG held a meeting to discuss the process of negotiating a merger with Metzler. The directors determined that, if mutually agreeable price and structure terms could be reached, an acquisition by Metzler would be in the best interests of LECG and its shareholders.

  Between June 23, 1998 and June 25, 1998, negotiations were held between the two companies regarding the exchange ratio for the outstanding shares of LECG Common Stock. On June 24, 1998, a majority of the LECG Board met informally to discuss the status of the transaction. During this time, LECG's management continued negotiations with Metzler. Management of the two companies agreed to an exchange ratio of 0.6 shares of Metzler Common Stock for each share of LECG Common Stock, subject to their respective Boards' approval. On June 26, 1998, Metzler delivered a draft merger agreement to LECG. On June 27, 1998, the LECG Board unanimously agreed to continue negotiation of terms to be set forth in the definitive merger agreement.

  From June 28 through July 1, 1998, the terms of a definitive merger agreement were negotiated in Chicago, Illinois. The principal areas of negotiation included representations and warranties to be made by LECG and Metzler, respectively, in the Merger Agreement, the conditions precedent to closing the transaction, the business covenants to be made by LECG and Metzler, respectively, in the Merger Agreement and the conditions required for consummating or terminating the Merger Agreement. The LECG Board met on June 29, 1998 to discuss the status of negotiations and the matters set forth under "Recommendation of the Boards of Directors and Reasons for the Merger," as well as to direct management and counsel regarding acceptable terms of a definitive merger agreement. On June 30, 1998, the LECG Board met again to discuss the status of negotiations and approved the terms of the Merger Agreement and instructed management to finalize and execute the Merger Agreement.

  During the above-referenced period, the Metzler Board also met informally to stay current on the status of negotiations and the transaction terms being discussed. On June 30, 1998, a formal meeting of the Metzler Board was convened to discuss the transaction in detail, the status of negotiations, the specific terms and conditions of the transaction as set forth in the then-current draft of the Merger Agreement and the matters set forth under "Recommendations of the Boards of Directors and Reasons for the Merger." Following full discussion, the Metzler Board approved the Merger and terms of the Merger Agreement and instructed Metzler's management to finalize and execute the Merger Agreement.

  At 3:00 p.m., Chicago time, July 1, 1998, the Merger Agreement was executed by Metzler, Acquisition and LECG. The execution of the Merger Agreement was announced promptly thereafter by the issuance of a joint press release by Metzler and LECG.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

  Joint Considerations. The Metzler Board and the LECG Board have approved the Merger Agreement with the expectation that the proposed Merger will contribute to the success of both companies by providing them with the ability to use each other's services to augment their existing respective service offerings and to develop enhanced new services, the opportunity to market their services more effectively and the opportunity for LECG to develop greater presence as a provider of economic analysis and related consulting services to energy based and other network industries and the opportunity for Metzler's existing businesses to market their services to LECG's clients.

  Metzler Considerations. At its June 30, 1998 meeting, the Metzler Board determined that the consideration to be paid in the Merger was fair to Metzler from a financial point of view and in the best interests of its stockholders. In reaching this conclusion, the Metzler Board considered, with the assistance of management and its financial advisors, numerous factors, including the following:

    a. Its conclusion that the Merger would allow Metzler to continue to build a spectrum of complementary consulting services, and provide follow-on engagements for many of its clients, by expanding its base of comprehensive services, including sophisticated economic and financial analysis, expert testimony and litigation support;

    b. Its conclusion that the relationships of LECG's renowned experts, often established during these experts' roles at the Department of Justice, Federal Trade Commission, Federal Communication Commission and leading universities, would be further leveraged by Metzler, in order to provide significant opportunities for Metzler to access new clients;

    c. Its conclusion that the Merger would allow Metzler to leverage LECG's existing client relationships by cross-selling Metzler's information technology, business strategy development consulting, process/operations management, and marketing and sales services;

    d. Its conclusion that LECG would provide Metzler with an expanded domestic and international presence through additional offices and clients in College Station, TX; Emeryville, CA; Salt Lake City, UT; Toronto, Canada; Wellington, New Zealand; London, England; Brussels, Belgium; and Toulouse, France;

    e. Its conclusion that LECG's highly credentialed and experienced professionals, many of whom have Ph.D.s or advanced degrees in economics or finance, can provide additional analytical support and increased utilization opportunities for Metzler's consultants;

    f. Its conclusion that Metzler's reputation will be enhanced through increased publicity resulting from the continued publication of authoritative studies and articles in trade and academic journals by LECG's experts;

    g. Its conclusion that Metzler will be able to apply LECG's proprietary library of economic data, studies and advanced financial models to existing and new clients;

    h. Its conclusion that the Merger strengthens Metzler's growth strategy and established position as a leading consolidator of the highly fragmented consulting services market;

    i. Its conclusion that the Merger will provide for greater name recognition through the formation of a larger and more established organization in the highly fragmented consulting services industry;

    j. Its conclusion that the Combined Company would have the resources to execute projects that would otherwise be too large for either Metzler or LECG to complete independently;

    k. Its conclusion that the Combined Company would have significantly greater financial resources and improved liquidity for its stockholders;

    l. Its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of Metzler and LECG;

    m. Interviews conducted with key executives of LECG regarding LECG's revenues, operating margins, services, business strategy and the prospects and markets for LECG's services;
    n. The current industry, economic and market conditions;

    o. Evaluation criteria analyses, including: (i) pro forma financial results; (ii) relative contribution; (iii) comparable publicly traded companies; (iv) comparable mergers and acquisitions; and (v) comparative stock price performance;

    p. The presentations by Metzler's management with respect to the acquisition of LECG, including the expectation that the combination would be accretive to Metzler's earnings in 1998 and 1999;

    q. The historical trading prices and trading activity of Metzler Common Stock and LECG Common Stock;

    r. The terms of the Merger Agreement and the Registration Agreement; and

    s. The expected accounting treatment of the transaction as a pooling of interests and the intended tax-free nature of the transaction.

  The foregoing discussion of the information and factors considered by the Metzler Board is not intended to be exhaustive but is believed to include all material factors considered by the Metzler Board. In view of the wide variety of information and factors, both positive and negative, considered, and the necessarily subjective and complex nature of many of these factors, the Metzler Board did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  THE METZLER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE METZLER STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF THE METZLER COMMON STOCK IN CONNECTION WITH THE MERGER.

  LECG Considerations. At its June 30, 1998 meeting, the LECG Board determined that the consideration to be paid in the Merger was fair to LECG from a financial point of view and in the best interests of its shareholders. The LECG Board believes that the Merger represents a unique opportunity to combine the talents of a leading provider of consulting services to the utility industry and other network industries with a leading provider of economic and financial consulting services to corporations, utilities, and national governments and governmental agencies. The Merger will unite LECG's depth and experience in the application of sophisticated economic and financial analysis to complex business and policy problems with Metzler's depth and experience in providing a broader array of consulting services related to management consulting, information technology, economic regulation, and engineering and technology. The LECG Board believes that this combination of consulting skills and capabilities will allow the Combined Company to cross sell consulting services and better compete for new consulting assignments. By combining LECG and Metzler through the Merger, rather than pursuing internal growth or smaller acquisitions, LECG can significantly accelerate the timetable for growth and diversification that the management of LECG was formerly pursuing on its own.

  In reaching its conclusion that the consideration to be paid in the Merger was fair to LECG from a financial point of view and in the best interests of its shareholders, and its decision to approve the Merger Agreement and the Merger, the LECG Board considered, with the assistance of management and its legal and financial advisors, numerous factors, including the following:

    a. That the Merger offers LECG shareholders an opportunity to receive shares in a significantly larger company with strong historical performance, capital resources significantly greater than LECG's, and a demonstrated ability to implement successfully an effective growth strategy, while affording LECG shareholders the opportunity to continue to participate in long-term growth and equity appreciation through an ownership interest in Metzler;

    b. The capital structure, client profile, consulting services capabilities and strategy of Metzler, as well as other information on Metzler's management and business operations, and the prospect of LECG and Metzler achieving positive synergies from the combination;

    c. The complementary nature of LECG's and Metzler's customer bases and the potential for cross-selling and greater lead generation;

    d. The potential for the Combined Company to offer clients complete solutions with full implementation capabilities;

    e. The greater resources which would be available to the Combined Company for development of new service offerings and products;

    f. The larger geographic scope of the Combined company;

    g. The operational opportunities and challenges of operating as an independent subsidiary of Metzler and the management challenges associated with a successful combination of the cultures and management approaches of the two companies, as well as the several companies that have been acquired by Metzler;

    h. Publicly available information concerning Metzler's financial performance, condition, prospects and operations, together with interviews of key Metzler executives and consultants concerning the business and strategic vision for the combined company;

    i. Financial information indicating that the Exchange Ratio represented $20.66 in the form of Metzler Common Stock for each share of LECG Common Stock based on the last reported sale price of Metzler Common Stock on June 29, 1998, the last trading day prior to the meeting of the Board of Directors of LECG at which the Merger and the Merger Agreement were approved;

    j. That the Exchange Ratio represented a significant premium over the historical market price of LECG Common Stock, which had ranged from $7 7/8 per share to $17 5/16 per share from December 18, 1997, the first trading day following LECG's initial public offering, through June 29, 1998, on which date the closing sale price was $15 1/8;

    k. Recognition that the Combined Company would enjoy greater financial resources and greater shareholder liquidity;

    l. Financial information indicating that, based on comparable public company analysis and comparative mergers and acquisitions transaction analysis performed by LECG, the Merger represents an attractive return to LECG shareholders;

    m. That the Merger provides LECG shareholders with Metzler Common Stock in a tax-free exchange;

    n. The terms and conditions of the Merger Agreement; and

    o. Current industry, economic and market conditions.

  The LECG Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    a. The possibility that certain of the operating synergies sought to be achieved as a result of the Merger might not be achieved;

    b. The higher price-to-earnings ratio of Metzler Common Stock and the possibility of a decrease in the market price of the Metzler Common Stock after the Merger;

    c. That, even though LECG would operate as an independent, wholly-owned subsidiary, the Merger would still result in an ultimate loss of control, in comparison to the level of autonomy that LECG would possess were it to remain a separate company;

    d. The possibility of management disruption associated with the Merger;

    e. The possibility that the Merger might adversely affect LECG's relationship with certain of its clients;

    f. The possibility of a decline in the value of the Metzler Common Stock;
  and

    g. The risk that other potential benefits of the Merger might not be realized.

  The foregoing discussion of the information and factors considered by the LECG Board is not intended to be exhaustive but is believed to include all material factors considered by the LECG Board. In view of the wide variety of information and factors, both positive and negative, considered, and the necessarily subjective and complex nature of many of these factors, the LECG Board did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  THE LECG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LECG SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

RELATED AGREEMENTS

  Voting Agreements. Messrs. David Teece, Thomas Jorde, Robert Harris, Richard Gilbert and Gordon Rausser (collectively the "LECG Insiders") and certain trusts for the benefit of members of their families have each executed or have been requested to execute a voting agreement with Metzler (the "Voting Agreement"). As of the LECG Record Date, the LECG Insiders and such trusts were the beneficial owners of a total of 6,955,821 shares of LECG Common Stock, representing 53.4% of the shares of LECG Common Stock outstanding on such Date. The Voting Agreement, among other things, and subject to certain terms and conditions, requires the signatories (i) to grant Metzler an irrevocable Proxy for the purpose of allowing Metzler to vote their shares of LECG Common Stock in a manner most favorable to consummation of the Merger and the related transactions and (ii) if for any reason Metzler cannot exercise such Proxy, to vote their shares of LECG Common Stock in a manner most favorable to the consummation of the Merger and related transactions. For any violation of a Voting Agreement, Metzler has the right to seek equitable relief in any court of competent jurisdiction to require that the LECG Insider comply with the terms of the Voting Agreement.


  Registration Agreement. Certain affiliates of LECG and other LECG-related persons have entered into a registration rights agreement with Metzler (the "Registration Agreement"), pursuant to which Metzler has agreed to grant them the right to participate in the next underwritten public offering of Metzler Common Stock.

  Affiliate Letters. To help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, each of the LECG Insiders has entered (or will enter) into a letter agreement with Metzler (the "Affiliate Letter"), pursuant to which such LECG Insider agrees not to dispose of, or take any action that would reduce such person's risk of ownership or investment in, any securities of LECG or Metzler (i) during the 30-day period immediately preceding the Effective Time or (ii) until such time after the Effective Time as Metzler has publicly released a report including the combined financial results of Metzler and LECG for a period of at least 30 days of post-Merger operations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of July 1, 1998, the executive officers and directors of LECG and their affiliates may be deemed to be the beneficial owners of an aggregate of 5,063,372 shares of LECG Common Stock. Based upon the closing sale price of Metzler Common Stock on July 1, 1998 of $35.00, the aggregate dollar value of the Metzler Common Stock to be received in the Merger by the executive officers and directors of LECG is approximately $106,331,000. Certain LECG directors and officers and trusts for the benefit of members of their families, who hold in the aggregate more than 50% of the shares of LECG outstanding as of the LECG Record Date, have entered into the Registration Rights Agreement with Metzler, pursuant to which Metzler has agreed to grant them the right to participate in the next underwritten public offering of Metzler Common Stock. Pursuant to the Merger Agreement, Metzler has agreed that LECG will maintain its existing indemnification of each person who was an officer, director or employee of LECG against certain liabilities. As a result of the foregoing transactions and agreements, the directors and executive officers of LECG may have personal interests in the Merger which are not identical to the interests of other LECG shareholders. See "The Merger Agreement-- Indemnification of Directors and Officers Maintained."

MANAGEMENT FOLLOWING THE MERGER

  After the Merger, the Metzler Board will consist initially of the persons currently serving on the Metzler Board and there will be no change in the executive officers of Metzler. For additional information concerning the management of Metzler. See "Information Concerning The Metzler Group, Inc.-- Management of Metzler."

APPRAISAL RIGHTS

  Metzler. Holders of Metzler Common Stock are not entitled to dissenters' appraisal or other similar rights under the DGCL in connection with the Merger.

  LECG. RIGHTS OF SHAREHOLDERS OF LECG TO DISSENT FROM THE MERGER AND TO DEMAND PAYMENT FOR THEIR SHARES ARE GOVERNED BY CHAPTER 13 OF THE CGCL, THE FULL TEXT OF WHICH IS ATTACHED HERETO AS ANNEX B. THE SUMMARY OF THESE RIGHTS SET FORTH BELOW IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B.

  If holders of 5% or more of the outstanding shares of LECG Common Stock entitled to vote at the LECG Special Meeting vote against the proposal to approve the Merger and the Merger Agreement and file timely demands for cash payment as described below, all holders of LECG Common Stock who so vote and file such timely demands and comply with certain other procedures will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the CGCL. If holders of fewer than 5% of the outstanding shares of LECG Common Stock entitled to vote at the LECG Special Meeting vote against the proposal to approve the Merger and the Merger Agreement, or make timely demands for cash payment of their shares, no LECG Shareholders will be entitled to dissenters' rights except holders of any shares with respect to which there exists any restriction on transfer imposed by LECG or by applicable law or regulation. Any dissenting LECG shareholders eligible to exercise dissenters' rights under the foregoing requirements will have the right to be paid the "fair market value" of their shares of LECG Common Stock by fully complying with the procedures specified in Chapter 13 of the CGCL. Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the Merger.

  DISSENTERS' RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

  In order to perfect their dissenters' rights, shareholders of record must
(i) make written demand for the purchase of their dissenting shares upon LECG on or before the date of the LECG Special Meeting; (ii) vote their shares against adoption and approval of the Merger Agreement; and (iii) within 30 days after the mailing to shareholders by LECG of the notice of approval of the Merger, submit the certificate(s) representing their dissenting shares to LECG or its transfer agent for notation thereon that they represent dissenting shares. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

  Dissenting shareholders must submit to LECG at its principal office, 2000 Powell Street, Emeryville, California 94608, Attention: Secretary, a written demand that LECG purchase for cash their dissenting shares

(as defined in the CGCL). The notice must state the number of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. SUCH DEMAND WILL NOT BE EFFECTIVE UNLESS IT IS RECEIVED NOT LATER THAN THE DATE OF THE LECG SPECIAL MEETING.

  Dissenting shareholders may not withdraw their demand for payment without the consent of the LECG Board. The rights of dissenting shareholders to demand payment terminate if (i) the Merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights); (ii) the shares are transferred prior to submission for endorsement as dissenting shares; (iii) the dissenting shareholder withdraws, with the consent of LECG, his or her demand for purchase of the dissenting shares; or (iv) the dissenting shareholder and LECG do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date on which the notice of approval was mailed.

  No shareholder who has a right to demand payment for cash for such shareholder's shares and who in fact makes such a demand will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether the number of shares required to approve the Merger have been legally voted in favor thereof. Any shareholder who does not demand payment of cash for such shareholder's shares and who institutes an action to attack the validity of the Merger or to have the Merger set aside or rescinded would not thereafter have any right to demand payment of cash pursuant to the exercise of dissenters' rights.

  Dissenting shareholders must vote their dissenting shares against the Merger Agreement. Record shareholders may vote part of the shares which they are entitled to vote in favor of the Merger Agreement or abstain from voting a part of such shares without jeopardizing their dissenters' rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger Agreement and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares which they are entitled to vote. Voting against the Merger Agreement will not, of itself, absent compliance with the provisions summarized herein, satisfy the requirements of the CGCL for exercise and perfection of dissenters' rights. However, any LECG shareholder desiring to exercise dissenters' rights must vote against the Merger Agreement.

  If LECG shareholders have a right to require LECG to purchase their shares for cash under the dissenters' rights provisions of the CGCL, LECG will mail to each such shareholder a notice of approval of the Merger within 10 days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

  Within 30 days after the mailing of the notice of approval of the Merger, dissenting shareholders must submit to LECG at the address set forth above, certificates representing the dissenting shares with respect to which a purchase demand has been made, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the Merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

  If a dissenting shareholder and LECG agree that shares are dissenting shares and agree upon the price of the shares, LECG, upon surrender of the certificates, will make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after such agreement. Any agreement between dissenting shareholders and LECG fixing the "fair market value" of any dissenting shares must be filed with the Secretary of LECG.

  If LECG denies that the shares are dissenting shares, or LECG and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the Merger was mailed to the shareholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for the County of Santa Clara, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action will be assessed apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered by LECG, LECG will be required to pay such costs including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by LECG. A dissenting shareholder must bring such an action within six months after the date on which the notice of approval of the Merger Agreement was mailed to the shareholder, whether or not LECG responds within such time to the shareholder's written demand that LECG purchase for cash shares voted against the Merger Agreement.

  The respective obligations of LECG and Metzler to effect the Merger are subject to the condition that each of them shall have received a letter from its respective independent accountants, dated the date of this Joint Proxy Statement-Prospectus and confirmed as of the closing date of the Merger, stating that such accountant knows of nothing that would prohibit the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles. If holders of approximately 10% of the outstanding LECG Common Stock were to exercise dissenters' rights, pooling of interests accounting treatment might not be available, in which event either party would have the right not to effect the Merger. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

REGULATORY APPROVAL

  Under the Merger Agreement, conditions to both Metzler's and LECG's obligations to consummate the Merger include the absence of any injunction or other legal, contractual or regulatory restraint which would restrict the parties from consummating the Merger.

  In addition, in connection with the consummation of the Merger, the applicable securities laws must be complied with.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of LECG Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular LECG shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons, shareholders who acquired their shares in connection with previous mergers involving LECG or an affiliate, or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of LECG Common Stock were or are acquired or shares of Metzler Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, LECG SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with each of Metzler, Acquisition and LECG intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following federal income tax consequences will result (subject to the limitations and qualifications referred to herein):

    (a) No gain or loss will be recognized by holders of Common Stock of LECG who hold such stock as a capital asset solely upon their receipt of Metzler Common Stock in exchange therefor in the Merger (except to the extent of cash received in lieu of a fractional share thereof);

    (b) The aggregate tax basis of the Metzler Common Stock received in the Merger by a LECG shareholder will be the same as the aggregate tax basis of the LECG Common Stock surrendered in exchange therefor;

    (c) The holding period of the Metzler Common Stock received in the Merger by a LECG shareholder will include the period during which the shareholder held the LECG Common Stock surrendered in exchange therefor, provided that the LECG Common Stock is held as a capital asset at the time of the Merger;

    (d) Cash payments received by holders of LECG Common Stock in lieu of a fractional share will be treated as if such fractional share of Metzler Common Stock had been issued in the Merger and then redeemed by Metzler. A LECG shareholder receiving such cash generally will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the shareholder's basis in such fractional share; and

    (e) Neither Metzler, Acquisition nor LECG will recognize material amounts of gain or loss solely as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The obligations of LECG under the Agreement to effect the Merger are conditioned on the receipt of an opinion from Wilson, Sonsini Goodrich & Rosati P.C. that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. This opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations by Metzler, Acquisition and LECG, including representations in certain certificates to be delivered to counsel by the respective managements of Metzler, Acquisition and LECG.

  A successful IRS challenge to the "reorganization" status of the Merger would result in a LECG shareholder's recognizing gain or loss with respect to each share of LECG Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Metzler Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Metzler Common Stock so received would equal its fair market value and such shareholder's holding period of the Metzler Common Stock so received would begin the day after the Merger. Each LECG shareholder will be required to retain records and file with such holder's United States Federal income tax return a statement setting forth certain facts relating to the Merger.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Metzler and LECG shall have received letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, their respective independent accountants, stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of Metzler and LECG will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of Metzler and LECG for the entire fiscal year in which the combination occurs and the reported income or loss of the separate companies for prior periods will be combined and restated as income of the combined company. See "The Merger Agreement--Conditions" and "Selected Historical and Unaudited Pro Forma Combined Financial Data."

  The letters from Metzler's and LECG's independent accountants will be based upon certain material representations provided by Metzler and LECG. In addition, to help ensure that the parties meet the prerequisites for pooling of interests accounting treatment, certain LECG shareholders who may be deemed to be affiliates of LECG have executed or will execute Affiliate letters. See "The Merger--Related Agreements."

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

FEDERAL SECURITIES LAW COMPLIANCE

  All shares of Metzler Common Stock received by LECG shareholders in the Merger will be freely transferable, except that shares of Metzler Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of LECG prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Metzler) or as otherwise permitted under the Securities Act. Affiliates of LECG or Metzler include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires LECG to use its best efforts to cause each of its affiliates to execute the Affiliate Letter to the effect that such person will not offer to sell or otherwise dispose of any of the shares of Metzler Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

NASDAQ NATIONAL MARKET QUOTATIONS

  It is a condition to the Merger that the shares of Metzler Common Stock to be issued pursuant to the Merger Agreement in connection with the Merger be approved for listing on Nasdaq. An application will be filed for listing the additional shares of Metzler Common Stock on Nasdaq.

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

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement-Prospectus and incorporated herein by this reference. Such summary is qualified in its entirety by reference to the Merger Agreement, which is the sole and exclusive source of the parties' rights and obligations thereunder. Shareholders of LECG and stockholders of Metzler are urged to read the Merger Agreement in its entirety for a more complete description of the Merger and related matters.

THE MERGER

  The Merger Agreement provides that, following the approval of the Merger and the Merger Agreement by the shareholders of LECG and approval of the issuance of the Metzler Common Stock in connection with the Merger by the stockholders of Metzler, and the satisfaction or waiver of the other conditions to the Merger, Acquisition will be merged into LECG, with LECG continuing as the surviving corporation (the "Surviving Corporation"), which will be a wholly-owned subsidiary of Metzler. The Merger will become effective upon the filing by the Surviving Corporation of the appropriate duly executed Merger documents with the Secretaries of State of the States of California and Delaware or at such time thereafter as is provided in the Certificate of Merger to be filed in Delaware (the "Effective Time").

CONVERSION OF SECURITIES

  Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of LECG Common Stock (other than shares owned by Metzler, Acquisition or any other wholly-owned subsidiary of Metzler, all of which will be canceled) will be converted into the right to receive 0.6 shares of Metzler Common Stock. Based upon the outstanding shares of LECG and Metzler as of June 30, 1998, the shareholders of LECG immediately prior to the consummation of the Merger will own approximately 25.7% of the outstanding shares of Metzler Common Stock immediately following consummation of the Merger. If any holder of shares of LECG Common Stock would be entitled to receive a number of shares of Metzler Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Metzler Common Stock multiplied by the last reported sale price of Metzler Common Stock, as reported on Nasdaq, on the trading day immediately preceding the date of the Effective Time. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

  Promptly after the Effective Time, American Stock Transfer & Trust Company, Metzler's exchange agent for the Merger (the "Exchange Agent"), will mail transmittal forms and exchange instructions to each holder of LECG Common Stock to be used to surrender and exchange certificates representing shares of LECG Common Stock for certificates representing the shares of Metzler Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing LECG Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Metzler Common Stock to which such holder is entitled and any cash, which may be payable in lieu of a fractional share of Metzler Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. LECG STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate representing LECG Common Stock, until so surrendered and exchanged, will be deemed for all purposes to evidence only the right to receive the number of whole shares of Metzler Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of Metzler Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Metzler until the certificate has been exchanged. Subject to applicable laws, any cash payment in lieu of a fractional share of Metzler Common Stock will be paid without interest.

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

STOCK PLANS AND OPTIONS

  At the Effective Time, each LECG Option outstanding under the LECG Option Plan shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such LECG Option, the number of shares of Metzler Common Stock (rounded down to the nearest whole number) as the holder of such LECG Option would have been entitled to receive pursuant to the Merger had such holder exercised such LECG Option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of LECG Common Stock otherwise purchasable pursuant to such LECG Option divided by (ii) the number of full shares of Metzler Common Stock deemed purchasable pursuant to such LECG Option as determined above as of the Effective Time. In the case of any LECG Stock Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. As of June 30, 1998, LECG Options to acquire an aggregate of 608,300 shares of LECG Common Stock were outstanding under the LECG Option Plan. Metzler has agreed to make available for issuance a sufficient number of shares of Metzler Common Stock for delivery upon the exercise of each LECG Option assumed as described above.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties by the parties relating to, among other things, (i) the due organization, valid existence and good standing of Metzler, LECG and each of their respective subsidiaries and certain similar corporate matters; (ii) the capital structure of each of Metzler and LECG; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (iv) the absence of conflicts under charters or by-laws, required consents or approvals and violations of any material agreements, instruments or law; (v) documents and financial statements filed by each of Metzler and LECG with the SEC and the accuracy of information contained therein; (vi) the absence of certain material adverse changes or events since the date of the most recent SEC Filings; (vii) taxes, tax returns and audits; (viii) intellectual property;
(ix) agreements, contracts and commitments; (x) litigation; (xi) employees and employee benefit plans; (xii) compliance with laws; (xiii) matters affecting the availability of pooling of interests accounting; (xiv) clients and client relations and client project matters; (xv) interested party transactions;
(xvi) the accuracy of information supplied by each of Metzler and LECG in connection with this Joint Proxy Statement-Prospectus; and (xvii) the absence of pending discussions with other parties.

CERTAIN COVENANTS AND AGREEMENTS

  Pursuant to the Merger Agreement, LECG has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Metzler or as contemplated by the Merger Agreement, LECG will: (i) carry on its business in the ordinary course in substantially the same manner as previously conducted; (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (iii) preserve intact its present business organization; (iv) keep available the services of its present officers and key employees; (v) preserve its business relationships; (vi) not accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (vii) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property rights, other than in the ordinary course of business consistent with past practices; (viii) not declare or pay any dividends on or make other distributions, in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (ix) not issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions relating to employee equity plans; (x) not engage in acquisitions; (xi) not sell, lease, license or otherwise dispose of material properties or assets, except in the ordinary course of business; (xii) not increase the compensation payable to its officers or employees (except for increases consistent with past practices), grant additional severance or termination pay or enter into employment agreements with employees, enter into any collective bargaining agreement, or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees, subject to certain exceptions; (xiii) not revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (xiv) not incur indebtedness for borrowed money (or guarantees thereof) other than indebtedness incurred under existing lines of credit; (xv) not amend its charter documents or bylaws; (xvi) not incur, with certain exceptions, material capital expenditures; (xvii) not take any action with respect to accounting policies or procedures other than actions in the ordinary course of business and consistent with past practices; (xviii) not waive or release any material right or claim; (xix) subject to certain exceptions, not make any tax election or settle or compromise any material Federal, state, local or foreign tax liability; and (xx) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue.

  Additionally, each party agrees to promptly notify the other party of any event or occurrence not in the ordinary course of business where such event or occurrence would result in a breach of any covenant of LECG or Metzler or cause any representation or warranty of LECG or Metzler to be untrue; and confer on a regular basis with each other on operational matters of materiality.

NO SOLICITATION

  The Merger Agreement provides that LECG will not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate,
(i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving LECG or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer; provided, however, that nothing contained in the Merger Agreement shall prevent LECG or the LECG Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity (including a new and unsolicited Competing Offer received by LECG after the execution of the Merger Agreement from a person or entity whose initial contact with LECG may have been solicited by LECG prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Competing Offer to the shareholders of LECG, if and only to the extent that (1) the LECG Board determines in good faith (after consultation with and based upon the written advice of its financial advisor, if any) that such Competing Offer would, if consummated, result in a transaction more favorable to LECG's shareholders than the transaction contemplated by the Merger Agreement (any such more favorable Competing Offer being referred to as a "Preferred Proposal") and that the person or entity making such Preferred Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the LECG Board determines in good faith (after consultation with and based upon the written advice of outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the LECG Board to the LECG shareholders under applicable law, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the LECG Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the reciprocal non-disclosure agreement between Metzler and LECG; or (B) complying with Rule 14c-2 promulgated under the Exchange Act with regard to a Competing Offer. LECG is required to notify Metzler (orally and in writing) within 24 hours after receipt of a Competing Offer or request for non-public information or access to its properties, books or records in connection with a Competing Offer and LECG may take no action with respect to the Competing Offer until 48 hours after such notice is received by Metzler.

INDEMNIFICATION OF DIRECTORS AND OFFICERS MAINTAINED

  The Merger Agreement provides that after the Effective Time the Surviving Corporation shall, to the fullest extent permitted under applicable law, continue to indemnify and hold harmless each present and former director

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

or officer of LECG and each subsidiary of LECG (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, lawsuit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent or other person to whom such indemnification rights apply, in each case occurring before the Effective Time (including the transactions contemplated by the Merger Agreement). In addition, for three years after the Effective Time, Metzler will cause to be maintained officers' and directors' liability insurance covering the current and former officers and directors of LECG and its subsidiaries on terms not less advantageous than those in effect on July 1, 1998. The Merger Agreement provides that if the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the above-described indemnification obligations.

CONDITIONS

  The consummation of the Merger is subject to the following conditions, among others: (i) the Merger Agreement shall have been approved by the shareholders of LECG and the issuance of the Metzler Common Stock shall have been approved by the stockholders of Metzler; (ii) all material governmental authorizations, consents, orders or approvals shall have been obtained; (iii) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order; (iv) no temporary restraining order, preliminary or permanent injunction or other order or other legal or regulatory restraint prohibition shall be in effect that prevents, the consummation of the Merger or which limits the business of Metzler or the Surviving Corporation after the consummation of the Merger, except for any such order, injunction, restraint or prohibition which would not be reasonably likely to have a material adverse effect on Metzler or the Surviving Corporation; (v) no action shall be taken, or any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (vi) Metzler and LECG shall have received letters from their respective independent accountants stating that they know of nothing that would prohibit the business combination to be effected by the Merger from qualifying as a pooling of interests transaction under generally accepted accounting principles; (vii) the Metzler Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq; (viii) LECG shall have received an opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to LECG, both to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; (ix) Metzler and LECG shall have received accountant's "comfort" letters from their respective public accountants in connection with the Registration Statement; (x) the holders of the issued and outstanding shares of LECG Common Stock shall not have effectively exercised dissenters' rights pursuant to the CGCL in an amount that would cause the Merger not to be eligible for accounting as a pooling-of-interests transaction; (xi) the representations and warranties of the other party set forth in the Merger Agreement shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date; and (xii) the other party shall have performed in all material respects all obligations of such party to be performed under the Merger Agreement.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Metzler or the shareholders of LECG of the matters presented in connection with the Merger:

    A. by the mutual written consent of Metzler and LECG;

    B. by either Metzler or LECG, if the Merger shall not have been consummated by October 31, 1998 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further that the Merger Agreement may be extended up to 45 days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required governmental approvals or third-party consents, and such approval(s) or consent(s) can reasonably be expected to be obtained within such 45-day period);

    C. by either Metzler or LECG, if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.6. (Legal conditions to Merger) of the Merger Agreement;

    D. by either Metzler or LECG, if, at the LECG Special Meeting or Metzler Special Meeting (including any adjournment or postponement), the requisite vote of the shareholders of LECG or stockholders of Metzler in favor of the Merger Agreement and the Merger shall not have been obtained;

    E. by Metzler, if (i) the LECG Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Metzler or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined in the Merger Agreement) involving LECG shall have taken place or the LECG Board shall have recommended such an Alternative Transaction to the shareholders of LECG, or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or
  (iii) a tender offer or exchange offer for 40% or more of the outstanding shares of LECG Common Stock is commenced or a registration statement with respect thereto shall have been filed (other than by Metzler or an affiliate of Metzler) and the LECG Board shall have recommended or publicly announced its intention to recommend that the shareholders of LECG tender their shares in such tender or exchange offer or resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

    F. by Metzler or LECG, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Metzler or 7.3(a) or (b) (in the case of termination by LECG) of the Merger Agreement (relating to the accuracy of representations and warranties of the other party and performance by other party of certain obligations) not to be satisfied and
  (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party;

    G. by LECG, if the LECG Board shall have determined to recommend a Competing Offer to its shareholders after determining that such Competing Offer constitutes a Preferred Proposal; provided, that the LECG Board shall provide Metzler with 48 hours prior written notice before recommending such Competing Offer to its shareholders;

    H. by Metzler if LECG's revenues, margins and earnings per share, as reported for the three months ended June 30, 1998, shall be less than the estimates for such period previously provided to Metzler by LECG, or by LECG if Metzler's revenues, margins and earnings per share, as reported for the three months ended June 30, 1998, shall be less than the estimates for such period previously provided to LECG by Metzler; or

    I. by, LECG, (i) if the Board of Directors of Metzler shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to LECG or shall have resolved or publicly announced or disclosed to any third party its intention to do so or (ii) if the Board of Directors of LECG shall have determined to recommend a Competing Offer (as defined in the Merger Agreement) to its shareholders after determining that such Competing Offer constitutes a Preferred Proposal (as defined in the Merger Agreement), provided, however, that the Board of Directors of LECG shall provide Metzler with 48 hours prior written notice before recommending such Competing Offers to its shareholders.

  In the event of any termination of the Merger Agreement by either Metzler or LECG as provided above, there will be no liability or obligation on the part of Metzler, LECG, Acquisition or their respective officers, directors, stockholders, shareholders or affiliates provided that the provisions described below relating to the payment of fees and expenses shall survive any such termination.

  Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in connection with the printing and filing of this Joint Proxy Statement-Prospectus shall be shared equally by Metzler and LECG.

  If the Merger Agreement is terminated (i) by Metzler as a consequence of the actions described in paragraph E above; (ii) by LECG as a consequence of the actions described in paragraph D above if LECG does not receive the requisite vote from its shareholders to approve of the Merger Agreement and the Merger;
(iii) by LECG as a consequence of the actions described in paragraph I above;
(iv) by Metzler as a consequence of the actions described in paragraph F above relating to LECG's breach of any representations, warranties or covenants; or
(v) by Metzler as a consequence of the actions described in paragraph I relating to LECG not achieving certain financial results, then LECG shall be required to reimburse Metzler for all fees and expenses incurred by Metzler relating to the Merger Agreement and the transactions contemplated thereby.

  If the Merger Agreement is terminated by (i) LECG as a consequence of the actions described in paragraph I above; (ii) by Metzler as a consequence of the actions described in paragraph D above if Metzler does not receive the requisite vote from its stockholders to approve the Merger Agreement and the Merger; (iii) by LECG as a consequence of the actions described in paragraph F above relating to Metzler's breach of any representations, warranties or covenants; (iv) by LECG as a consequence of the actions described in paragraph I relating to Metzler not achieving certain financial projections; or (v) by LECG as a consequence of the actions described in paragraph I relating to Metzler not achieving certain financial results, then Metzler shall be required to reimburse LECG for all fees and expenses incurred by LECG relating to the Merger Agreement and the transactions contemplated thereby.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Metzler and LECG, but after approval by the shareholders of LECG or the stockholders of Metzler of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such shareholders or stockholders, without such further approval. Metzler and LECG, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                     COMPARISON OF SECURITY HOLDER RIGHTS

  The following is a summary for holders of LECG Common Stock outlining certain of the material differences between their current rights as holders of LECG Common Stock and the rights they would have following the Merger as holders of Metzler Common Stock. Metzler is organized under the laws of the State of Delaware and LECG is organized under the laws of the State of California. Differences between the rights of holders of Metzler Common Stock and LECG Common Stock arise from differences between various provisions of the charter and bylaws of Metzler and LECG, as well as from the differences between the DGCL and the CGCL.

SIZE OF BOARD OF DIRECTORS

  The DGCL permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation, which requires stockholder approval. The Metzler Certificate provides that the number of directors of Metzler will not be less than 5 nor more than 9, with the number of directors initially fixed at 5. Changes in the authorized number of directors, within the stated limits, may be made by resolution of the board of directors.

  Under the CGCL, the board of directors of a California corporation may fix the number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The LECG Bylaws establish a range for the number of authorized directors of from 4 to 7, and currently fix the authorized number of directors at 7, with changes in the authorized number of directors (within the current range) permitted by either the board of directors or the shareholders, through amendment of the LECG Bylaws. A change in the range of authorized directors, or a change setting a fixed number of directors without provision for a range, may be effected only by the shareholders.

CLASSIFIED BOARD OF DIRECTORS

  A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. The DGCL permits a classified board of directors, with staggered terms under which the directors are elected for terms of two or three years. Metzler's Bylaws provide for 3 classes of directors elected for staggered 3-year terms.

  Although the CGCL permits a classified board of directors, the LECG Articles of Incorporation ("LECG Articles") and Bylaws do not provide for classes of directors.

REMOVAL OF DIRECTORS

  Under the DGCL, any director or the entire board of directors of a Delaware corporation with a classified board of directors may only be removed with cause unless the certificate of incorporation provides otherwise. The Metzler Certificate provides that directors may be removed with or without cause by a vote of a majority of the outstanding shares entitled to vote at an election of directors.

  Under the CGCL, any director or the entire board of directors of an unclassified board may be removed, without cause with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. See "Cumulative Voting" below.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Under the DGCL, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of outstanding stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director, may fill such vacancy. The Metzler Certificate provides that all vacancies and newly created directorships may be filled by the board of directors.

  Under the CGCL, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors. If the number of directors then in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of such directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. LECG's Bylaws do not authorize its board to fill such a vacancy.

LIMITATIONS OF LIABILITY OF DIRECTORS; INDEMNIFICATION

  Limitations on Director Liability. Both Delaware and California permit a corporation to limit or eliminate the personal liability of a director to the corporation or its shareholders or stockholders, as applicable, for monetary damages for breach of certain duties as a director, but only if limiting language is included in the charter.

  The Metzler Certificate eliminates the monetary liability of directors to the fullest extent permissible under Delaware law, as currently in effect or as it may be amended in the future. Under the current version of the DGCL, a limitation-of-liability provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. In addition, a limitation-of-liability provision may not relieve directors from the obligation to comply with any laws, or from the availability of non-monetary remedies such as injunctive relief or rescission.

  The LECG Articles eliminate the monetary liability of directors to the fullest extent permissible under California law. The CGCL permits the elimination of monetary liability of a director for breach of duties to the corporation and its shareholders, except where such liability is based on (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing his or her duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; or (g) liability for improper distributions, loans or guarantees.

  Indemnification of Officers and Directors. Delaware and California have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. There are nonetheless certain differences between the laws of the two states.

  Indemnification is generally permitted by both the DGCL and CGCL provided that the requisite standard of conduct is met, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

  The DGCL requires indemnification when the individual has been successful in the defense on the merits or otherwise. The CGCL requires indemnification when the individual has successfully defended the action on the merits.

  The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.

  The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions no indemnification may be made without court approval (a) when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, or (b) in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval. Delaware allows indemnification of such expenses without court approval.

  Both Delaware and California law allow corporations to provide indemnification over and above what is required or expressly permitted, if provision for extended indemnification is made in the corporate charter documents. Under the Metzler Certificate, Metzler is authorized to indemnify its directors, officers, employees, and other agents, pursuant to an express contract, bylaw provision, stockholder vote, or otherwise, any or all of which could provide indemnification rights broader than those currently available under the Metzler Certificate and Bylaws or the Delaware indemnification statutes. Under the LECG Articles, LECG may provide indemnification to "agents" (as defined under Section 317 of the CGCL) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise. LECG has entered into indemnification agreements with certain of its officers and directors.

ANNUAL MEETINGS

  The Metzler Bylaws require that an annual meeting of stockholders be held on such date and time as shall be designated from time to time by the Board of Directors. The LECG Bylaws require that an annual meeting of shareholders be held on such date and time as shall be designated from time to time by the Board of Directors; provided that, in the absence of such designation, the meeting shall be held on the third Wednesday of June in each year at 9 a.m., Pacific Standard Time (or on the next business day at the same hour if such date is a legal holiday).

SPECIAL SHAREHOLDER MEETINGS

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. Metzler's Certificate provides that special meetings of stockholders may be called only by the board of directors or by stockholders owning at least fifty percent (50%) of the entire capital stock issued and outstanding and entitled to vote at the meeting. The Metzler Bylaws limit proper business at a special meeting to that presented in the notice thereof.

  Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting, and such other persons as are authorized to do so in the articles of incorporation or bylaws. The LECG Articles authorize no such other persons to call a special meeting.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

  The DGCL permits stockholders to act by written consent in lieu of a meeting of stockholders, unless a corporation eliminates action by written consent in its certificate of incorporation. The Metzler Certificate does not limit the rights of stockholders to act by written consent.

  Under the CGCL, unless otherwise provided in the articles of incorporation, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting by written consent of shareholders having the requisite number of votes, subject to the requirement that ten days' advance notice of shareholder approval of certain types of transactions and matters be given where all shareholders' consents are not solicited. The LECG Articles do not limit the rights of shareholders to act by written consent.

ADVANCE NOTICE REQUIREMENT FOR SHAREHOLDER PROPOSAL AND DIRECTOR NOMINATIONS

  Metzler's Bylaws provide that no director nomination and no matter proposed by Metzler stockholders will be considered at an annual meeting or special stockholder meeting unless (a) it is brought by or at the direction of the Board of Directors or (b) written notice of such matter is provided to Metzler no later than the date on which stockholder proposals to be included in the Metzler proxy statement must be received under federal securities laws.

  LECG's Bylaws provide that no director nomination and no matter proposed by LECG shareholders will be considered at an annual meeting or special shareholder meeting unless written notice is given not less than ten (10) and not more than sixty (60) days before the meeting.

VOTING REQUIREMENTS; SUPER MAJORITY APPROVAL

  Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to adversely affect them.

  Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Under the CGCL, the holders of the outstanding shares of a class are entitled to vote as a class if the proposed amendment would (i) increase or decrease the aggregate number of authorized shares of such class, (ii) effect an exchange, reclassification, or cancellation of all or part of the shares of such class, other than a stock split, (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class, (iv) change the rights, preferences, privileges, or restrictions of the shares of such class, (v) create a new class of shares having rights, preferences, or privileges prior to the shares of such class, or increase the rights, preferences, or privileges or the number of authorized shares having rights, preferences, or privileges prior to the shares of such class, (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges, or restrictions or authorize the board of directors to do so, or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

  Under both the DGCL and the CGCL, with certain exceptions, any merger, consolidation, or sale of all or substantially all of a corporation's assets must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. In addition, the CGCL, but not the DGCL, requires such transactions, among others, to be approved by a majority of the outstanding shares of each class of stock (without regard to limitations on voting rights). See "Business Combinations/Reorganizations" below.

  Under the Metzler Certificate, the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote is required to amend those provisions of the Metzler Certificate addressing the number and election of directors. Approval of stockholders holding at least two-thirds of the outstanding shares entitled to vote is required to amend those provisions of the Metzler Certificate addressing stockholder action by written content and special meetings of stockholders. The effect of such supermajority voting provisions is to make any of these changes more difficult.

AMENDING THE BYLAWS

  Under the DGCL, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. Under the Metzler Certificate, Metzler's Bylaws may be altered, amended or repealed by either a majority of its Board of Directors or by holders of at least two-thirds of the voting shares.

  Under the CGCL, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation, provided that only the shareholders may adopt a change to a fixed number of directors or to alter an established range. LECG's Bylaws provide that the Bylaws may be changed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Board may not amend the Bylaws in order to change a fixed number of directors (except to alter the authorized number of directors within the existing range of a minimum of 4 and a maximum of 7 directors).

CUMULATIVE VOTING

  In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may cast all such votes for a single candidate or may allocate them among as many candidates as such shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

  Under the DGCL, there is no right to cumulative voting unless the charter documents provide for it. Under the CGCL, unless a corporation's charter documents specifically eliminate cumulative voting, shareholders have a right to cumulate their votes in the election of directors so long as at least one shareholder has given notice of such shareholder's intent to cumulate his or her votes at the meeting prior to the voting. The Metzler Certificate does not provide for cumulative voting. The LECG Bylaws, however, do provide for that right; accordingly, LECG (in contrast to Metzler) provides for cumulative voting for its shareholders.

"BLANK CHECK" PREFERRED STOCK

  The Metzler Certificate and LECG Articles each grant the board authority to provide for the issuance of one or more series of preferred stock without stockholder approval, and to establish the relative designation, rights, preferences and privileges of such preferred shares. Neither Metzler nor LECG has any preferred stock designated, issued or outstanding.

BUSINESS COMBINATIONS/REORGANIZATIONS

  A provision of the DGCL prohibits certain business combinations between a Delaware corporation and an "interested stockholder." For purposes of this DGCL provision, an "interested stockholder" is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) prior to the date the stockholder became an interested stockholder the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the shares held by disinterested stockholders.

  The CGCL provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

  In addition, the CGCL requires that, in connection with certain transactions between a corporation whose shares are held of record by 100 or more persons and an "interested party," such interested party must deliver a written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" for purposes of this CGCL provision means a person who is a party to the transaction and (i) directly or indirectly controls the corporation, (ii) is an officer or director of the corporation, or (iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

RIGHTS OF DISSENTING SHAREHOLDERS

  Under both the DGCL and the CGCL, a shareholder of a corporation participating in certain mergers and reorganizations may be entitled to receive cash in the amount of the "fair value" (Delaware) or "fair market value" (California) of its shares, as determined by a court, in lieu of the consideration it would otherwise receive in the transaction. In general, shareholders of a California corporation have broader dissenters' rights than stockholders of a Delaware corporation.

  Under Delaware law, dissenters' rights are not available to stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system security by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 holders, if the shareholders receive shares of the surviving corporation or shares of any other corporation which are similarly listed or dispersed, and the shareholders do not receive any other property in exchange for their shares except cash for fractional shares. Dissenters' rights are also unavailable under Delaware law to shareholders of a corporation surviving a merger if no vote of those shareholders is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately before the merger, and certain other conditions are met.

  Shareholders of a California corporation, the shares of which are listed on a national securities exchange or on the OTC margin stock list, generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares assert dissenters' rights. In any reorganization in which one corporation or the shareholders of one corporation will own immediately after the reorganization more than 5/6 of the voting power of the surviving or acquiring corporation or its parent, shareholders of such corporations are denied dissenters' rights under California law.

  Delaware law does not provide parent company stockholders with voting or dissenters' rights when it acquires another business through the issuance of its stock or by purchase of assets or stock or by merger of the company being acquired with a subsidiary of the acquiror. However, the corporate governance rules of the major stock exchanges and The Nasdaq National Market require in general that acquisitions involving the issuance of stock having 20% or more of the voting power outstanding must be submitted for shareholder approval. The CGCL treats these kinds of acquisitions in the same manner as a merger of the issuer corporation directly with the business to be acquired, and provides dissenters' rights in the circumstances described in the preceding paragraph.

INSPECTION OF STOCKHOLDERS LIST

  Both the DGCL and the CGCL allow any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder. Additionally, the CGCL provides for an absolute right to inspect and copy the corporation's shareholder list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14B with the Commission relating to the election of directors. The DGCL does not provide for any such absolute right of inspection.

DIVIDENDS

  The DGCL allows the payment of dividends and redemption of stock out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. Under the CGCL, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (i) retained earnings or (ii) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities.

SHAREHOLDER DERIVATIVE SUITS

  Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stock thereafter devolved upon the stockholder by operation of law. The CGCL provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

PREEMPTIVE RIGHTS

  Stockholders of either a Delaware or a California corporation have only such preemptive rights as may be provided in its certificate or articles of incorporation. Neither the Metzler Certificate nor the LECG Articles grant any preemptive rights to stockholders.

DISSOLUTION

  Under the DGCL, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's voluntary dissolution, and this right may not be modified by its articles of incorporation.

BOARD OF DIRECTORS MEETINGS

  The DGCL imposes no requirements as to calling board of directors meetings; such requirements are as set forth in a Delaware corporation's certificate of incorporation or bylaws. The Metzler Bylaws provide that (i) the first meeting of the board of directors following each annual meeting of the stockholders may be held immediately following such meeting; (ii) regular meetings of the board of directors may be held without notice at such time and place as determined by the board; and (iii) special meetings of the board of directors may be called by the chairman of the board or the chief executive officer upon at least one days' notice to each director.

  Under the CGCL, meetings of the board of directors of a California corporation, unless otherwise provided in such corporation's articles of incorporation or bylaws, may be called by the chairman of the board, the president, any vice president, the secretary or any two directors. The LECG Articles and Bylaws do not provide otherwise. The LECG Bylaws provide that a regular meeting of the board of directors may be held without notice if the times and dates for such meetings are fixed by the board.

DIRECTOR VOTING

  Under the DGCL, a quorum of the board of directors is equal to a majority of the total number of authorized directors unless the certificate of incorporation or bylaws provides for a greater number or a lesser number (which in no case can be less than one-third of the total number of directors). Under the CGCL, a quorum of a California corporation's board of directors is equal to a majority of the authorized number of such corporation's directors unless such corporation's articles of incorporation or bylaws provide for a lesser number; provided, however, that such lesser number cannot be less than the larger of (i) one-third of the authorized number of directors or (ii) two. A California corporation's articles of incorporation may require more than a majority of the authorized number of directors (up to and including all of the directors) for a quorum. The Metzler Bylaws and the LECG Bylaws each provide that a majority of the directors then in office shall constitute a quorum.

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

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

  A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

  The CGCL permits shareholders of a corporation with 100 or more shareholders of record to approve a bylaw authorizing the board of directors alone to approve a loan or guarantee to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guarantee may reasonably be expected to benefit the corporation. The LECG Bylaws contain such a provision and allow its Board of Directors to authorize LECG to make a loan to or guarantee the obligation of any officer of the corporation without obtaining shareholder approval, provided that the Board determines such action may reasonably be expected to benefit the corporation.

  The CGCL also states that contracts or transactions between a corporation and (i) any of its directors or (ii) a second corporation of which a director is also a director are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and the disinterested directors or a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

  The foregoing summary does not purport to be a complete statement of the rights of holders of Metzler Common Stock or holders of Common Stock of LECG, and is qualified in its entirety by reference to the DGCL and the CGCL and the respective charter documents of Metzler and LECG.

                       SELECTED HISTORICAL AND UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth certain selected historical financial data for Metzler and LECG and unaudited pro forma consolidated combined financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the periods presented.

  The unaudited pro forma consolidated combined financial data of Metzler and LECG is derived from the unaudited pro forma consolidated combined condensed financial statements included in this Proxy Statement, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma statements and the notes thereto.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position.

SELECTED HISTORICAL FINANCIAL DATA

 Selected Metzler Consolidated Financial Data

  The following selected consolidated historical financial data of Metzler for each of the five years in the period ended December 31, 1997 have been derived from the Metzler historical consolidated financial statements, as audited by KPMG Peat Marwick LLP, independent accountants, and should be read in conjunction with such financial statements and the notes thereto included herein. The consolidated statement of operations data of Metzler for the three-month periods ended March 31, 1997 and 1998 and the consolidated balance sheet data of Metzler at March 31, 1998 are unaudited but have been prepared on the same basis as the audited consolidated financial statements of Metzler and, in the opinion of management of Metzler, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three-month periods ended March 31, 1997 and 1998 are not necessarily indicative of results to be expected for any future period.

  On March 5, 1998, the Board of Directors of Metzler declared a three-for-two split of Metzler's Common Stock, effected in the form of a stock dividend payable on April 1, 1998 to stockholders of record on March 18, 1998. All agreements concerning stock options provide for the issuance of additional shares due to the declaration of the stock split.

  On July 31, 1997 and August 15, 1997, Metzler closed merger agreements with Resource Management International, Inc. ("RMI") and Reed Consulting Group, Inc. ("Reed"), respectively. The mergers were accounted for by the pooling of interests method of accounting, and accordingly, the consolidated balance sheets, statements of operations, cash flows and stockholders' equity and all financial information of Metzler included in this Joint Proxy Statement/Prospectus have been retroactively restated.

  The selected historical financial information should be read in conjunction with "Metzler's Management Discussion and Analysis of Financial Condition and Results of Operations of Metzler" and the Consolidated and Unaudited Condensed Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

  Pro forma net income for the two years ended December 31, 1995 and 1996 reflects the impact of a Metzler & Associates compensation plan that went into effect on July 1, 1996 and Metzler & Associates' election to be treated as an S corporation effective January 1, 1996. See Note 2 of Notes to Metzler's Consolidated Financial Statements.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF METZLER
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                          ------------------------------------------  --------------------
                           1993     1994     1995    1996     1997     1997       1998
                          -------  -------  ------- -------  -------  -------  -----------
                                                                          (UNAUDITED)
HISTORICAL STATEMENT OF
 INCOME DATA:
Revenues................  $46,175  $47,104  $55,817 $63,553  $83,661  $18,084    $25,487
Cost of services........   31,344   32,059   37,085  42,315   49,567   11,154     14,506
                          -------  -------  ------- -------  -------  -------    -------
Gross profit............   14,831   15,045   18,732  21,238   34,094    6,930     10,981
Selling, general and
 administrative
 expenses...............   14,356   14,548   17,812  15,610   18,108    4,256      5,066
Merger-related costs....      --       --       --      --     1,312      --         --
                          -------  -------  ------- -------  -------  -------    -------
Income from operations..      475      497      920   5,628   14,674    2,674      5,915
Other expense (income)..       43      301      241      73     (799)    (220)      (481)
                          -------  -------  ------- -------  -------  -------    -------
Income before provision
 for income taxes.......      432      196      679   5,555   15,473    2,894      6,396
Provision for income
 taxes..................      547      262      393    (180)   5,786    1,088      2,539
                          -------  -------  ------- -------  -------  -------    -------
Net income (loss).......  $  (115) $   (66) $   286 $ 5,735  $ 9,687  $ 1,806    $ 3,857
                          =======  =======  ======= =======  =======  =======    =======
Pro forma net income....                    $ 1,952 $ 2,916
                                            ======= =======
Pro forma or net income
 per basic share........                    $   .10 $   .15  $   .48  $   .09    $   .18
                                            ======= =======  =======  =======    =======
Pro forma or net income
 per dilutive share.....                    $   .10 $   .15  $   .47  $   .09    $   .18
                                            ======= =======  =======  =======    =======
Basic weighted average
 shares outstanding.....                     19,033  19,259   19,982   19,924     21,087
Diluted weighted average
 shares outstanding.....                     19,033  19,445   20,469   20,216     22,022
                                    AS OF DECEMBER 31,                            AS OF
                          ------------------------------------------            MARCH 31,
                           1993     1994     1995    1996     1997                1998
                          -------  -------  ------- -------  -------           -----------
                                                                               (UNAUDITED)
HISTORICAL BALANCE SHEET
 DATA:
Cash and cash
 equivalents............  $   132  $   278  $   701 $33,536  $21,573             $53,702
Working capital.........    3,762    3,946    5,202  36,429   31,566              69,036
Total assets............   14,857   14,962   16,839  52,269   50,764              86,293
Long-term debt, less
 current portion........      668      833    1,003   1,401      319                 --
Total stockholders'
 equity.................    3,283    3,174    3,646  35,949   32,907              73,887

 Selected LECG Financial Data

  The summary historical consolidated financial information of LECG for its four fiscal years ended December 31, 1997 is derived from its audited Consolidated Financial Statements. The financial data as of December 31, 1993 and 1994, and for the fiscal year ended December 31, 1993 and the three month periods ended March 31, 1997 and 1998, are derived from unaudited Consolidated Financial Statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented.

  The selected historical financial information should be read in conjunction with "LECG's Management Discussion and Analysis of Financial Condition and Results of Operations of LECG" and the Consolidated and Unaudited Condensed Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

  Prior to its initial public offering, LECG was taxed under subchapter S of the Internal Revenue Code. As an S Corporation, LECG was not subject to federal (and some state) income taxes. The pro forma consolidated statement of income data for the years ended December 31, 1996 and 1997 have been adjusted to reflect a provision for income taxes assuming an effective tax rate of 41 percent that would have been recorded had LECG been a C Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of LECG" and Notes 2 and 10 of Notes to LECG's Consolidated Financial Statements.

  Included in income before income taxes for the year ended December 31, 1997 is other income of $851,862 ($817,778 net of estimated income taxes of $34,084) resulting from the expiration of an option to purchase the assets of LECG by an unrelated third party. This income is not expected to be recurring. See "LECG Management's Discussion and Analysis of Financial Condition and Results of Operations of LECG" and Notes 10 and 12 of Notes to LECG's Consolidated Financial Statements. If this non-recurring item had not occurred, pro forma net income would be $4,755,959 and pro forma basic and pro forma diluted earnings per share would be $0.47 and $0.46, respectively.

  See Note 10 of Notes to LECG's Consolidated Financial Statements for a description of the computation of the number of shares used in per share calculations and earnings per share.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LECG
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                  MARCH 31,
                          -----------------------------------------------  ------------------
                             1993        1994      1995    1996    1997     1997     1998
                          ----------- ----------- ------- ------- -------  ------ -----------
                          (UNAUDITED)                                         (UNAUDITED)
HISTORICAL STATEMENT OF
 INCOME DATA:
Revenues................    $20,317     $24,548   $24,835 $31,392 $44,110  $9,901   $15,780
Cost of services........     13,614      16,772    16,465  20,881  27,936   6,646    10,052
                            -------     -------   ------- ------- -------  ------   -------
Gross profit............      6,703       7,776     8,370  10,511  16,174   3,255     5,728
Selling, general and
 administrative
 expenses...............      3,537       3,639     4,048   5,258   8,114   1,415     2,868
                            -------     -------   ------- ------- -------  ------   -------
Income from operations..      3,166       4,137     4,322   5,253   8,060   1,840     2,860
Other income............        --          --        --      --     (852)    --       (193)
                            -------     -------   ------- ------- -------  ------   -------
Income before provision
 for income taxes.......      3,166       4,137     4,322   5,253   8,912   1,840     3,053
Provision for income
 taxes..................        183          90        83     189   3,148      64     1,252
                            -------     -------   ------- ------- -------  ------   -------
Net income..............    $ 2,983     $ 4,047   $ 4,239 $ 5,064 $ 5,764  $1,776   $ 1,801
                            =======     =======   ======= ======= =======  ======   =======
Pro forma net income....                                  $ 3,099 $ 5,259  $1,086
                                                          ======= =======  ======
Pro forma or net income
 per basic share........                                  $   .31 $  0.52  $ 0.11   $  0.14
                                                          ======= =======  ======   =======
Pro forma or net income
 per dilutive share.....                                  $   .30 $  0.51  $ 0.11   $  0.14
                                                          ======= =======  ======   =======
Basic weighted average
 shares outstanding.....                                   10,006  10,211  10,058    13,028
Diluted weighted average
 shares outstanding.....                                   10,245  10,249  10,189    13,123
                                        AS OF DECEMBER 31,                           AS OF
                          -----------------------------------------------          MARCH 31,
                             1993        1994      1995    1996    1997              1998
                          ----------- ----------- ------- ------- -------         -----------
                          (UNAUDITED) (UNAUDITED)                                 (UNAUDITED)
HISTORICAL BALANCE SHEET
 DATA:
Cash and cash
 equivalents............    $   721     $   407   $   598 $     3 $24,165           $21,865
Working capital.........      3,611       5,319     5,934   4,342  24,654            27,804
Total assets............      8,469      11,348    11,566  13,198  45,056            48,398
Long-term debt, less
 current portion........        --          --        --      --      --                --
Total shareholders'
 equity.................      3,870       5,539     6,348   6,264  26,637            30,598

UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The accompanying unaudited pro forma combined condensed financial information combines the historical results of Metzler and LECG as if the Merger occurred on January 1, 1993. The unaudited pro forma condensed financial statements are presented for illustrative purposes only and do not purport to represent what the Company's results of operations or financial position would have been had the merger between Metzler and LECG occurred on the dates indicated or for any future period or date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical financial statements of Metzler and LECG.

                                                                    THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                MARCH 31,
                          ----------------------------------------  --------------------
                           1993    1994    1995    1996     1997      1997       1998
                          ------- ------- ------- ------- --------  ---------  ---------
PRO FORMA STATEMENT OF
 INCOME DATA:
Revenues................  $66,492 $71,652 $80,652 $94,945 $127,771  $  27,985  $  41,267
Cost of services........   44,958  48,831  53,550  63,196   77,503     17,800     24,558
                          ------- ------- ------- ------- --------  ---------  ---------
Gross profit............   21,534  22,821  27,102  31,749   50,268     10,185     16,709
Selling, general and
 administrative
 expenses...............   17,893  18,187  21,860  20,868   26,222      5,671      7,934
Merger-related costs....      --      --      --      --     1,312        --         --
                          ------- ------- ------- ------- --------  ---------  ---------
Income from operations..    3,641   4,634   5,242  10,881   22,734      4,514      8,775
Other expense (income)..       43     300     241      73   (1,651)      (220)      (674)
                          ------- ------- ------- ------- --------  ---------  ---------
Income before provision
 for income taxes.......    3,598   4,334   5,001  10,808   24,385      4,734      9,449
Provision for income
 taxes..................      730     353     476       9    8,934      1,152      3,791
                          ------- ------- ------- ------- --------  ---------  ---------
Net income..............  $ 2,868 $ 3,981 $ 4,525 $10,799 $ 15,451  $   3,582  $   5,658
                          ======= ======= ======= ======= ========  =========  =========
Pro forma or net income.                  $ 6,191 $ 6,015 $ 14,946  $   2,892
                                          ======= ======= ========  =========
Pro forma net income per
 basic share............                          $  0.24 $   0.57  $    0.11  $    0.20
                                                  ======= ========  =========  =========
Pro forma or net income
 per dilutive share.....                          $  0.24 $   0.56  $    0.11  $    0.19
                                                  ======= ========  =========  =========
Basic weighted average
 shares outstanding.....                           25,263   26,109     25,959     28,904
Diluted weighted average
 shares outstanding.....                           25,592   26,618     26,329     29,896

                           AS OF
                         MARCH 31,
                           1998
                         ---------
PRO FORMA BALANCE SHEET
 DATA:
Cash and cash
 equivalents............ $ 75,567
Working capital(1)......   91,840
Total assets............  134,691
Long-term debt, less
 current portion........      --
Total stockholders'
 equity(1)..............   99,485

--------
(1) Adjusted to reflect the expectation of the companies to incur an estimated $5.0 million of non-recurring merger-related costs.

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA

  The following unaudited pro forma condensed combining balance sheet and statements of income give pro forma effect to the Merger of Metzler and LECG as if it had occurred on the first day of each period presented. The Merger will be accounted for by the pooling of interests method of accounting. The unaudited pro forma condensed combining balance sheet and statements of income do not purport to be indicative of the financial position or the results of operations of Metzler had the transaction actually been completed on the first day of each period presented, or which may be obtained in the future.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)
                                (IN THOUSANDS )

                                                                        PRO
                                       METZLER   LECG    ADJUSTMENT    FORMA
                                       -------  -------  ----------   --------
Assets
Current assets:
  Cash and cash equivalents........... $53,702  $21,865               $ 75,567
  Accounts receivable, net............  24,676   20,870                 45,546
  Prepaid expenses and other current
   assets.............................   1,776    1,081                  2,857
                                       -------  -------    ------     --------
    Total current assets..............  80,154   43,816       --       123,970
Property and equipment, net...........   4,902    4,336                  9,238
Other assets..........................   1,237      246                  1,483
                                       -------  -------    ------     --------
    Total assets...................... $86,293  $48,398       --      $134,691
                                       =======  =======    ======     ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued
   liabilities........................ $ 5,137  $ 2,105    $5,000(b)  $ 12,242
  Accrued compensation and projected-
   related costs......................   2,006   10,254                 12,260
  Income taxes payable................   2,991    1,454                  4,445
  Deferred income taxes, current......     585      703                  1,288
  Other current liabilities...........     399    1,496                  1,895
                                       -------  -------    ------     --------
    Total current liabilities.........  11,118   16,012     5,000       32,130
Deferred income taxes.................     980    1,788                  2,768
Other non-current liabilities.........     308      --                     308
                                       -------  -------    ------     --------
    Total liabilities.................  12,406   17,800     5,000       35,206
                                       -------  -------    ------     --------
Stockholders' equity:
  Preferred stock.....................     --       --                     --
  Common stock........................      22       13        (5)(a)       30
  Additional paid-in capital..........  57,861   29,193         5 (a)   87,059
  Notes receivable from stockholders..     --      (611)                  (611)
  Retained earnings...................  16,075    2,003    (5,000)(b)   13,078
  Accumulated other comprehensive
   income.............................     (71)     --                     (71)
                                       -------  -------    ------     --------
    Total stockholders' equity........  73,887   30,598    (5,000)      99,485
                                       -------  -------    ------     --------
    Total liabilities and
     stockholders' equity............. $86,293  $48,398       --      $134,691
                                       =======  =======    ======     ========

--------
(a) The pro forma amount assumes 7,816,720 shares of Metzler Common Stock are issued in the Merger, based on the exchange ratio of .60 shares of Metzler Common Stock for each share of LECG Common Stock outstanding as of March 31, 1998. The actual number of shares of Metzler Common Stock to be issued will be determined at the time the Merger is consummated, based upon the number of shares of LECG Common Stock then outstanding.
(b) Adjusted to reflect the expectation of the companies to incur an estimated $5.0 million of non-recurring merger related costs.

                   THE METZLER GROUP, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO
                                             METZLER  LECG   ADJUSTMENT  FORMA
                                             ------- ------- ---------- -------
Revenues.................................... $25,487 $15,780            $41,267
Cost of services............................  14,506  10,052             24,558
                                             ------- -------   ------   -------
Gross profit................................  10,981   5,728      --     16,709
Selling, general and administrative
 expenses...................................   5,066   2,868              7,934
                                             ------- -------   ------   -------
Income from operations......................   5,915   2,860      --      8,775
Other income, net...........................     481     193                674
                                             ------- -------   ------   -------
Income before provision for income taxes....   6,396   3,053      --      9,449
Provision for income taxes..................   2,539   1,252              3,791
                                             ------- -------   ------   -------
Net income.................................. $ 3,857 $ 1,801      --    $ 5,658
                                             ======= =======   ======   =======
Net income per basic share.................. $  0.18 $  0.14      --    $  0.20
                                             ======= =======   ======   =======
Net income per dilutive share............... $  0.18 $  0.14      --    $  0.19
                                             ======= =======   ======   =======
Basic shares used in computing pro forma or
 net income per share.......................  21,087  13,028   (5,211)   28,904
Diluted shares used in computing pro forma
 or net income per share....................  22,022  13,123   (5,249)   29,896

--------
(a) The calculation of basic and dilutive net income per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Metzler and LECG Common Stock adjusted to equivalent shares of Metzler Common Stock.

                   THE METZLER GROUP, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO
                                               METZLER  LECG  ADJUSTMENT  FORMA
                                               ------- ------ ---------- -------
Revenues.....................................  $18,084 $9,901            $27,985
Cost of services.............................   11,154  6,646             17,800
                                               ------- ------   ------   -------
Gross profit.................................    6,930  3,255      --     10,185
Selling, general and administrative expenses.    4,256  1,415              5,671
                                               ------- ------   ------   -------
Income from operations.......................    2,674  1,840      --      4,514
Other income, net............................      220    --                 220
                                               ------- ------   ------   -------
Income before provision for income taxes.....    2,894  1,840      --      4,734
Provision for income taxes...................    1,088     64              1,152
                                               ------- ------   ------   -------
Net income...................................  $ 1,806 $1,776      --    $ 3,582
                                               ======= ======   ======   =======
Pro forma or net income......................  $ 1,806 $1,086      --    $ 2,892
                                               ======= ======   ======   =======
Pro forma or net income per basic share......  $  0.09 $ 0.11      --    $  0.11
                                               ======= ======   ======   =======
Pro forma or net income per dilutive share...  $  0.09 $ 0.11      --    $  0.11
                                               ======= ======   ======   =======
Basic shares used in computing pro forma or
 net income per share........................   19,924 10,058   (4,023)   25,959
Diluted shares used in computing pro forma or
 net income per share........................   20,216 10,189   (4,076)   26,329

--------
(a) The calculation of basic and dilutive net income per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Metzler and LECG Common Stock adjusted to equivalent shares of Metzler Common Stock.

                   THE METZLER GROUP, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO
                                             METZLER  LECG   ADJUSTMENT  FORMA
                                             ------- ------- ---------- --------
Revenues...................................  $83,661 $44,110            $127,771
Cost of services...........................   49,567  27,936              77,503
                                             ------- -------   ------   --------
Gross profit...............................   34,094  16,174      --      50,268
Merger-related costs.......................    1,312     --                1,312
Selling, general and administrative
 expenses..................................   18,108   8,114              26,222
                                             ------- -------   ------   --------
Income from operations.....................   14,674   8,060      --      22,734
Other income, net..........................      799     852               1,651
                                             ------- -------   ------   --------
Income before provision for income taxes...   15,473   8,912      --      24,385
Provision for income taxes.................    5,786   3,148               8,934
                                             ------- -------   ------   --------
Net income.................................  $ 9,687 $ 5,764      --    $ 15,451
                                             ======= =======   ======   ========
Pro forma or net income....................  $ 9,687 $ 5,259      --    $ 14,946
                                             ======= =======   ======   ========
Pro forma or net income per basic share....     0.48    0.52      --        0.57
                                             ======= =======   ======   ========
Pro forma or net income per dilutive share.  $  0.47 $  0.51      --    $   0.56
                                             ======= =======   ======   ========
Basic shares used in computing pro forma or
 net income per share......................   19,982  10,211   (4,084)    26,109
Diluted shares used in computing pro forma
 or net income per share...................   20,469  10,249   (4,100)    26,618

--------
(a) The calculation of basic and dilutive net income per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Metzler and LECG Common Stock adjusted to equivalent shares of Metzler Common Stock.

                   THE METZLER GROUP, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO
                                             METZLER   LECG   ADJUSTMENT  FORMA
                                             -------  ------- ---------- -------
Revenues...................................  $63,553  $31,392            $94,945
Cost of services...........................   42,315   20,881             63,196
                                             -------  -------   ------   -------
Gross profit...............................   21,238   10,511      --     31,749
Selling, general and administrative
 expenses..................................   15,610    5,258             20,868
                                             -------  -------   ------   -------
Income from operations.....................    5,628    5,253      --     10,881
Other expense, net.........................       73                          73
                                             -------  -------   ------   -------
Income before provision for income taxes...    5,555    5,253      --     10,808
Provision for income taxes (benefit).......     (180)     189                  9
                                             -------  -------   ------   -------
Net income.................................  $ 5,735  $ 5,064      --    $10,799
                                             =======  =======   ======   =======
Pro forma net income.......................  $ 2,916  $ 3,099      --    $ 6,015
                                             =======  =======   ======   =======
Pro forma net income per basic share.......  $  0.15  $  0.31      --    $  0.24
                                             =======  =======   ======   =======
Pro forma net income per dilutive share....  $  0.15  $  0.30      --    $  0.24
                                             =======  =======   ======   =======
Basic shares used in computing pro forma or
 net income per share......................   19,259   10,006   (4,002)   25,263
Diluted shares used in computing pro forma
 or net income per share...................   19,445   10,245   (4,098)   25,592

--------
(a) The calculation of basic and dilutive net income per common share for the pro forma financial statements uses the applicable weighted average number of outstanding shares of Metzler and LECG Common Stock adjusted to equivalent shares of Metzler Common Stock.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                          PRO
                                             METZLER  LECG   ADJUSTMENT  FORMA
                                             ------- ------- ---------- -------
Revenues.................................... $55,817 $24,835            $80,652
Cost of services............................  37,085  16,465             53,550
                                             ------- -------    ---     -------
Gross profit................................  18,732   8,370    --       27,102
Selling, general and administrative
 expenses...................................  17,812   4,048             21,860
                                             ------- -------    ---     -------
Income from operations......................     920   4,322    --        5,242
Other expense, net..........................     241     --                 241
                                             ------- -------    ---     -------
Income before provision for income taxes....     679   4,322    --        5,001
Provision for income taxes..................     393      83                476
                                             ------- -------    ---     -------
Net income.................................. $   286 $ 4,239    --      $ 4,525
                                             ======= =======    ===     =======
Pro forma or net income..................... $ 1,952 $ 4,239    --      $ 6,191
                                             ======= =======    ===     =======

UNAUDITED QUARTERLY RESULTS

  Revenues and operating results fluctuate from quarter to quarter as a result of a number of factors, such as the significance of client engagements commenced and completed during a quarter, the number of business days in a quarter and employee hiring and utilization rates. The timing of revenues varies from quarter to quarter because of Metzler's and LECG's revenue cycles, the ability of clients to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant percentage of Metzler's and LECG's expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter.

  Metzler. The following table sets forth certain unaudited quarterly operating information for each of the nine quarters ending March 31, 1998. These data have been prepared on the same basis as the audited financial statements contained elsewhere herein and include all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with Metzler's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                            QUARTERS ENDED
                          ---------------------------------------------------------------------------------------
                          MAR. 31, JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,
                            1996     1996      1996      1996      1997      1997      1997      1997      1998
                          -------- --------  --------- --------  --------  --------  --------- --------  --------
                                                            (IN THOUSANDS)
Revenues................  $15,318  $15,654    $16,189  $16,392   $18,084   $20,194    $21,140  $24,243   $25,487
Cost of services........    9,609   10,344     10,824   11,538    11,154    11,948     12,067   14,399    14,506
                          -------  -------    -------  -------   -------   -------    -------  -------   -------
Gross profit............    5,709    5,310      5,365    4,854     6,930     8,246      9,073    9,844    10,981
Merger-related costs....      --       --         --       --        --        --       1,312      --        --
Selling, general and
 administrative
 expenses...............    3,282    3,485      3,885    4,958     4,256     4,681      4,296    4,874     5,066
                          -------  -------    -------  -------   -------   -------    -------  -------   -------
Operating income (loss).    2,427    1,825      1,480     (104)    2,674     3,565      3,465    4,970     5,915
Other expense (income),
 net....................       46      102        142     (218)     (220)     (209)      (190)    (180)     (481)
                          -------  -------    -------  -------   -------   -------    -------  -------   -------
Income before income tax
 expense (benefit)......    2,381    1,723      1,338      114     2,894     3,774      3,655    5,150     6,396
Income tax expense
 (benefit)..............      167     (152)       (86)    (109)    1,088     1,437      1,327    1,934     2,539
                          -------  -------    -------  -------   -------   -------    -------  -------   -------
Net income..............  $ 2,214  $ 1,875    $ 1,424  $   223   $ 1,806   $ 2,337    $ 2,328  $ 3,216   $ 3,857
                          =======  =======    =======  =======   =======   =======    =======  =======   =======
Total revenues, as
 previously reported....  $ 5,344  $ 5,513    $ 5,603  $ 5,634   $ 6,258   $ 7,824
Adjustments(1)..........    9,974   10,141     10,586   10,758    11,826    12,370
                          -------  -------    -------  -------   -------   -------
Total revenues..........   15,318   15,654     16,189   16,392    18,084    20,194    $21,140  $24,243   $25,487
                          =======  =======    =======  =======   =======   =======
Gross profit, as
 previously reported....    2,798    2,844      2,828    2,513     3,054     3,940
Adjustments(1)..........    2,911    2,466      2,537    2,341     3,876     4,306
                          -------  -------    -------  -------   -------   -------
Gross profit............    5,709    5,310      5,365    4,854     6,930     8,246      9,073    9,844    10,981
                          =======  =======    =======  =======   =======   =======
Operating income (loss),
 as previously reported.    2,089    2,149      1,612    1,400     1,625     2,562
Adjustments(1)..........      338     (324)      (132)  (1,504)    1,049     1,003
                          -------  -------    -------  -------   -------   -------
Operating income (loss).    2,427    1,825      1,480     (104)    2,674     3,565      3,465    4,970     5,915
                          =======  =======    =======  =======   =======   =======
Net income, as
 previously reported....    2,034    2,106      1,547    1,167     1,230     1,801
Adjustments(1)..........      180     (231)      (123)    (944)      576       536
                          -------  -------    -------  -------   -------   -------
Net income..............  $ 2,214  $ 1,875    $ 1,424  $   223   $ 1,806   $ 2,337    $ 2,328  $ 3,216   $ 3,857
                          =======  =======    =======  =======   =======   =======

--------
(1) Adjustments reflect the effect of acquisitions accounted for as poolings of interests of the amounts previously reported. See Note 3 of Notes to Metzler's Consolidated Financial Statements for a more detailed discussions of these transactions.

  LECG. The following table sets forth certain unaudited quarterly operating information for each of the nine quarters ended March 31, 1998. This information has been prepared on the same basis as the audited financial statements contained elsewhere herein and includes all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with LECG's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                          QUARTER ENDED
                         ---------------------------------------------------------------------------------
                         MAR. 31, JUNE 30, SEP. 30, DEC. 31, MAR. 31, JUNE 30, SEP. 30, DEC. 31,  MAR. 31,
                           1996     1996     1996     1996     1997     1997     1997     1997      1998
                         -------- -------- -------- -------- -------- -------- -------- --------  --------
                                                          (IN THOUSANDS)
Revenues................  $6,617   $7,781   $8,332   $8,662   $9,901  $10,885  $11,208  $12,116   $15,780
Cost of services........   4,397    5,208    5,656    5,620    6,646    7,094    6,612    7,584    10,052
                          ------   ------   ------   ------   ------  -------  -------  -------   -------
Gross profit............   2,220    2,573    2,676    3,042    3,255    3,791    4,596    4,532     5,728
Selling, general and
 administrative
 expenses...............   1,013    1,228    1,313    1,704    1,415    1,887    2,532    2,280     2,868
Other income............       0        0        0        0        0      852        0        0       193
                          ------   ------   ------   ------   ------  -------  -------  -------   -------
Income before income
 taxes..................   1,207    1,345    1,363    1,338    1,840    2,756    2,064    2,252     3,053
Income taxes............      43       48       48       50       64      115       92    2,877     1,252
                          ------   ------   ------   ------   ------  -------  -------  -------   -------
Net income (loss).......  $1,164   $1,297   $1,315   $1,288   $1,776  $ 2,641  $ 1,972  $  (625)  $ 1,801
                          ======   ======   ======   ======   ======  =======  =======  =======   =======

                INFORMATION CONCERNING THE METZLER GROUP, INC.

BUSINESS

  Metzler is a leading nationwide provider of consulting services to energy based and related network industries. Metzler offers a wide range of consulting services designed to assist its clients in succeeding in a business environment of changing regulation, increasing competition and evolving technology. Metzler's clients include the 50 largest IOUs and the 20 largest gas distribution companies in the United States.

  During 1997, Metzler broadened its service offerings with the addition of economic and regulatory and engineering and technical services; expanded its domestic presence on the east and west coasts; expanded its base of non-utility energy clients; established an international presence in Europe, Asia and Australia; and since its initial public offering in October 1996, has more than tripled its revenues, principally through four acquisitions. With the addition of these four consulting businesses, Metzler's services offerings now include: (i) management consulting; (ii) information technology; (iii) economic and regulatory; and (iv) engineering and technical.

  The Metzler Group acts as a holding company that manages five direct wholly-owned subsidiaries: Metzler & Associates, Burgess, RMI, Reed and Sterling. This organizational structure allows the Company to expand its breadth of service offerings, increase its client base and add highly skilled professionals through acquisitions, and then to integrate these acquisitions into The Metzler Group to achieve operational and cost benefits.

  Metzler believes that several competitive factors distinguish it from other participants in the consulting market, including: (i) established energy utility expertise developed over more than fifteen years of providing consulting services to the energy utility industry; (ii) deep-rooted client relationships supporting multiple engagements; and (iii) a wide range of industry-specific services that enables Metzler to be a single-source provider of consulting services to energy utilities while maintaining advanced skill sets in each area.

  Metzler's growth strategy is to: (i) capitalize on current energy industry dynamics supporting increased reliance on consulting services; (ii) continue to build a complementary spectrum of consulting services through acquisitions;
(iii) expand its client base in both domestic and international markets while further penetrating its existing client base; (iv) continue to recruit and retain highly skilled professionals; and (v) consolidate the fragmented utility consulting industry by leveraging its public company status.

  Services. Metzler has performed consulting assignments for more than 200 utility industry clients. Metzler's clients include the 50 largest investor-owned electric utilities (IOUs) and the 20 largest gas distribution companies in the United States. Metzler's clients also include gas and water companies and other utility ownership structures such as holding companies, electric cooperatives, public power agencies and state regulatory commissions. Metzler also serves independent power producers, co-generators and power marketers, suppliers to the utility industry and oil and gas exploration and production companies.

  Metzler currently derives the majority of its revenues from consulting engagements with electric utility companies and substantially all of its revenues from utilities. Much of Metzler's recent growth in this area has arisen from the business opportunities presented by the trend to deregulate the electric utility industry and introduce increased competition.

  Background. The energy utility industry is one of the largest industries in the United States, with revenues in excess of $250 billion. The gas distribution industry has undergone deregulation and is now approaching a fully competitive market, giving rise to expanded consulting needs. The electric utility industry is in the early stages of deregulation and therefore provides the greatest opportunities for energy utility consulting as industry participants seek to address the ramifications of deregulation and position themselves in anticipation of these changes. Metzler believes that the water industry will undergo deregulation in the mid-term future and will give rise to increased demand for consulting services.

  Like other businesses, energy utilities are increasingly turning to outside consulting firms to assist in or lead the process by which the utility industry addresses fundamental changes. In general, businesses engage consultants because: (i) the pace of change is eclipsing the companies' internal resources; (ii) many enterprises lack the depth and breadth of experience to identify, evaluate and implement the full range of possible options and solutions; (iii) outside specialists often enable their clients to develop better solutions in shorter time frames; (iv) purchasing consulting expertise converts fixed labor costs to variable costs and can be more cost-effective; and (v) consultants can often formulate more objective advice, free of internal cultural or political forces.

  Utility Consulting Opportunity. The energy utility industry represents a significant market for consulting services. Industry sources estimate that the market for utility consulting in the U.S. was $3.0 billion, or 6% of the $50 billion total market for consulting services in 1996, and that this market will grow at a rate of 15% per year through 2000.

  This demand for consulting services is driven in significant part by the revolutionary change facing the U.S. electric utility industry as it begins to convert from a regulated regional monopoly structure to an increasingly competitive environment. Historically, due to the significant fixed costs inherent in generating and transmitting electricity, electric utilities were viewed as natural local monopolies, operating as integrated entities to generate, transmit and distribute retail electricity within defined geographic retail service areas without competition from other suppliers.

  As a result of recent market, regulatory and legislative factors, competition in the electric utility industry is being encouraged at both the state and federal regulatory levels, but the transformation to a competitive market is proceeding unevenly. Although deregulation of the transportation and telecommunications industries was accomplished relatively rapidly, deregulation of the electric utility industry has been more difficult due to the complex and overlapping regulatory web imposed by over 200 federal and state bodies and the presence of a large number of separate, regulated companies. Accordingly, implementation of the change will likely unfold on a state-by-state basis over the next decade and may well face challenges from utilities and state and local governments.

  Deregulation and the introduction of competition have created a significant need for consulting services that provide solutions to the current problems facing electric utilities as well as other energy-related businesses today. The changing competitive environment has forced the entire utility industry to confront an evolving range of strategic options and challenges, most of which are unfamiliar to companies that have operated under a paradigm of monopolistic assumptions since inception. Emerging strategies and challenges presently identified include the following:

 MANAGEMENT CONSULTING

  . Strategic Planning. A number of energy utilities are abandoning their traditional integrated corporate structure and are organizing into distinct divisions responsible for power generation, transmission, distribution, and billing and customer service in an effort to provide these services more efficiently and effectively. These divisions need to formulate their own strategies, develop their own administrative infrastructure and implement their own marketing campaigns. As energy utilities are faced with increasing competition, many have either consummated or announced mergers and other consolidations. This trend is expected to continue as energy utilities seek to achieve economies of scale, increase geographic coverage, eliminate redundant infrastructure, increase market leverage, reduce their cost of capital and expand their customer base. After a combination is consummated, the new entity often faces the difficult process of combining separate operations and infrastructure to achieve the desired efficiencies.

  . Marketing and Customer Service. In a fully deregulated utility market, end users select their provider, much as they can choose their provider of long-distance and cellular telephone services. Even other major utilities such as telecommunications and cable companies or independent suppliers can compete to provide energy to customers. In response, energy utilities, which have historically enjoyed a captive customer base, are developing marketing and sales skills to attract and retain customers, develop customer awareness and loyalty enhancement programs in order to establish brand identity and provide innovative services.

  . Operations Management. Energy utilities must reduce their costs in order to improve margins and to offer more competitive prices. Many energy utilities are already engaging in significant restructuring efforts, including process redesigns, deploying innovative information systems and technologies and redefining staffing and skill-mix requirements.

 INFORMATION TECHNOLOGY

  . Systems Planning. In general, the energy utility industry has been slow to adopt the latest information technologies. Pressures from deregulation have compelled organizations to improve the quality of products and services, shorten response times, reduce costs and strengthen customer relationships. Increasingly, organizations are addressing these issues by utilizing information technology solutions that facilitate the rapid and flexible collection, analysis and dissemination of information. Rapid technological advances and competitive pressures are forcing energy utilities to replace antiquated systems with new technology and to undertake major, critical systems projects.

 ECONOMIC AND REGULATORY

  . Market Analysis/Economic Services. In order to meet the increased expectations of the competitive marketplace, energy utilities are evaluating new value-added services, such as the ability to monitor and control electrical power usage with computerized metering devices. Energy utilities have access to homes and businesses through their existing connections, and they possess a significant infrastructure and related property easements. In addition, energy utilities have long-standing billing relationships with virtually every home and business in their service area. These factors may permit energy utilities to offer their customers a variety of new services--from security services in the near future, to telecommunications services and direct access video services in the distant future. In addition, many energy utilities are redirecting and redeploying assets through diversification initiatives, primarily within traditional business sectors such as energy services, fuel resources and services, and energy project investments.

  . Regulatory Policy. The advent of utility deregulation has created a rapidly changing and uncertain regulatory landscape. Utilities are increasingly turning to outside consultants for ongoing assessment of regional and national directions, as well as to map new strategies as needed to incorporate regulatory changes.

 ENGINEERING AND TECHNICAL

  . Transmission Distribution Planning. Changes in utilities almost always have an effect on their service delivery profiles. These new strategies require modification to the distribution network, long line transmission grid and the operation of base and peak-load power plants. Integration of these technical services into new business plans is becoming an almost mandatory piece of all new profiles.

  Clients and Representative Services. Metzler has performed consulting assignments for more than 200 utility industry clients, principally IOUs. Metzler's clients include the 50 largest IOUs and the 20 largest gas distribution companies in the United States. Metzler's clients also include gas and water companies and other utility ownership structures such as holding companies, electric cooperatives, public power agencies and state regulatory commissions. Metzler also serves independent power producers, co-generators and power marketers, suppliers to the utility industry and oil and gas exploration and production companies.

  Because of the nature and scope of many of Metzler's projects, Metzler derives a significant portion of its revenues from a relatively limited number of clients that operate exclusively in the electric utility industry.

  Marketing and Sales. Metzler markets its services directly to mid-level to senior executives of energy and utility-related businesses from its headquarters in Chicago, Illinois and through each of its subsidiaries. Metzler employs a variety of business development and marketing techniques to communicate directly with current and prospective clients, including on-site presentations to senior utility executives, industry seminars featuring presentations by Metzler's personnel and authoring of articles and other publications regarding the energy utility industry and Metzler's methodologies.

  A significant portion of new business arises from prior client engagements. In addition, Metzler expects to leverage the client relationships of firms it acquires by cross-selling its existing services. Clients frequently expand the scope of engagements during delivery to include follow-on complementary activities. Also, Metzler's on-site presence affords it the opportunity to become aware of, and to help define, additional project opportunities as they are identified by the client. The strong client relationships arising out of many engagements often facilitate Metzler's ability to market additional capabilities to its clients in the future. In addition, Metzler's senior management team actively meets with energy and utility-related businesses that have not yet engaged Metzler and newly appointed senior managers in energy and utility-related businesses where Metzler has worked in the past to make them aware of Metzler's capabilities.

  Human Resources. As of June 30, 1998, Metzler's personnel consisted of approximately 525 employees. Metzler's success depends in large part on attracting, retaining and motivating talented, creative and experienced professionals at all levels. In connection with its hiring efforts, Metzler employs internal recruiters, retains several executive search firms and relies on personal and business contacts to recruit professionals with significant utility industry or consulting experience. Metzler's consultants are drawn from utility and related industries, including engineering, construction and telecommunications, and from accounting and other consulting organizations.

  To assist in further development of its employees, Metzler has developed mentor programs. Metzler also develops its consultants through a training program, as well as review of precedent from prior Metzler engagements. Metzler promotes loyalty and continuity of its consultants by offering packages of base and incentive compensation and benefits that it believes are significantly more attractive than those offered by the consulting industry in general.

  In addition to the employees discussed above, Metzler supplements its consultants on certain engagements with independent contractors, many of whom are former employees of Metzler. Metzler believes that its practice of retaining independent contractors on a per-engagement basis provides it with greater flexibility in adjusting professional personnel levels in response to changes in demand for its services.

  Competition. The market for consulting services to energy and utility-related businesses is intensely competitive, highly fragmented and subject to rapid change. The market includes a large number of participants from a variety of market segments, including general management or marketing consulting firms, the consulting practices of national accounting firms, and local or regional firms specializing in utility services. Many information technology consulting firms also maintain significant practice groups devoted to the utility industry. Many of these companies are national and international in scope and have greater personnel, financial, technical and marketing resources than Metzler. Metzler believes that its experience, reputation, industry focus and broad range of services will enable it to compete effectively in its marketplace.

  Properties. Metzler's headquarters are currently located in a 15,000 square foot building in Chicago, Illinois owned by Metzler. In addition to its headquarters, Metzler leases office space as listed below. Metzler believes that additional space will be required as its business expands geographically and that it will be able to obtain suitable space as needed.

  Metzler maintains principal offices in the following locations:

                UNITED STATES                                      INTERNATIONAL
Austin, TX                    Orlando, FL                      Copenhagen, Denmark
Boston, MA                    Philadelphia, PA                 Manila, Philippines
Chicago, IL                   Phoenix, AZ                      Melbourne, Australia
Colorado Springs, CO          Portland, OR                     Prague, Czech Republic
Houston, TX                   Richardson, TX
Los Angeles, CA               Sacramento, CA
New York City, NY             Springfield, IL
Orem, UT                      Washington, DC

  Legal Proceedings. From time to time, Metzler is party to other lawsuits, none of which Metzler believes are material.

METZLER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF METZLER

  Statements included in this Metzler Management's Discussion and Analysis of Financial Condition and Results of Operations of Metzler which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this section, the words "anticipate," "believe," "intends," "estimate," and "expect" and similar expressions as they relate to Metzler or its management are intended to identify such forward-looking statements. Metzler's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

  This Management's Discussion and Analysis of Financial Condition and Results of Operations relates to the Metzler Consolidated Financial Statements included in this Joint Proxy Statement-Prospectus, which present Metzler & Associates, RMI, and Reed on a consolidated basis for all periods presented.

  Overview. Metzler is a leading nationwide provider of consulting services to energy based and related network industries. Metzler offers a wide range of consulting services designed to assist its clients in succeeding in a business environment of changing regulation, increasing competition and evolving technology. Metzler's service offerings include: (i) management consulting;
(ii) information technology; (iii) economic and regulatory; and (iv) engineering and technical.

  Metzler derives substantially all of its revenues from fees for professional services, which are billed at standard hourly or daily rates or provided on a fixed-bid basis. Over the last three years, the substantial majority of Metzler's revenues have been generated under standard hourly or daily rates billed on a time-and-expenses basis. Clients are typically invoiced on a monthly basis with revenue recognized as the services are provided.

  Metzler's most significant expenses are project personnel costs, which consist of consultant salaries and benefits, and travel-related direct project expenses. Project personnel are typically full-time professionals employed by Metzler, although Metzler supplements its project professional personnel through the use of independent contractors. Metzler retains contractors for specific client engagements on a task-specific, per diem basis during the period their expertise or skills are required. Metzler believes that retaining contractors on a per-engagement basis provides it with greater flexibility in adjusting professional personnel levels in response to changes in demand for its services.

  Acquisitions. As part of its growth strategy, Metzler expects to continue to pursue complementary acquisitions to expand its geographic reach, expand the breadth and depth of its service offerings and enhance Metzler's consultant base. In furtherance of this growth strategy, Metzler acquired five additional consulting firms during 1997 for an aggregate of 4,670,366 shares of its Common Stock. Each of these five transactions was accounted for as a pooling of interest.

  Results of Operations. The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues:

                                                                THREE MONTHS
                                              YEAR ENDED            ENDED
                                             DECEMBER 31,         MARCH 31,
                                           -------------------  --------------
                                           1995   1996   1997    1997    1998
                                           -----  -----  -----  ------  ------
HISTORICAL STATEMENT OF INCOME DATA:
Revenues.................................. 100.0% 100.0% 100.0%  100.0%  100.0%
Cost of services..........................  66.5   66.6   59.2    56.9    61.7
                                           -----  -----  -----  ------  ------
Gross profit..............................  33.5   33.4   40.8    43.1    38.3
Merger-related costs......................   --     --     1.6     --      --
Selling, general and administrative
 expenses.................................  31.9   24.6   21.6    19.9    23.5
                                           -----  -----  -----  ------  ------
Operating income..........................   1.6    8.8   17.6    23.2    14.8
Other expense (income), net...............   0.4    0.1   (0.9)   (1.9)   (1.2)
                                           -----  -----  -----  ------  ------
Income before income tax expense
 (benefit)................................   1.2    8.7   18.5    25.1    16.0
Income tax expense (benefit)..............   0.7   (0.3)   6.9    10.0     6.0
                                           -----  -----  -----  ------  ------
Net income (loss).........................   0.5    9.0   11.6    15.1    10.0
                                           =====  =====  =====  ======  ======

 Three Months Ended March 31, 1998 Compared to 1997

  Revenues. Revenues increased by 41% to $25.5 million in the three months ended March 31, 1998 from $18.1 million in the first quarter of 1997. The growth in revenue was primarily due to expansion of services provided to existing clients and engagements with new clients, as a result of continued strong demand for management consulting services in the electric and energy-related industries, increased selling and business development efforts, and immaterial acquisitions completed in the fourth quarter of 1997.

  Gross Profit. Gross profit consists of revenues less cost of services, which includes consultant salaries, benefits and travel-related direct project expenses. Gross profit increased 59% to $11.0 million in the first quarter of 1998 from $6.9 million in the first quarter of 1997. Gross profit as a percentage of revenues was 43% for the first quarter of 1998 as compared to 38% in the year earlier period. The change in gross margin percentage was primarily the result of increases in the utilization rates of Metzler's professional personnel and the introduction of performance-based incentive compensation plans at certain acquired businesses as of January 1, 1998.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses include salaries and benefits of management and support personnel, facilities costs, training, direct selling, outside professional fees and all other corporate costs. As a percentage of revenue, selling, general and administrative expenses for the three months ended March 31, 1998 and 1997 were 20% and 24%, respectively. The improvement in selling, general and administrative expenses as a percent of revenues is attributable to economies of scale, increased efficiency in certain support functions, reduction of administrative headcount and closing certain facilities at the beginning of 1998.

  Income Taxes. Metzler's effective income tax rate was 39.7% for the first quarter of 1998 as compared to 37.6% for the same period in 1997. The increase in the effective tax rate is primarily attributable to a higher statutory federal tax rate associated with anticipated increased earnings in 1998 and due to an increase in the effective state tax rate resulting from a greater proportion of Metzler's business coming from locations with higher state tax rates.

 1997 Compared to 1996

  Revenues. Revenues increased 31.6% to $83.7 million in 1997 from $63.6 million in 1996. This increase was the result of continued strong demand for Metzler's management consulting, engineering and technical, and economic and financial services for the electric and energy-related industries. The growth in revenues was due to increases in both the number and average size of client projects.

  Gross Profit. Gross profit consists of revenues less cost of services, which includes consultant salaries, benefits and travel-related direct project expenses. Gross profit grew 60.8% to $34.1 million in 1997 from $21.2 million in 1996. Gross profit as a percentage of revenues was 40.8% in 1997 compared to 33.4% in 1996. The improvement in gross profit margins was driven primarily by increased utilization of Metzler's professional consultants.

  Merger-Related Costs. During 1997, Metzler incurred merger related costs of $1.3 million related to acquisitions accounted for as poolings of interests. The merger costs include legal, accounting and other transaction-related fees and expenses. There were no acquisitions or corresponding related costs in the prior-year period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses include salaries and benefits of management and support personnel, facilities costs, recruiting and training, direct selling, outside professional fees and all other corporate costs. Selling, general and administrative expenses for 1997 increased approximately 16.0% to $18.1 million from $15.6 million in 1996. The pro forma adjustments for 1996 include an increase in officer compensation of $1.0 million to reflect the impact of a compensation plan adopted July 1, 1996. After giving effect to this pro forma adjustment, selling, general and administrative expenses for 1997 increased approximately 9.0% to $18.1 million from the pro forma $16.6 million for 1996. This increase is largely attributable to the overall higher business volume in 1997, partially offset by economies of scale and increased efficiency in certain support functions.

  Other Expense (Income). In 1997 interest income increased to $1.1 million due to average cash and cash equivalents outstanding of $27.6 million in 1997. The cash and cash equivalents balance primarily relates to the proceeds from the initial public offering that was completed in October, 1996.

  Income Taxes. For the first nine months of 1996, one Metzler's subsidiaries was taxed under Subchapter S of the Internal Revenue Code. Under the provisions of Subchapter S, federal income taxes were the responsibility of the stockholders as were certain state income taxes. Accordingly, the consolidated statement of operations for 1996 does not include a provision for federal or certain state income taxes for this subsidiary during the period January 1, 1996 through October 3, 1996. The pro forma tax adjustment for this period includes additional federal and state taxes that would have been required had the S-corporation election not been in effect and the net tax benefit relating to the pro forma compensation expense adjustment described above.

 1996 Compared to 1995

  Revenues. Revenues increased 14.0% to $63.6 million in 1996 from $55.8 million in 1995. This increase was caused by increased demand for management consulting services in the electric utility industry and increased selling and business development efforts. These factors generated increases in both the number of client projects and the average size of client projects.

  Gross Profit. Gross profit increased 13.4% to $21.2 million in 1996 from $18.7 million in 1995. Gross profit as a percentage of revenues was 33.4% in 1996 compared to 33.5% in 1995. The gross profit percentage was largely consistent year to year based on comparable utilization rates in both periods for Metzler's full time professional personnel.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 12.4% to $15.6 million in 1996 from $17.8 million in the prior year. As a percentage of revenues, selling, general and administrative expenses decreased to 24.6% in 1996 from 31.9% in 1995. In connection with the change in the taxable status of one of Metzler's subsidiaries from a C corporation to an S corporation commencing January 1, 1996, Metzler eliminated all other incentive compensation programs for certain key executives. Effective July 1, 1996, in contemplation of the termination of the S-corporation status in connection with the closing of Metzler's initial public offering of common stock, Metzler adopted a new executive compensation plan. The pro forma adjustments for 1996 and 1995 reflect the impact of this compensation plan. The pro forma adjustment for 1996 includes an increase in executive compensation of $1.0 million while the pro forma adjustment for 1995 incorporates a decrease in executive compensation of $2.8 million. After giving effect to these pro forma adjustments, selling, general and administrative expenses would represent $16.6 million, or 26.2% of revenues, in 1996 and $15.0 million, or 26.9% of revenues, in 1995. The increase in selling, general and administrative expenses was due primarily to higher business volume, offset in part by increased efficiency in certain administrative functions.

  Income Taxes. Effective January 1, 1996, the stockholders of one of Metzler's subsidiaries elected to be taxed under Subchapter S of the Internal Revenue Code. As an S corporation, net income from January 1, 1996 was taxable for federal (and some state) income tax purposes directly to the subsidiaries' stockholders. The S-corporation status was terminated October 4, 1996 upon the completion of Metzler's initial public offering of its Common Stock. Accordingly, the consolidated statement of operations for 1996 does not include a provision for federal or certain state income taxes for this subsidiary during the period January 1, 1996 through October 3, 1996.

 Liquidity and Capital Resources. Net cash used by operating activites was $1.4 million in the first quarter of 1998. Net income for the period of $3.9 million was primarily offset by $1.7 million in tax payments in excess of current period accruals, a $0.6 million net decrease in accrued compensation and related costs due to first quarter payments related to prior year accrued bonuses, a $1.0 million increase in accounts receivable resulting from higher revenues and a $0.9 million payment for the purchase of minority interest in a company acquired in the fourth quarter of 1997.

  Investing activities used net cash flows of $2.5 million in the first three months of 1998. The net cash used in investing activities was primarily due to the purchase of a building located in Chicago that will be used for Metzler's corporate headquarters. Historically, investing activities have not required significant cash flows.

  Financing activities provided net cash flows of $36.1 million in the first quarter of 1998. In March 1998, Metzler sold 1.5 million shares of Metzler Common Stock in a secondary offering, raising approximately $36 million dollars, net of related offering costs. During the first quarter of 1998, Metzler repaid approximately $1.1 million of pre-existing notes and other obligations of businesses acquired during 1997.

  Operating activities provided net cash flows of $6.4 million, $5.9 million and $1.2 million in 1997, 1996 and 1995, respectively. In 1997, the cash flow from operations is primarily the result of net income, increases in accounts payable, accrued liabilities and income taxes payable balances offset by an increase in accounts receivable. The increase in accounts receivable is primarily due to a 48% increase in revenue in the fourth quarter of 1997 versus the corresponding period in the prior year.

  Investing activities used net cash flows of $1.7 million, $1.8 million and $.8 million in 1997, 1996 and 1995, respectively. Historically investing activities have not required significant cash flows.

  Net cash (used in) provided by financing activities was ($16.7) million, $28.8 million and ($.1) million in 1997, 1996 and 1995, respectively. In 1997, Metzler completed the acquisition of RMI in a transaction accounted for as a pooling of interests. In August 1997, Metzler completed another acquisition of privately owned Reed in a transaction also accounted for as a pooling of interests. In connection with these acquisitions and the Sterling acquisition, Metzler made cash payments totaling approximately $9.7 million to acquire shares of the combining enterprises held by certain minority stockholders. Metzler also made payments of approximately $3.6 million to repay principal and accrued interest on long term debt and line of credit obligations of RMI.

  Also, in 1997, Metzler repaid notes payable to two stockholders in the aggregate amount of $1.0 million. The notes, each with a principal amount of $0.5 million, bore interest at a rate of 10%. Metzler repaid notes payable to other officers aggregating $0.8 million under various other pre-existing arrangements at RMI and Reed.

  During the period from January 1, 1996 to October 4, 1996, one of Metzler's subsidiaries was taxed as an S corporation. Approximately $3.5 million of net income for the period during which the subsidiary was an S corporation was distributed to former S-corporation shareholders and included in their personal taxable income. These amounts were distributed to the former S-Corporation stockholders in 1997.

  Metzler believes that the cash and cash equivalents as of the end of the first quarter and funds generated by operations, will provide adequate cash to fund its anticipated cash needs, which may include future acquisitions of complementary businesses, at least through the next twelve months. Thereafter, Metzler anticipates that its cash requirements related to future operations and potential acquisitions will be funded with cash generated from operations and short-term borrowings. Metzler currently anticipates that it will retain all of its earnings for development of Metzler's business and does not anticipate paying any cash dividends in the foreseeable future.

  Metzler believes that the effect of the millennium on its internal information systems will have an immaterial impact on Metzler.

  Recently Issued Financial Accounting Standards. In June of 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Metzler will be required to adopt the new standard for the year ending December 31, 1998, although early adoption is permitted. This statement requires use of the "management approach" model for segment reporting. The management approach model is based on the way Metzler's management organizes segments within Metzler for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Metzler will adopt this statement in fiscal year 1998. The effect of applying this standard is not expected to be significant.

MANAGEMENT OF METZLER

  The following table sets forth certain information with respect to the executive officers and directors of Metzler as of July 15, 1998.

NAME                     AGE                         POSITION WITH METZLER
----                     ---                         ---------------------
Robert P. Maher.........  48 Chairman of the Board, President, Chief Executive Officer and Director
James F. Hillman........  40 Chief Financial Officer and Treasurer
Barry S. Cain...........  55 Vice President, Chief Administrative Officer and Director
Stephen J. Denari.......  45 Vice President--Corporate Development
Charles A. Demirjian....  33 Vice President, General Counsel and Secretary
James T. Ruprecht.......  38 Director
Peter B. Pond...........  53 Director
Mitchell H. Saranow.....  52 Director

  Robert P. Maher has served as a director of Metzler since April 1991. He has served as Chief Executive Officer and President since January 1996 and as Chairman of the Board since June 1996. From August 1990 to December 1995, Mr. Maher held various positions with Metzler and its affiliates, most recently as a Senior Vice President of Metzler & Associates, Inc. working primarily in the information technology area. From 1988 to August 1990, he was a principal with the consulting practice of Ernst & Young LLP where he organized and directed information technology engagements for the regulated segment of the communications industry practice.

  James F. Hillman joined Metzler in April 1996 and has served as the Chief Financial Officer and Treasurer since June 1996. From July 1988 to March 1996, he was employed by Ameritech Corporation, most recently as the Chief Financial Officer of Ameritech Monitoring Services, Inc.

  Barry S. Cain has served as Metzler's Vice President and Chief Administrative Officer since September 1997. Mr. Cain joined Metzler from his position as a member of the law firm of Sachnoff & Weaver, Ltd., where he was co-chairman of the firm's Business Group and a member of its board of directors. Prior to joining Metzler, Mr. Cain served as outside general counsel of Metzler and Metzler & Associates, Inc. since their inception.

  Stephen J. Denari has served as the Metzler's Vice President--Corporate Development since July 1997. Prior to joining Metzler, Mr. Denari served as a turn-around specialist for a variety of companies, including Harley Davidson, DBMS, Inc., American Capital Enterprises, and First National Entertainment. Mr. Denari has also assisted Metzler since 1990 in various specialized projects for Metzler's clients.

  Charles A. Demirjian has served as Metzler's General Counsel, Vice President and Secretary since September 1997. Mr. Demirjian joined Metzler from his position as a member of the law firm of Sachnoff & Weaver, Ltd. Prior to joining Sachnoff & Weaver in March 1996, Mr. Demirjian was an associate with the law firm of Neal, Gerber & Eisenberg.

  James T. Ruprecht has served as a director of Metzler since inception, as President of Metzler & Associates, Inc., a subsidiary of Metzler, since July 1997, and as a Senior Vice President of Metzler & Associates, Inc. from January 1994 to July 1997. From April 1987 to January 1994, Mr. Ruprecht held various management positions with Metzler & Associates, Inc., working primarily in the areas of business process re-engineering, customer operations and supply chain management.

  Peter B. Pond has served as a director of Metzler since November 1996. Mr. Pond has served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation since June 1991. Mr. Pond is a director of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

  Mitchell H. Saranow has served as a director of Metzler since November 1996. Mr. Saranow has served as Chairman of The Saranow Group L.L.C. and its affiliated companies since October 1984. He founded Fluid Management, L.P. in April 1987 and served as Chairman and Chief Executive Officer until January 1997. He presently also serves as Chairman of Elf Machinery, L.L.C., a company acquired by an affiliate of The Saranow Group in 1998.

  Directors are elected to staggered three-year terms and executive officers serve until their successors are appointed.

DIRECTOR COMPENSATION

  Pursuant to the terms of the formula program of Metzler's Long-Term Incentive Plan, each director of Metzler who is not otherwise employed by Metzler automatically will be granted an option to purchase 3,000 shares of Metzler Common Stock for each year of the term to be served upon his initial election or re-election to the board. The options will have an exercise price equal to the fair market value of the Metzler Common Stock on the date of grant and will be exercisable in equal installments over the term to be served beginning on the first anniversary of the date of grant. In addition, Messrs. Pond and Saranow were each granted an option to purchase 22,500 shares of Metzler Common Stock, which options vest 50% on March 13, 1999, 25% on March 13, 2000 and 25% on March 13, 2001 and are exercisable at $13.33 per share. Directors who are not executive officers of Metzler are also paid a fee of $1,000 for each Board meeting attended in person and all directors are reimbursed for travel expenses incurred in connection with attending board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board.

 Compensation Committee Interlocks and Insider Participation

  Mr. Maher has been a member of the Compensation Committee since January 1997. Metzler did not have a Compensation Committee prior to January 1997. Prior to January 1997, the entire Board had responsibility for all decisions with respect to executive officer compensation.

 Management Compensation

 General

  The following table sets forth compensation awarded or earned by Metzler's President and Chief Executive Officer and the other executive officers who earned more than $100,000 during the year ended December 31, 1997 (the "Named Executive Officers"):

Summary Compensation Table

                                  ANNUAL COMPENSATION             LONG-TERM
                                LONG-TERM COMPENSATION          COMPENSATION
                         ------------------------------------- ---------------
   NAME AND PRINCIPAL    FISCAL  ANNUAL         OTHER ANNUAL       OPTIONS        ALL OTHER
        POSITION          YEAR   SALARY  BONUS COMPENSATION(1) (NO. OF SHARES) COMPENSATION(2)
   ------------------    ------  ------  ----- --------------- --------------- ---------------
Robert P. Maher.........  1996  $281,000  --      $ 15,648             --         $859,961
Chairman, President and   1997   411,250  --         1,500         150,000             --
Chief Executive Officer
Gerald R. Lanz..........  1996   200,000  --        15,648             --         $859,961
Chief Operating Officer   1997   356,250  --         1,500         150,000             --
James F. Hillman........  1996   118,750  --           --          115,500             --
Chief Financial Offi-     1997   206,250  --           625          37,500             --
 cer(3)

--------
(1) Represents matching payments and profit sharing under Metzler's 401(k)
    Plan.
(2) Represents the proportionate share of Metzler's net income for the period January 1, 1996 through October 3, 1996. Prior to January 1, 1996, Metzler had operated as a C corporation. Effective January 1, 1996, the stockholders of Metzler elected to be taxed under Subchapter S of the Code. As an S corporation, Metzler's profits were distributed to stockholders and Metzler was not subject to federal (and some state) income taxes. The S corporation election terminated in connection with the consummation of Metzler's initial public offering of Metzler Common Stock on October 4, 1996.
(3) Mr. Hillman began his employment with Metzler on April 15, 1996.

Executive Option Grants

  The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1997.

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------
                           NUMBER OF   PERCENT OF
                           SECURITIES TOTAL OPTIONS EXERCISE
                           UNDERLYING  GRANTED TO    PRICE               GRANT
                            OPTIONS   EMPLOYEES IN    PER    EXPIRATION   DATE
NAME                        GRANTED    FISCAL 1997   SHARE      DATE    VALUE(1)
----                       ---------- ------------- -------- ---------- --------
Robert P. Maher(2)........  150,000       9.15%      $13.33   5/20/07   $274,097
Gerald R. Lanz(3).........  150,000       9.15        13.33   5/20/07    274,097
James F. Hillman(4).......   37,500       2.29        19.33    1/7/07    104,916

--------
(1) The fair value of the option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following assumptions were used:

      Expected Volatility.............................................       45%
      Risk-free interest rate.........................................      5.7%
      Dividend yield..................................................        0%
      Expected life................................................... 2.6 years
      Forfeiture rate.................................................       20%

(2) The options were granted on May 21, 1997 at the fair market value of Common Stock at that date and become exercisable 50% on May 21, 1999, 25% on May 21, 2000 and 25% on May 21, 2001.
(3) The options were granted on May 21, 1997 at the fair market value of Common Stock at that date and become exercisable 50% on May 21, 1999, 25% on May 21, 2000 and 25% on May 21, 2001.
(4) The options were granted on January 8, 1997 at the fair market value of Common Stock at that date and become exercisable 50% on January 8, 1999, 25% on January 8, 2000 and 25% on January 8, 2001.

Year End Option Values

  The following table sets forth information concerning the value of unexercised options held by the Named Executive Officers on December 31, 1997. No options were exercised by such persons in fiscal 1997. The values for in-the-money options (which represent the positive spread between the exercise price of any existing stock options and $26.75 per share, the closing price of the Common Stock as reported by the Nasdaq National Market on December 31,
1997) also are included.

                                      NUMBER OF SHARES                  VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                    AT FISCAL YEAR END(#)               AT FISCAL YEAR END($)
                               -----------------------------------    -------------------------
      NAME                      EXERCISABLE       UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
      ----                     --------------    -----------------    ----------- -------------
      Robert P. Maher.........                --              150,000      --      $2,012,500
      Gerald R. Lanz..........                --              150,000      --       2,012,500
      James F. Hillman........                --              153,000      --       2,443,750

 Certain Relationships And Related Transactions

  Peter B. Pond, a director of Metzler, is a principal of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). DLJ from time to time provides and in the past has provided investment banking services to Metzler. Most recently, DLJ served as the lead manager in Metzler's secondary offering that was completed in March 1998. In connection with that offering, DLJ received underwriting discounts and commissions of $4,900,000. DLJ is also providing financial advisory services in connection with the Merger.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Metzler Common Stock as of June 30, 1998 by: (i) each person known by Metzler to own beneficially more than five percent of the outstanding shares of Metzler Common Stock; (ii) each of Metzler's directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of Metzler as a group. (Each person named below has an address in care of Metzler's principal executive offices.) Metzler believes that each person named below has sole voting and investment power with respect to all shares of Metzler Common Stock shown as beneficial owned by such holder, subject to community property laws where applicable.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED(1)
                                                              -----------------
      OFFICERS, DIRECTORS AND 5% STOCKHOLDERS                  NUMBER   PERCENT
      ---------------------------------------                 --------- -------
      ARK Asset Management................................... 2,300,000  10.2%
      Dresdner RCM Global Investors.......................... 1,560,000   6.9%
      Pilgrim Baxter & Associates............................ 1,374,000   6.1%
      Gerald R. Lanz.........................................   851,520   3.8%
      James T. Ruprecht......................................   851,520   3.8%
      Robert P. Maher(2).....................................   726,266   3.2%
      James F. Hillman(3)....................................    20,250    *
      Peter B. Pond(3).......................................     9,000    *
      Mitchell H. Saranow(4).................................    12,000    *
      Barry S. Cain..........................................       862    *
      All directors and executive officers as a group (8
       persons)(5)........................................... 1,640,331   7.2%

--------
*  less than 1%
(1) Applicable percentage of ownership as of June 30, 1998 is based upon 22,647,467 shares of Metzler Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
(2) Excludes shares held by Mr. Maher's children, of which he disclaims beneficial ownership.
(3) Consists of shares of Metzler Common Stock subject to options which are currently exercisable.
(4) Includes 9,000 shares of Metzler Common Stock subject to options which are currently exercisable.
(5) Includes 40,500 shares of Metzler Common Stock subject to options which are or become exercisable within 60 days of the date of this Joint Proxy Statement-Prospectus.

                       INFORMATION CONCERNING LECG, INC.

BUSINESS

  LECG is an economic consulting services firm that provides sophisticated economic and financial analysis, expert testimony, litigation support and strategic management consulting to a broad range of public and private enterprises. LECG's areas of expertise include antitrust, industry deregulation, damages analyses, economic and financial modeling, intellectual property valuation, environmental economics and public policy. Services are provided by renowned academics, recognized industry leaders and former high-level government officials ("Experts") who are supported by a highly educated professional staff, most of whom have Ph.D.s or advanced degrees in economics, finance or related disciplines ("Professional Staff"). The Experts include those who provide services to LECG on an exclusive basis ("Principals") and on a non-exclusive basis ("Affiliates"). The role of the Professional Staff is critical as it enables the Experts to leverage their expertise allowing LECG to deliver high quality work product to its clients. LECG believes that its structure enables its Experts to provide sophisticated economic consulting services efficiently and effectively to clients throughout the world. In 1997 alone, LECG performed over 500 assignments for more than 300 clients in 8 countries.

  LECG provides its clients with insightful and original studies that are authored, articulated and ultimately defended by independent, leading Experts, and which are capable of commanding the attention of regulators, legislators, judges and juries. The studies and related testimony incorporate in-depth economic analysis on complex issues, such as the competitive effects of mergers and acquisitions, restructuring of regulated industries, auction design and implementation, the efficiency properties of complex contracts, the impact of regulatory structures on technological innovation, the causes of financial misfortunes and the cost of environmental damages.

  LECG is retained by public and private companies, government agencies, national and state governments and by major law firms on behalf of their clients. LECG has provided consulting services to a diverse client base including (i) leading corporations, such as Abbott Laboratories, Chevron Corp., Dow Chemical Co., Intel Corporation, Southern Pacific and Time Warner, Inc., (ii) large telecommunication and utility companies, such as Ameritech, Bell Atlantic Corp., New England Power Co., Northern States Power Co., Pacific Gas and Electric and Potomac Electric Power Co., (iii) leading financial services firms such as Bankers Trust New York Corp., Kemper Financial Services, Inc. and Transamerica Life Insurance and Annuity Co., (iv) United States government and regulatory agencies, such as the Department of Justice, the Department of Labor, the Federal Communications Commission, the Federal Deposit Insurance Corporation, the Federal Trade Commission and the Resolution Trust Corporation and (v) national governments and government agencies, including the governments of Argentina, Colombia, El Salvador, Guatemala, Japan, New Zealand and South Korea.

  LECG's Principals include faculty and former faculty from leading universities including Brigham Young University, Cambridge University, Harvard University, the London Business School, New York University, Northwestern University, Princeton University, Stanford University, Tel Aviv University, Texas A&M University, the University of California at Berkeley, the University of California at Davis, the University of California at Los Angeles, the University of Chicago, the University of Illinois, the University of Maryland, the University of Pennsylvania, the University of Southern California, the University of Toronto, the University of Virginia, Vanderbilt University and Yale University. The Experts' relationships with credentialed, internationally renowned scholars enables LECG to serve as a "switchboard" to access talent in the world's great universities.

  LECG believes that the business environment is favorable to the continued application of economic analysis to complex business and policy problems. LECG believes that there are additional growth opportunities through (i) increasing engagements performed by LECG's current Experts, (ii) attracting additional Experts, (iii) expanding geographically in the United States and abroad and
(iv) acquiring economic consulting organizations on a selective basis.

  Since its incorporation in 1988, LECG has expanded its operations from one office in Berkeley/Emeryville, California to a current aggregate of fourteen offices in Washington, D.C.; New York, New York; Evanston, Illinois; Salt Lake City, Utah; College Station, Texas; Sacramento, California; Cambridge, Massachusetts; Los Angeles, California; Toronto, Canada; Wellington, New Zealand; London, United Kingdom; Brussels, Belgium; and Toulouse, France.


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  Business Environment for Complex Economic Analysis. Micro-economic thinking and modeling have gained wide acceptance. The application of advanced micro-economic analysis to complex decision-making has been made increasingly possible by the development of economic models and model estimation techniques, the advent of low cost computing capacity and the development of large public and private databases, which enable statistical relationships to be explored and modeled. The increased use of economic analysis is reflected in the frequency with which government agencies in the United States and abroad are engaging economists to assist in evaluating mergers and acquisitions, establishing deregulatory principles, designing complex auctions and implementing transfer pricing rules. In turn, affected private sector parties are compelled to commission similar economic studies to represent their interests in the shaping of regulatory and deregulatory processes, privatization outcomes and legislative changes. In addition, economic analysis is increasingly used to help determine liability and damages in private litigation or alternative dispute resolution forums.

  LECG believes that micro-economic analysis directed by leading experts is especially useful where there is considerable complex or contention as a result of profound change due to technological innovation or major legal or policy shifts. This complex and contention have affected organizations (i) in those industries undergoing fundamental transition, (ii) directly affected by competition policy and antitrust laws, (iii) confronted with complex valuation problems, (iv) requiring damage analysis and (v) formulating corporate strategy.

  Industries in Fundamental Transition. Regulatory initiatives typically lead governments and affected parties to engage consultants to perform economic analyses. Cost benefit, comparative cost, cost allocation and price impact studies are frequently commissioned and can yield important findings which can shape policy. Economic analysis is especially important where governments or regulators are endeavoring to deregulate industries. Deregulation begets further regulations as governments increasingly rely on competition policy rather than price, entry and rates of return regulation.

  Recent deregulation in the telecommunications, electric and gas utility and agribusiness industries as well as the legislative and market turmoil affecting the United States healthcare system have led to greater use and application of economic analyses in those industries.

  . Telecommunications. The telecommunications industries are undergoing fundamental restructuring as they move from public control to more market based methods of governance or control. These developments are already substantially accomplished in New Zealand and Chile, in progress in the United States, the United Kingdom and Australia and being initiated or contemplated in many other countries including continental European countries. Greater reliance on competition rather than regulation requires detailed market, cost and financial analyses by the major industry participants as well as by potential new entrants.

  . Electric and Gas Utilities. Deregulation and industry consolidation often requires sophisticated economic analysis. Where vertical divestiture has occurred, pricing issues are especially important with respect to intermediate "products" including wholesale electricity and transmission/pipeline services, particularly if control of the basic infrastructure (e.g., transmission/pipelines) remains concentrated. Also, when integrated providers compete with new entrants that are not integrated, complex competition policy issues arise with respect to the terms and conditions under which the integrated provider can self supply. Organizational design and access issues frequently need to be analyzed from an economic perspective.

  . Agribusiness. With deregulation and the phased reduction of government subsidies occurring in industrialized countries as a result of the GATT Uruguay round, and the forthcoming negotiation rounds under the auspices of the World Trade Organization, greater flexibility and market sensitivity are being introduced to the agricultural sectors of many countries. Moreover, environmental issues, water rights and technological innovation in agricultural machinery, hybrid seeds, engineered plants and species raise important policy issues requiring economic analyses.

  . Healthcare. Policy issues arise in many contexts, including hospital mergers, physician/hospital relations and pharmaceutical pricing. Because the sale of pharmaceutical products and medical devices are often heavily regulated, and involve significant levels of intellectual property, they too involve complex issues which frequently require economic analysis. Furthermore, pharmaceutical and medical products are frequently supplied on a global basis, raising important intercountry pricing issues.

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  Competition Policy and Antitrust Analysis. Competition policy issues frequently involve detailed analysis of markets, market entry conditions and the market positions of incumbents. Such analyses are required not only in mature markets, but also in the new high technology sectors where the role of innovation, network externalities, installed base effects and standards are of great importance. The role of pricing policies and licensing strategies must frequently be assessed. Antitrust analysis is frequently required before merging firms can achieve clearance from antitrust and other regulatory bodies in the United States, Europe and elsewhere. In addition, private antitrust litigation frequently requires analysis of markets, firm behavior and damages.

  Complex Valuation Problems. The growth and expansion of markets has led to increases in the variety of assets which are traded and the frequency with which restructuring occurs. In many cases, there may not be organized markets where the prices of certain assets are readily ascertained. Yet there is often a need for value to be determined or for asset sales to be organized. Economic analysis and advanced statistics and econometrics can assist in valuation, including:

  . Financial Securities. Valuation engines and sophisticated mathematical modeling are frequently needed to value complex derivatives and exotic securities. These advanced techniques are employed in litigation, as well as by companies assessing their exposure to risk and seeking to value their portfolios.

  . Intellectual Property and Intangible Assets. Many firms recognize the need to build and protect brand equity, intangible assets and intellectual property. Patents, trade secrets, copyrights and trademarks frequently need to be valued for managerial, licensing, transfer pricing and litigation purposes. Economic and market analysis is frequently fundamental to such valuations.

  . Auction of Public Assets and Stranded Assets. Governments have recently auctioned assets in the electromagnetic spectrum, railroad, oil and gas, forestry and mineral industries. Private parties wishing to sell large fixed investments have likewise been attracted to the notion of designing complex auctions. The architecture of market design principles depends heavily on modern game theory, which is an important analytical tool in modern micro-economic analysis.

  . Contract Rights. Complex contract rights are often analyzed and valued in the context of litigation, insurance coverage, mergers and acquisitions and joint ventures.

  Damages Analysis. Damages analysis often requires, or benefits from, the analysis of large data sets and the construction of economic models. Damages analysis frequently forms the foundation for understandable expert testimony for litigation and alternative dispute resolution.

  . Environmental Damages. Sophisticated economic analysis is frequently required to quantify damages from hazardous waste contamination, including estimation of loss of prospective economic gain, diminution in property value and residual price risk attached to remediated properties. Economics also is used to analyze hedonic and economic damages resulting from loss of life.

  . Intellectual Property Damages. Intellectual property is increasing in value, in part because of the new patent regime caused by the centralization of the Court of Appeals in Washington, D.C. Accordingly, the stakes involved in patent disputes have also increased. Infringement damages frequently require the exploration of the cost of non-infringing alternatives or "invent around" opportunities as well as future market and alternative technologies calculations.

  . Mass Torts. The United States has witnessed a growing number of class action product liability cases, including cases involving silicone breast implants, cigarettes, dangerous chemicals and pharmaceuticals producing unintended side effects. Both plaintiffs and defendants increasingly rely on sophisticated economic analysis to quantify exposure, adverse health effects and damages and to allocate damages among defendants.

  . Securities Fraud. Securities products have become increasingly complex with the growth of sophisticated derivative products. As securities products have become more complex, the calculation of damages in securities fraud cases has also become more complex, often requiring sophisticated computer modeling and analysis of extensive data sets.


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  Corporate Strategy. Economic analytic techniques are also used to examine the interplay between asset structure, organizational structure and processes and competitive advantage. Areas where economic analysis is useful include the analysis of difficult to replicate intangible assets used in supporting competitive advantage, the choice of organizational structure, decisions regarding outsourcing, transfer pricing and technology acquisitions.

  The LECG Business Model. LECG's business model attracts and motivates renowned experts who provide high quality economic analyses and testimony on behalf of companies and government agencies. LECG believes that several factors distinguish it from other industry participants. These factors include the following:

  Renowned Experts. LECG has the ability to access and productively utilize renowned scholars and experts from government and the private sector able to conduct, present and defend authoritative studies. The Experts who perform these services include nationally recognized and highly credentialed faculty and former faculty from many top universities. Many of these Experts have valuable hands-on industry experience or experience in working in or with government agencies such as the Department of Justice, the Federal Trade Commission and the Federal Communications Commission. The Experts and Professional Staff are major contributors to the academic and professional literature in economics and finance, public policy and intellectual capital management.

  Highly Educated Professional Staff. LECG employs a staff of highly credentialed and experienced economists and other analysts to support the Experts. Many of LECG's Professional Staff hold advanced degrees in economics, finance or related disciplines. LECG believes that its highly educated Professional Staff enables the Experts to leverage their expertise allowing LECG to deliver high quality work product to its clients. In addition, many of the Professional Staff have become experts in their own right, testifying, authoring studies and designing sophisticated models.

  Attractive Support Infrastructure. LECG believes that Experts desire to associate with LECG in part because of its support infrastructure which (i) relieves the Experts of administrative tasks and enables them to focus on their analytic work, (ii) allows them to retain their autonomy and intellectual freedom and (iii) provides a collegial environment that advances creativity and cooperation. LECG has designed its infrastructure to maximize Expert efficiency. As part of this strategy, LECG opens offices in proximity to the universities at which its Experts are faculty in order to provide convenient support. Marketing, contract negotiation, accounting, billing and collecting receivables are handled at LECG's executive offices. This support infrastructure ensures the Expert focuses on analysis rather than project administration.

  Focused Project Management. LECG treats each client engagement as a separate project, assigning one or more Experts and a Professional Staff team consisting of one or more senior economists and analysts. Once assembled, these teams become virtual organizations using inside and outside resources to achieve performance in exacting time frames. LECG makes extensive use of advanced computer hardware and software in executing its projects.

  Authoritative Studies. LECG is committed to providing the most sophisticated and authoritative studies and expert testimony based upon advanced economic and statistical analysis. The Experts' credentials command the attention of decision makers, thereby enabling analytical and authoritative approaches to problems to receive proper recognition.

  Investment in Databases, Models and Methodologies. LECG has developed proprietary databases consisting of economic data and studies. In addition, LECG has developed proprietary computer models used in cost modeling, auctions and the valuation of complex derivatives. LECG's Experts and Professional Staff are further aided by access to LECG's network of contacts and affiliations, internal databases and prior non-confidential studies.

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  Areas of Expertise. LECG offers its clients leading economic expertise in a number of industries across a variety of service areas including the following:

                                          FINANCIAL INDUSTRIES
AGRIBUSINESS                               Insurance
 Merger analysis                           Banking/savings and loan
 "Fair" pricing of agricultural            Real estate
 products                                  Financial networks
 Intellectual property

 Valuation of biotechnology               FUTURES MARKETS
 Strategy and complementary asset          CFTC regulations
  ownership vs. control assessments        Futures contracts and markets
 Market surveys                            Computerized hedging models
 Price forecasting                         Decision support systems
 Application of information                Statistical analysis of trading and
 technology                                 investment strategies


ANTITRUST                                 HEALTH CARE
 Market definition                         Antitrust analysis
 Analysis of market power                  Cost benefit analysis
 Assessment of business practices          Merger analysis
 Mergers and acquisitions                  Damages analysis
 Cooperative activities                    Intellectual property

                                           Market surveys
AUCTIONS

 Auction design                           INTELLECTUAL PROPERTY
 Auction execution/software                Patent and copyright infringement
 implementation                            Trade secrets and trademarks
 Bidding strategies                        Management of technology

                                           Patent misuse
DAMAGES ANALYSIS                           Licensing
 Compensatory and punitive theories        Competitive analysis of high
 Lost profits and unjust enrichment        technology industry
 Patent and copyright infringement

 Valuation                                INTERNATIONAL STRATEGY AND POLICY
 Breach of contract/fiduciary duty         Negotiations
 Product liability                         Country studies
 Business torts                            Industry studies

                                           European community regulations
ELECTRIC UTILITIES                         Asian market analysis
 Rate design and cost of service           Eastern Europe and NIS market
 Market-based rates and contracts          analysis
 Promotional practices                     NAFTA and World Trade Organization
 Transmission rates and access              dispute settlement panels
 Performance-based regulation

 Retail wheeling/industry                 INTERNATIONAL TRADE
 restructuring                             International Trade Commission
 Competitive strategies/stranded            injury and causation analysis
 investment                                Commerce Department margins
 Qualified facility bidding/contract       analysis
 renegotiation                             Trade pricing

                                           Trade policy
ENVIRONMENTAL AND NATURAL RESOURCE         Customs valuations
ECONOMICS                                  Export controls
 CERCLA and state superfund                Environmental regulation trade
 Cost allocation modeling and              effects
 dispute resolution                        National security issues
 Natural resource damages and
 diminution of value
 Air and water quality
 Toxic substances and pesticides
 Land and water use
 Forestry, mining and public lands
 Deregulation and water market
 pricing

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LEGAL AND REGULATORY INFRASTRUCTURE       RISK MANAGEMENT
 Design of property rights                 Derivatives
 Judicial reform                           Portfolio valuation

 Regulatory policies                      SECURITIES FRAUD
 Anti-monopolization policies              Class actions
 Tax, trade and foreign investment         Limited partnerships
 policies                                  Valuation
 Sequencing of reforms

                                           Damage estimation

NATURAL GAS AND OIL                       STRATEGIC MANAGEMENT
 Market-based rates                        Management of technology and
 Bypass issues                              intellectual property
 Pipeline expansion pricing                Corporate strategy and structure
 Performance-based regulation              Defense reconversion

 Take or pay contracts                    TAXATION
 Pricing and energy modeling               International transfer pricing
 Refinery economics                        Advanced pricing agreements
 Oil product supply and demand             Economics of transaction costs
 Mergers and acquisitions

                                           Depreciation policy
PRIVATIZATION                              Optimal organization of
 Government strategy                       multinational enterprises
 Benefits/cost analysis                    Public policy analysis

 Decentralized process design             TELECOMMUNICATIONS
 Investment feasibility studies

                                           Telephone, cellular, CATV, and
RAILROADS                                  broadcast
 Merger analysis and competitive           State and federal rate design and
 conditions                                price regulation
 Maximum rate reasonableness               Interconnection and competition
 Shipper contract negotiations             policy
 Train derailments and health risk         Pricing of new services
 hazards

                                           Cost allocation
                                           International privatization and
                                           liberalization
                                           R&D and technology policy and
                                           management

PRINCIPAL CLIENTS AND REPRESENTATIVE ENGAGEMENTS

  Principal Clients. Since its incorporation in 1988, LECG has advised over 900 clients and conducted more than 1,400 engagements in 13 countries. In 1997, LECG performed over 500 assignments for more than 300 clients in 8 countries. No single client has represented more than ten percent of LECG's revenues in any year, and the ten largest clients typically represent approximately one-third of LECG's revenues in any year. Although in many cases LECG's work for a client must be kept confidential, set forth below is a partial list of those clients for whom LECG's engagement was publicly disclosed:

AGRIBUSINESS                              FINANCIAL SERVICES AND INSURANCE
 Conagra, Inc.                             Bankers Trust New York Corp.
 Dow Chemical Co.                          Commercial Union Insurance Co.
 E.I. DuPont de Nemours                    Kemper Financial Services, Inc.
 E&J Gallo Winery, Inc.                    Steinhardt Management Co.
 Georgia-Pacific Corp.                     Transamerica Life Insurance &
 H. J. Heinz Co.                           Annuity Co.
 Kraft General Foods, Inc.
 Monsanto Company
 Tri-Valley Corp.
 Well-Pict, Inc.

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GOVERNMENT-RELATED
 Department of Justice                    TELECOMMUNICATIONS
 Federal Communications Commission         Ameritech Corp.
 Federal Deposit Insurance                 Bell Atlantic Corp.
 Corporation                               Bellsouth Corp.
 Federal Trade Commission                  Grupo Iusacell, S.A. de C.V.
 Resolution Trust Corporation              Indiana Bell Telephone Co.
 Governments of Argentina, Colombia,       Nevada Bell
  El Salvador, Guatemala, Japan,           NYNEX Corp.
  South Korea, New Zealand                 Pacific Bell

                                           Pacific Telesis Group
MANUFACTURING                              SBC Technologies, Inc.
 Hansen Industries, Ltd.                   Southern New England Telephone Co.
 Siemens Nixdorf Information Systeme       Stentor Communications
 AG                                        TCI International, Inc.
 Ssangyong Cement Industrial Co.,          Time Warner Inc.
 Ltd.                                      United States Telephone Association
 Teledyne, Inc.                            West Communications Group, Inc.


OIL AND GAS                               TRANSPORTATION
 Amoco Corporation                         American Airlines, Inc.
 Chevron Corp.                             APL Limited
 Conoco Inc.                               Continental Airlines, Inc.
 Exxon Corp.                               Northwest Airlines, Inc.
 Humboldt Petroleum, Inc.                  Southern Pacific Rail Corp.
 Liquid Carbonic                           Union Pacific Corp.
 Mobil Corp.

 Shell Oil Co.                            UTILITIES
 Texaco Inc.                               Edison Electric Institute Inc.
 Unocal Corp.                              New England Power Co.

                                           Niagara Mohawk Power Corp.
PHARMACEUTICALS                            Northern States Power Co.
 Abbott Laboratories                       Pacific Gas and Electric Co.
 Ciba-Geigy Corp.                          Potomac Electric Power Co.
 Glaxo Wellcome P.L.C.                     Wisconsin Electric Power Co.
 Johnson & Johnson
 Merck & Co., Inc.
 Pfizer Inc.
 Rhone-Poulenc Rorer Inc.
 Sandoz Corp.
 SmithKline Beecham Corp.

TECHNOLOGY
 Advanced Fiber Communications
 Advanced Micro Devices, Inc.
 Analog Devices, Inc.
 Apple Computer, Inc.
 Ascend Communications
 Atari Corp. (acquired by JTS Corp.)
 IBM DSC Communications Corp.
 Intel Corporation
 Northern Telecom Ltd.
 Novell, Inc.
 Packard Bell NEC, Inc.
 Texas Instruments, Inc.
 W. L. Gore & Associates, Inc.

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  Law Firms. In the last three years, LECG has worked with the following 60 of the largest 100 U.S. law firms (ranked by revenue in 1996 by The American
Lawyer):

Akin, Gump, Strauss, Hauer & Feld, L.L.P. Kaye, Scholer, Fierman, Hays &
Alston & Bird LLP                         Handler, LLP
Arnold & Porter                           Kelley Drye & Warren LLP
Baker & Hostetler LLP                     King & Spalding
Baker & McKenzie                          Kirkland & Ellis
Baker & Botts L.L.P.                      Latham & Watkins
Brobeck, Phleger & Harrison LLP           Mayer, Brown & Platt
Cahill Gordon & Reindel                   McDermott, Will & Emery
Chadbourne & Parke LLP                    Morgan, Lewis & Bockius LLP
Cooley Godward LLP                        Morrison & Foerster LLP
Coudert Brothers                          O'Melveny & Myers LLP
Covington & Burling                       Orrick, Herrington & Sutcliffe LLP
Cravath, Swaine & Moore                   Paul, Weiss, Rifkind, Wharton &
Davis Polk & Wardwell                     Garrison
Debevoise & Plimpton                      Perkins Coie
Dechert Price & Rhoads                    Pillsbury Madison & Sutro LLP
Dewey Ballantine                          Rogers & Wells
Dorsey & Whitney LLP                      Schulte Roth & Zabel LLP
Fried, Frank, Harris, Shriver & Jacobson  Shearman & Sterling
Fulbright & Jaworski L.L.P.               Sheppard, Mullin, Richter & Hampton
Gibson, Dunn & Crutcher LLP               LLP
Graham & James LLP                        Sidley & Austin
Gray Cary Ware & Freidenrich, P.C.        Skadden, Arps, Slate, Meagher & Flom
Hale and Dorr LLP                         LLP
Heller Ehrman White & McAuliffe           Sonnenschein Nath & Rosenthal
Hogan & Hartson L.L.P.                    Steptoe & Johnson LLP
Howrey & Simon                            Stroock & Stroock & Lavan LLP
Hunton & Williams                         Vinson & Elkins L.L.P.
Jenner & Block                            Wachtell, Lipton, Rosen & Katz
Jones, Day, Reavis & Pogue                Weil, Gotshal & Manges LLP
                                          White & Case
                                          Wilmer, Cutler & Pickering
                                          Wilson Sonsini Goodrich & Rosati,
                                          P.C.

  Representative Engagements. Examples of LECG's engagements, which LECG believes are representative of the nature of its services, are set forth below:
                                          Winston & Strawn

  . Mergers and Acquisitions. LECG provides sophisticated economic analysis to support and advise clients who are pursuing major mergers, acquisitions or joint ventures, which often require approval by antitrust authorities in the United States and abroad. This analysis entails detailed evaluations of the competitive conditions in the markets in which the firms operate, the potential for new entry into those markets, and the environment for technological change that can alter the boundaries of competition in those markets. Examples include:

   The mergers of SBC Technologies, Inc. and Pacific Telesis Group and of Bell Atlantic Corp. and NYNEX Corp.: LECG was engaged in connection with the mergers of these regional bell operating companies. LECG conducted detailed analyses of the extent of competition in telecommunications services in each company's home territory, and the prospects for future competition in local telephone, long distance and other telecommunications services. The regulatory authorities allowed both mergers to proceed.

   Monsanto's acquisition of Holden, Corp., a manufacturer of germ plasma:
   LECG evaluated the extent to which the assets of the two firms were complementary and promoted the development of innovative products.

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   Freightliner's acquisition of Ford's heavy truck division: LECG's analysis helped the merging partners negotiate a favorable termination of the Department of Justice's review.

  . Complex Antitrust Litigation. LECG has been jointly engaged by manufacturers of branded pharmaceutical products in connection with nationwide antitrust litigation challenging industry pricing and distribution practices. For this project, LECG is analyzing the state of competition in markets for the manufacture and sale of pharmaceutical products, including the effects of managed care on the performance of the health care industry and specifically on the prices of pharmaceutical products. The analysis is national in scope, encompassing most of the manufacturers of branded pharmaceutical products.

  . Deregulation and Competition Policy. The largest twelve local United
    States exchange telecommunications companies ("LECs") engaged LECG to analyze the possible financial impacts of policy alternatives under consideration by the Federal Communications Commission ("FCC"). LECG's financial simulation model enabled these companies to assess effects of revenues, operating incomes, cash flow and equity values under current market expectations and alternate scenarios that depicted possible FCC policy decisions. LECG was also engaged by one of the largest LECs to build a model to simulate entry by multiple competitors to assess the financial viability of multiple local exchange entrants and determine the impact that this might have on local exchanges service prices.

  . Intellectual Property Valuation. In the context of an international tax case, LECG was asked to evaluate a complex license agreement between a United States company and its joint venture subsidiary in Japan. The firm was asked to analyze the nature of the bargaining environment in which the license agreement was formulated, the nature of corporate control in Japan and the value of the technology which was transferred to the United States company under the grant back provision of the license agreement. LECG's analysis and presentation enabled LECG's position to prevail on this important tax matter.

  . Environmental. LECG has pioneered the use of economic analysis as the basis for the equitable allocation of clean up costs at multi-party superfund sites. The traditional approach to cost allocation at these sites has been based on the volume of waste that each party generated. However, at many sites there is only one generator of waste and the responsible parties are defined by their economic or contractual relationship to one another. For instance, at a single site there may be an owner and an operator as well as one or more parties who arranged for the waste generating activities to be undertaken. All are responsible for clean up costs under the superfund laws. Recognizing that these contracts are merely a means for joint risk and reward sharing, LECG has advocated the allocation of clean up costs among the parties according to the economic benefits that each party received under the relevant contracts or economic relationship. This approach fits with mainstream economic thinking on efficient contract information and enforcement, as well as commonly accepted notions of fairness. LECG has been able to apply this benefits-based approach to cost allocation to several superfund sites.

  . Corporate Strategy. LECG was engaged by a major manufacturer of computer equipment and supplier of software services to explore the impact of the Internet, and network computing more generally, on business processes and business organization in the insurance industry worldwide. The Experts and Professional Staff advised the client over a four month period. LECG mapped the conceptual issues, sought relevant data, and conducted interviews of information technology managers on four continents. The study produced insights into the business opportunities presented by the Internet, and identified the new business models which may be possible in the life insurance industry in the near future.

  Growth Strategy. In addition to growth through additional engagements performed by LECG's current Experts, LECG believes that there are additional growth opportunities through (i) attracting additional Experts, (ii) expanding geographically in the United States and abroad, and (iii) acquiring economic consulting organizations on a select basis.

  Expand Base of Experts. LECG believes that its continued success and growth will require it to expand its base of Experts. LECG will continue its efforts to attract renowned academics from universities throughout the world and from the government agencies and the private sector and to train and promote its own Professional

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Staff. LECG offers Experts the support of the Professional Staff, an intellectual environment, the opportunity to work with other leading experts and an attractive compensation structure. LECG also believes that operating as a public company will aid in recruiting, retaining and incenting current and future employees.

  Geographic Expansion. LECG intends to expand geographically by establishing offices in proximity to major universities, think tanks, financial markets and government centers in additional United States locations and abroad. LECG believes that offices will need to be established in various continental European countries, Latin America and the Asia Pacific region. LECG recently opened offices in London, United Kingdom; Wellington, New Zealand; Brussels, Belgium; and Toulouse, France.

  Selective Acquisitions. Given the highly fragmented nature of the economic consulting industry, LECG believes that smaller consulting organizations are potential acquisition opportunities. LECG expects to continue to evaluate and meet with potential acquisition candidates that have the potential to increase capacity or add complementary capabilities. At the date of this Joint Proxy Statement-Prospectus, LECG has no specific acquisition plans.

  Human Resources. LECG believes that is has developed a unique model for a professional services firm. LECG believes that the model is capable of attracting and incenting the best and the brightest thought leaders and experts from universities, think tanks and corporations. As a firm, LECG offers high compensation to its Experts, a collegial atmosphere, high autonomy, and transparency of rewards. High compensation is, however, coupled with high accountability because the Experts' compensation on each project is linked to LECG's collections on that project. To its Professional Staff, LECG offers a learning environment, the opportunity to work with highly credentialed Experts, competitive compensation and entrepreneurial opportunities.

  In most cases, the Principals and Affiliates execute agreements with LECG. The agreements with the Principals provide for the Principal to consult exclusively for LECG in consideration for consulting fees determined by the time billed by the Principal and actually collected by LECG as well as project origination fees for work secured or managed by the Principal. The agreements with the Affiliates are substantially the same as the agreements with the Principals except they do not include an exclusivity provision and provide slightly reduced fees to the Affiliates. The agreements with the Principals are terminable at will and do not restrict competition with LECG following termination. From time to time, LECG also engages experts not otherwise associated with LECG to work on a particular matter.

  LECG has experienced low turnover with respect to its Principals. Since LECG was founded in 1988, only four Principals have ceased providing services to LECG.

  The ability to draw on relevant expertise either within LECG or through its connections with leading universities enables LECG to assign a project to an Expert who is a leader in the particular field and who does not require additional time to learn the fundamentals of the relevant area. The Expert can rely on competent Professional Staff to organize and analyze large quantities of data and institutional details to support its thorough analysis. LECG believes that clients see value in having studies performed by independent experts with recognized credentials and communication capabilities likely to be able to author studies and provide testimony that informs regulators, legislators, judges and juries.

  Experts. LECG endeavors to attract renowned scholars who are faculty or former faculty members at leading universities as well as experts from the private sector and former government officials. LECG believes that these highly credentialed individuals seek work environments different from traditional corporate environments and which allow them to retain their autonomy and intellectual freedom. In order to attract such individuals, LECG has created a business environment characterized by high autonomy within the corporate structure, high incentive compensation and a superior support system.

  Professional Staff. LECG's goal is to provide multiple and diverse career opportunities that merge the interests, abilities and aspirations of each individual with the objectives and interests of LECG. LECG's program offers structure to the career development process including (i) wide flexibility for professional growth, (ii) defined responsibilities, consistency and opportunities for advancement, (iii) recognition of individual contributions to LECG and (iv) participation in national and international projects.

  LECG is committed to hiring the necessary senior economists, associates and research analysts each year to staff LECG's growth. LECG seeks the brightest graduates from the top national and international economics programs as well as individuals with substantial experience. All of LECG's senior level staff have advanced degrees or professional certificates, and the majority have a Ph.D. in either economics or finance. On average, LECG's new hires have five to six years of relevant experience. As a group, LECG's senior level Professional Staff average about ten years of experience.

  LECG encourages the professional growth of its staff and has established a mentor program to facilitate this growth process. The aim of the mentor program is to ensure excellence and consistency throughout the entire organization while increasing individual and team productivity and facilitating professional advancement. LECG conducts training sessions that emphasize its consulting core values, development of consulting products and business development techniques.

  LECG's Professional Staff play significant roles in client case work. Their management responsibilities include involvement with clients, Experts, other staff, budgets and the quality and content of work product. Professional Staff work closely with the Experts to conceptualize practical approaches to clients' economic issues, and then direct professional resources to complete necessary analyses in support of the Experts' report or testimony.

  Administrative Staff. The rapid growth of LECG has increased the need for sound management principles and programs. Recognizing this need, LECG has strengthened its administrative management team by attracting experienced personnel in several functional disciplines and encouraging internal growth in many others. Members of LECG's administrative team encompass all offices and work very closely with one another. LECG believes that its management style enables individuals to grow professionally and offers great autonomy for individuals to focus on the needs of clients.

  Compensation. LECG believes that its success depends in large part on attracting, retaining and motivating talented, creative and experienced professionals at all levels. LECG attracts and motivates its professional and administrative staff by a variable compensation system based on attractive incentives and strong accountability. Experts are paid in relation to their hours worked and fees collected and also receive additional compensation based on projects they secure and manage. Although Experts are well compensated, they do not receive any remuneration until LECG collects the fees associated with the Expert's work. Professional Staff receive salaries, options and bonuses commensurate with their performance, skills and degrees. Bonuses provide a significant portion of the Professional Staff's compensation and are paid at the end of the year.

  Marketing. LECG markets its services directly through corporate efforts and through the individual efforts of its Principals. LECG relies heavily on its externally recognized expertise and credentials and publications by its Experts and Professional Staff in academic and professional journals and in the trade and business press.

  The reputation for academic and professional excellence and independence of the Experts are the most important factors in LECG's business development efforts. LECG maintains and enhances its name and reputation through speeches, presentations, articles in industry, business, economic, legal and scientific journals and through other publications by the Experts. LECG also organizes conferences on current issues in economics at which the Experts lecture, present studies, lead seminars and meet with invitees. In LECG's experience, these conferences have been well attended by decision makers from a wide range of industries who, LECG believes, are particularly interested in listening to and retaining the Experts.

  LECG also maintains relationships with law firms whose clients need economic analyses across the broad range of services provided by LECG. In the last three years, LECG has worked with 60 of the 100 largest U.S. law firms (ranked by revenue in 1996 by The American Lawyer).

  LECG is selective in its client development targets and as to the engagements it accepts. The pursuit of specific markets, clients and bids on specific requests for proposals are carefully considered. As part of this process, a conflict check is performed against an up-to-date internal client data base and verified by LECG's administrative staff prior to accepting an engagement in order to avoid a conflict of interest. In addition, LECG declines projects which conflict with its ethical or professional standards.

  Competition. The market for economic consulting services is intensely competitive, highly fragmented and subject to rapid change. The market includes a large number of participants from a variety of market segments, including economic consulting firms, general management consulting firms, the consulting practices of the "Big Six" accounting firms, technical and economic advisory firms, regional and specialty consulting firms, small "niche" consulting companies and individual academics. Many of these companies are national and international in scope and have significantly greater personnel, financial, technical and marketing resources than LECG, generate greater revenues and have greater name recognition than LECG. There are relatively low barriers to entry into LECG's markets and LECG has faced and expects to continue to face additional competition from new entrants into the economic consulting industry.

  Property. LECG's executive offices are located in Emeryville, California where LECG leases 47,883 square feet of office space. LECG's other current offices are located in Washington, D.C.; New York, New York; Evanston, Illinois; College Station, Texas; Sacramento, California; Salt Lake City, Utah; Cambridge, Massachusetts; Los Angeles, California; Toronto, Canada; Wellington, New Zealand; London, United Kingdom; Brussels, Belgium; and Toulouse, France. LECG believes that its facilities are adequate for its current needs and that additional facilities can be leased to meet future needs.

  Legal Proceedings. LECG is not party to any material pending legal proceedings.


LECG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LECG

  Statements included in this LECG Management's Discussion and Analysis of Financial Condition and Results of Operations of LECG which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this section, the words "anticipate," "believe," "intends," "estimate," and "expect" and similar expressions as they relate to LECG or its management are intended to identify such forward-looking statements. LECG's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

  This Management's Discussion and Analysis of Financial Condition and Results of Operations relates to the Consolidated Financial Statements included in this Joint Proxy Statement-Prospectus.

  Overview. LECG is an economic consulting services firm that provides sophisticated economic and financial analysis, expert testimony, litigation support and strategic management consulting to a broad range of public and private enterprises. LECG's areas of expertise include antitrust, industry deregulation, damages analyses, economic and financial modeling, intellectual property valuation, environmental economics and public policy. Services are provided by Experts who are supported by Professional Staff. The Experts include Principals and Affiliates. The role of the Professional Staff is critical as it enables the Experts to leverage their expertise allowing LECG to deliver high quality work product to its clients. LECG believes that its structure enables its Experts to provide sophisticated economic consulting services efficiently and effectively to clients throughout the world. In 1997 alone, LECG performed over 500 assignments for more than 300 clients in eight countries.

  LECG derives revenues almost exclusively from professional service fees which are billed at standard hourly rates. Projects are generally billed monthly on a time and expense basis. Professional Staff compensation ranges from about 70% of billing rates for senior Professional Staff to about 25% for junior Professional Staff. Professional Staff are compensated on a salary plus bonus basis or based on an hourly rate plus overtime. Experts are generally paid 100% of their collected fees and receive project origination fees for projects they secure. Project origination fees average approximately 15% but can be up to 19.5% of collected revenues on non-Expert professional fees.

  LECG's most significant expense is personnel costs, which consist of fees paid to Experts and salaries and benefits for Professional Staff and other employees. The number of professionals assigned to a project will vary depending on the size and duration of each engagement. Project terminations, completion and scheduling delays may result in periods where personnel are not assigned to active projects. LECG manages its personnel costs by closely monitoring client needs and utilization of the Professional Staff.

  Since its organization in 1988 and up to its initial public offering in 1997, LECG has been an S Corporation for tax purposes. As an S Corporation, the net income of LECG is taxable for federal (and some state) income tax purposes directly to LECG's shareholders. Accordingly, the statements of income presented for 1995 and 1996 do not include a provision for federal or certain state income taxes. All of LECG's tax basis net income will be distributed to its shareholders and included in their personal taxable income. LECG's S Corporation status terminated on December 18, 1997.

  During the fourth quarter in which the initial public offering was completed, LECG recognized a significant charge against income resulting from the termination of LECG's S Corporation status. As a result, LECG recorded a one-time charge to operations of $2.7 million.

  Results of Operations. The following table sets forth, for the periods indicated, selected consolidated statements of income data as a percentage of revenues:

                                            YEAR ENDED         THREE MONTHS
                                           DECEMBER 31,       ENDED MARCH 31,
                                         -------------------  ----------------
                                         1995   1996   1997    1997     1998
                                         -----  -----  -----  -------  -------
      Revenues.......................... 100.0% 100.0% 100.0%   100.0%   100.0%
      Cost of services..................  66.3   66.5   63.3     67.1     63.7
                                         -----  -----  -----  -------  -------
      Gross profit......................  33.7   33.5   36.7     32.9     36.3
      Selling, general and
       administrative expenses..........  16.3   16.8   18.4     14.3     18.2
      Other (income)....................   0.0    0.0   (1.9)     0.0     (1.2)
                                         -----  -----  -----  -------  -------
      Income before income taxes........  17.4   16.7   20.2     18.6     19.3
      Income taxes......................   0.3    0.6    7.1      0.7      7.9
                                         -----  -----  -----  -------  -------
        Net income......................  17.1%  16.1%  13.1%    17.9%    11.4%
                                         =====  =====  =====  =======  =======

 First Quarter 1998 Compared to First Quarter 1997

  Revenues. Revenues increased 59.4% to $15.8 million in the three months ended March 31, 1998, from $9.9 million in the three months ended March 31, 1997. This growth in revenues was primarily attributable to additional services provided to existing clients and engagements with new clients. LECG expanded the number of projects billed from 277 through the first three months of 1997 to 338 through the same period in 1998. Additionally, revenues increased due to an increased number of senior Professional Staff relative to junior Professional Staff.

  Gross Profit. Gross profit consists of revenues less cost of services, which includes Expert fees, Professional Staff salaries and benefits, project origination fees and other direct project expenses. Gross profit increased 76.0% to $5.7 million in the first three months of 1998 from $3.3 million in the comparable period in 1997. Gross profit as a percentage of revenues was 36.3% in the first three months of 1998 compared to 32.9% in 1997. To service additional client projects, LECG increased the number of Principals and employees, including Professional Staff to 277 at March 31, 1998 from 170 at March 31, 1997. LECG's Experts leveraged Professional Staff resources more effectively which resulted in a higher contribution to LECG margins.

  General and Administrative. General and administrative includes salaries and benefits of management and the administrative staff, facilities costs, supplies, outside professional fees not billed to clients and all other corporate costs. General and administrative increased 102.6% to $2.9 million in the three month period ended March 31, 1998 from $1.4 million in the prior year period. As a percentage of revenues, general and administrative increased to 18.2% in the first three months of 1998 from 14.3% in the first three months of 1997. This increase is the result of investments made in recruiting and office infrastructure to support growth.

  Income before income taxes. Income before income taxes for the three months ended March 31, 1998 was $3.1 million, compared with $1.8 million for the three months ended March 31, 1997. The improvement is attributable to increased revenues while maintaining profit margins.

  Pro forma Results. The pro forma presentation in the Consolidated Statements of Income for the three months ended March 31, 1997 assumes LECG had been operating as a C Corporation and reflects an effective tax rate of 41.0%.

 1997 Compared to 1996

  Revenues. Revenues increased 40.5% to $44.1 million in 1997 from $31.4 million in 1996. This growth in revenues was primarily attributable to additional services provided to existing clients and engagements with new clients. LECG expanded the number of projects billed from 516 in 1996 to 581 in 1997. Additionally, revenues increased due to an increased number of senior Professional Staff relative to junior Professional Staff.

  Gross Profit. Gross profit increased 53.9% to $16.2 million in 1997 from $10.5 million in 1996. Gross profit as a percentage of revenues was 36.7% in 1997 compared to 33.5% in 1996. To service additional client projects, LECG increased the number of Principals and employees, including Professional Staff, to 240 at December 31, 1997 from 175 at December 31, 1996. LECG's Experts leveraged Professional Staff resources more effectively which resulted in a higher contribution to Company margins.

  General and Administrative. General and administrative increased 54.3% to $8.1 million in 1997 from $5.3 million in the prior year. As a percentage of revenues, general and administrative increased to 18.4% in 1997 from 16.8% in 1996. This expense is due to additional facilities charges for moving an existing office, expanding three existing offices and opening four new offices to accommodate planned growth.

  Other Expense (Income). LECG recognized other income of $851,862 in 1997 related to the expiration of an option agreement entered into in 1993. The agreement called for the purchase of all LECG's assets or outstanding Common Stock. The income recognized represents a $1,000,000 payment for the asset option net of applicable expenses to arrange the transaction.

  Income Before Income Taxes. Income before income taxes for 1997 was $8.9 million, compared with $5.3 million for 1996. The improvement is attributable to increased revenues while maintaining profit margins as well as the gain on the expiration of the option as discussed above.

  Pro Forma Results. The pro forma presentation in Selected Financial Data for the year ended December 31, 1997 assumes LECG had been operating as a C Corporation and reflects an effective tax rate of 41.0%.

 1996 Compared to 1995

  Revenues. Revenues increased 26.4% to $31.4 million in 1996 from $24.8 million in 1995. The increase in revenues was attributable to increasing the number of projects billed by 8.6% while increasing the average billings per project by 16.3%. LECG worked on several large projects for existing clients.

  Gross Profit. Gross profit increased 25.6% to $10.5 million in 1996 from $8.4 million in 1995. Gross profit as a percentage of revenues decreased slightly to 33.5% in 1996 from 33.7% in 1995. This decrease is attributable to increased expenses for project origination fees earned by certain Experts eligible for a higher percent of such fees. This is offset by an increase in staff utilization rates of 7% over the prior year.

  General and Administrative. General and administrative increased 29.9% to $5.3 million in 1996 from $4.0 million in 1995. This is attributable to expenses proportionately increasing in relation to revenues as well as increased recruiting and business development costs associated with expanding LECG. General and administrative, as a percentage of revenues, increased to 16.8% in 1996 from 16.3% in 1995.

  Liquidity and Capital Resources. LECG's primary source of liquidity has been cash flow from operations, periodically supplemented by borrowings under a bank line of credit and by loans from shareholders. Cash flows provided by operations was $1.9 million and $2.5 million for the three months ended March 31, 1998 and 1997, respectively. A large component of the decrease is due to LECG now being taxed as a C Corporation.

  Cash flows used in investing activities was $1.0 million and $.3 million for the three months ended March 31, 1998 and 1997, respectively. This increase is the result of the significant increase in the number of individuals employed by the firm which has required LECG to invest in equipment to support staff.

  Cash flows used in financing activities was $3.2 million and $1.8 million for the three months ended March 31, 1998 and 1997, respectively. Concurrent with the consummation of the initial public offering in 1997, LECG declared a Subchapter S Corporation distribution of $5.4 million. During the first quarter of 1998, LECG paid $3.7 million of this distribution to shareholders and the remaining $1.7 million was applied to notes receivable from shareholders. The distributions paid was partially funded by the net proceeds from the sale of common stock. During the first quarter of 1997, the Company paid $1.9 million in Subchapter S Corporation distributions to its shareholders which was partially funded by LECG's line of credit. The line expires May 31, 2000 and provides maximum borrowings of $3.0 million. Borrowings are limited to working capital requirements and bear interest at the bank's prime rate (8.5% at March 31, 1998). Borrowings are secured by accounts receivable and fixed assets.

  Operations provided funds of $6.8 million for the year ended December 31, 1997 as compared to $5.6 million for the year ended December 31, 1996. Cash flow from operations amounted to $4.2 million and $5.6 million for 1995 and 1996, respectively. Net income before income taxes and net income increased each year during this three year period.

  Investing activities historically have not required significant cash flows.

  Cash flow provided by financing activities was $20.0 million for 1997. During this period, LECG offered 3,060,000 common shares to the public which provided $24.4 million in 1997. In addition, LECG paid $4.1 million in S Corporation Distributions which were partially funded by LECG's line of credit. The line expires on May 31, 2000 and provides for maximum borrowings of $3.0 million. Borrowings are limited to working capital requirements and bear interest at the bank's prime rate (8.5% at December 31, 1997). Borrowings are secured by accounts receivable and fixed assets. Cash flow used in (provided by) financing activities amounted to $3.4 million, $5.1 million and ($20.0) million for 1995, 1996 and 1997, respectively.

  LECG believes the net proceeds from the sale of common stock in 1997, together with funds generated by operations, will provide adequate cash to fund its anticipated cash needs, at least through the next twelve months. Pending such uses, the net proceeds will be invested in short-term, interest-bearing investment grade securities. LECG currently anticipates that it will retain all of its earnings from development of LECG's business and does not anticipate paying any cash dividends in the foreseeable future.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF
                                     LECG

  The following table sets forth certain information regarding the beneficial ownership of LECG's Common Stock as of the LECG Record Date by: (i) each persons (or group of affiliated persons) known to LECG to be the beneficial owner of more than 5% of Common Stock, (ii) each director of LECG, (iii) each of LECG's five most highly compensated executive officers in 1997 and (iv) all directors and executive officers of LECG as a group:

                                                           SHARES BENEFICIALLY
                                                                OWNED(1)
                                                           -------------------
      BENEFICIAL OWNER                                      NUMBER   PERCENT(2)
      ----------------                                     --------- ---------
      David J. Teece(3)................................... 1,322,954   10.2%
      Gordon C. Rausser(4)................................ 1,279,835    9.8%
      Thomas M. Jorde(5)..................................   769,980    5.9%
      Robert G. Harris(6).................................   926,816    7.1%
      Richard J. Gilbert(7)...............................   647,830    5.0%
      Kimberly D. Gilmour.................................    73,133      *
      Donald A. Bunch.....................................    42,845      *
      Mario M. Rosati.....................................       --       *
      William J. Spencer..................................       --       *
      All Directors and Executive Officers as a group (9
       persons)........................................... 5,063,372   38.9%

--------
  *Represents less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The persons and entities named in the table have represented to LECG that they have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address of each of the individuals listed in the table is c/o LECG, Inc., 2000 Powell Street, Emeryville, California 94608.
(2) Percent Ownership is based on 13,027,867 shares of Common Stock outstanding as of the LECG Record Date. Shares of Common Stock subject to options that are exercisable currently or within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) Excludes 1,081,306 shares held by two family trusts, of which Mr. Teece disclaims beneficial ownership.
(4) Includes 177,602 shares held by a family trust.
(5) Excludes 501,286 shares held by three family trusts, of which Mr. Jorde disclaims beneficial ownership.
(6) Excludes 78,770 shares held by two family trusts, of which Mr. Harris disclaims beneficial ownership.
(7) Excludes 347,044 shares held by three family trusts, of which Mr. Gilbert disclaims beneficial ownership.

                       DESCRIPTION OF METZLER SECURITIES

GENERAL

  The authorized capital stock of Metzler consists of 75,000,000 shares of common stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

COMMON STOCK

  Holders of Metzler Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Metzler Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Metzler Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. Metzler has not paid any dividends on its Metzler Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. Upon liquidation, dissolution or winding up of Metzler, the holders of Metzler Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Metzler Common Stock is not redeemable and has no preemptive or conversion rights.

  The rights of the holders of Metzler Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Metzler Common Stock are, and the shares of Metzler Common Stock to be sold by Metzler in connection with the Merger when issued will be, duly authorized, validly issued, fully paid and nonassessable.

  Dividends. Metzler has not since its initial public offering paid cash dividends on its Common Stock. Metzler currently anticipates that all of its earnings will be retained for development of Metzler's business and does not anticipate paying any cash dividends in the foreseeable future.

PREFERRED STOCK

  The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Metzler without further action by the stockholders and may adversely affect the voting and other rights of the holders of Metzler Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Metzler Common Stock, including the loss of voting control to others.

                                 LEGAL MATTERS

  The validity of the shares of the Metzler Common Stock to be issued pursuant to the Merger Agreement has been passed upon for Metzler by Sachnoff & Weaver, Ltd., Chicago, Illinois. Certain legal matters including certain federal income tax consequences of the Merger have been passed upon for LECG by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of The Metzler Group, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Joint Proxy Statement-Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, as set forth in KPMG Peat Marwick LLP's report thereon appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP is based partially upon the reports of Coopers & Lybrand L.L.P.

  The consolidated financial statements of LECG, Inc., as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Joint Proxy Statement-Prospectus in reliance on the report of Arthur Andersen LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, given upon the authority of said firm as experts in giving said report.

                             STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 under the Exchange Act, Metzler stockholders may present proper proposals for inclusion in Metzler's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Metzler in a timely manner. As noted in Metzler's proxy statement relating to its 1998 Annual Meeting of Stockholders, in order to be so included for the 1999 annual meeting, stockholder proposals must be received by Metzler no later than December 20, 1998, and must otherwise comply with the requirements of Rule 14a-8.

  If the Merger is not consummated, LECG shareholders may, pursuant to Rule 14a-8 under the Exchange Act, present proper proposals for inclusion in LECG's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to LECG in a timely manner. As noted in LECG's proxy statement relating to its 1998 Annual Meeting of Stockholders, in order to be so included for the 1999 annual meeting, stockholder proposals must be received by LECG no later than December 25, 1999, and must otherwise comply with the requirements of Rule 14a-8.

                       INDEX TO THE FINANCIAL STATEMENTS

THE METZLER GROUP, INC.

Audited Consolidated Financial Statements as of December 31, 1997 and
 1996, and for each of the three years in the period ended December 31,
 1997
  Independent Auditor's Report...........................................  F-2
  Consolidated Balance Sheets............................................  F-3
  Consolidated Statements of Operations..................................  F-4
  Consolidated Statements of Stockholders' Equity........................  F-5
  Consolidated Statements of Cash Flows..................................  F-6
  Notes to Consolidated Financial Statements.............................  F-7
Unaudited Condensed Consolidated Financial Statements and related Notes thereto as of March 31, 1998 and December 31, 1997 and for the three month periods ended March 31, 1998 and 1997
  Consolidated Balance Sheets............................................ F-16
  Consolidated Statements of Operations.................................. F-17
  Consolidated Statements of Cash Flows.................................. F-18
  Notes to Consolidated Financial Statements............................. F-19

LECG, INC.

Audited Consolidated Financial Statements as of December 31, 1997 and
 1996, and for each of the three years in the period ended December 31,
 1997
  Report of Independent Public Accountants............................... F-20
  Consolidated Balance Sheets............................................ F-21
  Consolidated Statements of Income...................................... F-22
  Consolidated Statements of Shareholders' Equity........................ F-23
  Consolidated Statements of Cash Flows.................................. F-24
  Notes to Consolidated Financial Statements............................. F-25
Unaudited Condensed Consolidated Financial Statements and related Notes thereto as of March 31, 1998 and December 31, 1997 and for the three month periods ended March 31, 1998 and 1997
  Consolidated Balance Sheets............................................ F-34
  Consolidated Statements of Income...................................... F-35
  Consolidated Statements of Cash Flows.................................. F-36
  Notes to Consolidated Financial Statements............................. F-37

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The Metzler Group, Inc.:

  We have audited the consolidated balance sheets of The Metzler Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Resource Management International, Inc., a wholly owned subsidiary, which financial statements reflect total assets constituting 27 percent and 24 percent as of December 31, 1997 and 1996, respectively, and total revenues constituting 53 percent, 56 percent and 67 percent for each of the years in the three-year period ended December 31, 1997, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Resource Management International, Inc., is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Metzler Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

February 11, 1998, except for Note 14, as
 to which the date is March 5, 1998
Chicago, Illinois

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $21,572,740  $33,536,265
  Accounts receivable, net of the allowance for
   doubtful accounts of $1,254,238 and $706,000 in
   1997 and 1996, respectively.......................  23,629,870   14,184,458
  Prepaid and other current assets...................   1,359,304      655,168
                                                      -----------  -----------
    Total current assets.............................  46,561,914   48,375,891
Net property and equipment, net of accumulation
 depreciation of $7,164,824 and $6,343,404 in 1997
 and 1996, respectively..............................   2,885,256    2,713,793
Other assets.........................................   1,316,803    1,179,421
                                                      -----------  -----------
    Total assets..................................... $50,763,973  $52,269,105
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Lines of credit.................................... $ 1,062,179  $ 1,685,133
  Notes payable to related parties, current portion..         --     1,734,580
  Long-term debt, current portion....................     208,309      606,621
  Accounts payable...................................   3,760,853    3,341,799
  Accrued liabilities................................   1,658,271      749,947
  Accrued compensation and related costs.............   2,608,983    1,797,676
  Income taxes payable...............................   3,537,585      771,157
  Deferred income taxes..............................     585,335      711,626
  Other current liabilities..........................   1,574,841      548,493
                                                      -----------  -----------
    Total current liabilities........................  14,996,356   11,947,032
Notes payable to related parties, less current
 portion.............................................         --        88,725
Long-term debt, less current portion.................     318,757    1,400,553
Deferred income taxes................................   2,162,944    2,305,639
Other non-current liabilities........................     378,813      577,782
                                                      -----------  -----------
    Total liabilities................................  17,856,870   16,319,731
                                                      -----------  -----------
Stockholders' equity:
  Preferred stock, $.001 par value; 3,000,000 shares
   authorized; no shares issued or outstanding.......         --           --
  Common stock, $.001 par value; 75,000,000 shares
   authorized; 20,557,359 and 20,201,637 shares
   issued and outstanding in 1997 and 1996,
   respectively......................................      20,557       20,202
  Additional paid-in capital.........................  20,724,661   30,007,556
  Cumulative translation adjustment..................     (56,612)       6,066
  Retained earnings..................................  12,218,497    5,915,550
                                                      -----------  -----------
    Total stockholders' equity.......................  32,907,103   35,949,374
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $50,763,973  $52,269,105
                                                      ===========  ===========

        See accompanying Notes to the Consolidated Financial Statements.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
Revenues................................  $83,661,306  $63,553,337  $55,817,351
Cost of services........................   49,567,507   42,315,400   37,085,413
                                          -----------  -----------  -----------
  Gross profit..........................   34,093,799   21,237,937   18,731,938
Merger related costs....................    1,311,959          --           --
Selling, general and administrative
 expenses...............................   18,107,760   15,609,906   17,811,846
                                          -----------  -----------  -----------
  Operating income......................   14,674,080    5,628,031      920,092
                                          -----------  -----------  -----------
Other expense (income):
  Interest expense......................       44,374      578,642      247,971
  Interest income.......................   (1,114,759)    (370,750)     (27,125)
  Other, net............................      270,890     (134,614)      19,973
                                          -----------  -----------  -----------
    Total other expense.................     (799,495)      73,278      240,819
                                          -----------  -----------  -----------
Income before income tax expense
 (benefit)..............................   15,473,575    5,554,753      679,273
  Income tax expense (benefit)..........    5,786,148     (180,351)     392,908
                                          -----------  -----------  -----------
Net income .............................  $ 9,687,427  $ 5,735,104  $   286,365
                                          ===========  ===========  ===========
Pro forma income data (unaudited):
  Net income as reported................               $ 5,735,104  $   286,365
  Pro forma adjustments to executive
   compensation expense.................                (1,019,460)   2,775,293
  Pro forma adjustments to income tax
   expense..............................                (1,799,403)  (1,110,117)
                                                       -----------  -----------
    Pro forma net income................                 2,916,241    1,951,541
                                                       ===========  ===========
    Pro forma or net income per basic
     share..............................  $      0.48  $      0.15  $      0.10
                                          ===========  ===========  ===========
    Pro forma or net income per dilutive
     share..............................  $      0.47  $      0.15  $      0.10
                                          ===========  ===========  ===========
Basic shares used in computing pro forma
 or net income
 per share..............................   19,982,028   19,259,046   19,032,677
Diluted shares used in computing pro
 forma or net income
 per share..............................   20,468,571   19,445,210   19,032,677




        See accompanying Notes to the Consolidated Financial Statements.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          PREFERRED STOCK        COMMON STOCK      ADDITIONAL   CUMULATIVE                   TOTAL
                          -----------------   -------------------    PAID-IN    TRANSLATION  RETAINED    STOCKHOLDERS'
                          SHARES    AMOUNT      SHARES    AMOUNT     CAPITAL    ADJUSTMENT   EARNINGS       EQUITY
                          -------   -------   ----------  -------  -----------  ----------- -----------  -------------
Balance at December 31,
 1994...................       --        --   12,529,708  $12,530  $   651,803   $    --    $ 2,509,381   $ 3,173,714
Net income..............       --        --          --       --           --         --        286,365       286,365
Purchase and retirement
 of common stock........       --        --      (23,902)     (24)     (29,849)       --        (20,000)      (49,873)
Issuance of common
 stock..................       --        --      253,652      254      235,552        --            --        235,806
Retroactive restatement
 for a three-for-two
 common stock split
 effective April 1,
 1998...................       --        --    6,379,729    6,380       (6,380)       --            --            --
                           -------   -------  ----------  -------  -----------   --------   -----------   -----------
Balance at December 31,
 1995...................       --        --   19,139,187   19,140      851,126        --      2,775,746     3,646,012
Net income..............       --        --          --       --           --         --      5,735,104     5,735,104
Purchase and retirement
 of common stock........       --        --   (2,899,059)  (2,899)  (8,156,963)       --       (395,300)   (8,555,162)
Issuance of common
 stock..................       --        --    3,961,509    3,961   37,313,393        --            --     37,317,354
S-corporation
 distributions..........       --        --          --       --           --         --     (2,200,000)   (2,200,000)
Foreign currency
 translation adjustment.       --        --          --       --           --       6,066           --          6,066
                           -------   -------  ----------  -------  -----------   --------   -----------   -----------
Balance at December 31,
 1996...................       --        --   20,201,637   20,202   30,007,556      6,066     5,915,550    35,949,374
Net income..............       --        --          --       --           --         --      9,687,427     9,687,427
Purchase and retirement
 of common stock........       --        --     (377,733)    (378)  (9,678,701)       --            --     (9,679,079)
Issuance of common
 stock..................       --        --      733,455      733      395,806        --        102,520       499,059
S-corporation
 distributions..........       --        --          --       --           --         --     (3,487,000)   (3,487,000)
Foreign currency
 translation adjustment.       --        --          --       --           --     (62,678)          --        (62,678)
                           -------   -------  ----------  -------  -----------   --------   -----------   -----------
Balance at December 31,
 1997...................       --        --   20,557,359  $20,557  $20,724,661   $(56,612)  $12,218,497   $32,907,103
                           =======   =======  ==========  =======  ===========   ========   ===========   ===========


        See accompanying Notes to the Consolidated Financial Statements.

                    THE METZLER GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          FOR THE YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                            1997         1996         1995
                                        ------------  -----------  -----------
Cash flows from operating activities:
  Net income..........................  $  9,687,427  $ 5,735,104  $   286,365
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization.......       917,268    1,063,986    1,071,984
  Loss on sale of property and
   equipment..........................           --        71,225       93,115
  Provision for bad debts.............       548,238      253,306      815,860
  Deferred income taxes...............      (268,986)    (952,213)     194,394
  Changes in assets and liabilities,
   net of acquisitions:
    Accounts receivable...............    (9,993,650)  (1,768,689)  (1,997,479)
    Prepaid expenses and other assets.      (458,832)    (135,395)    (229,546)
    Accounts payable and accrued
     liabilities......................     1,327,378    1,517,756      140,046
    Accrued compensation and related
     costs............................       811,307     (840,873)     662,592
    Income taxes payable..............     2,766,428      553,072      208,676
    Other current liabilities.........     1,026,348      392,066      (28,287)
                                        ------------  -----------  -----------
Net cash provided by operating
 activities...........................     6,362,926    5,889,345    1,217,720
                                        ------------  -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment..      (992,883)  (1,284,156)    (620,359)
  Sale of property and equipment......           --        46,743        5,183
  Cash paid for acquisitions..........           --      (313,000)     (80,000)
  Other, net..........................      (678,427)    (285,156)     (56,210)
                                        ------------  -----------  -----------
Net cash used in investing activities.    (1,671,310)  (1,835,569)    (751,386)
                                        ------------  -----------  -----------
Cash flows from financing activities:
  Purchase of common stock............           --    (8,555,162)     (49,873)
  Issuance of common stock............       499,059   37,317,354      235,806
  Repayment of notes payable..........    (1,823,305)    (648,449)     (22,043)
  Proceeds from notes payable.........           --     1,799,581       23,724
  Repayment of long-term debt.........    (1,480,108)    (826,449)    (691,445)
  Proceeds from long-term debt........           --     1,458,333      226,552
  Net borrowings (repayments) on lines
   of credit..........................      (622,954)     479,393      255,000
  Purchase of dissenting shares issued
   in business combinations...........    (9,679,079)         --           --
  Distributions to former S-
   corporation stockholders...........    (3,487,000)  (2,200,000)         --
  Payments for obligations under
   capital lease......................       (61,754)     (43,318)     (21,277)
                                        ------------  -----------  -----------
Net cash provided by (used in)
 financing activities.................   (16,655,141)  28,781,283      (43,556)
                                        ------------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents.....................   (11,963,525)  32,835,059      422,778
Cash and cash equivalents at beginning
 of year..............................    33,536,265      701,206      278,428
                                        ------------  -----------  -----------
Cash and cash equivalents at end of
 year.................................  $ 21,572,740  $33,536,265  $   701,206
                                        ============  ===========  ===========
Supplemental information:
  Interest payments...................  $    287,288  $   532,383  $   252,797
  Income tax payments.................  $  3,228,706  $   228,010  $    17,469


          See accompanying Notes to Consolidated Financial Statements.

                            THE METZLER GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  The Metzler Group, Inc. (the "Company") is a leading provider of consulting services to energy-based and related industries. The Company's services include: (i) management consulting; (ii) information technology; (iii) economic and regulatory; and (iv) engineering and technical. The Company's operating subsidiaries include Burgess Consulting, Inc. ("Burgess"), Metzler & Associates, Inc. ("Metzler & Associates"), Reed Consulting Group, Inc. ("Reed"), Resource Management International, Inc. ("RMI") and Sterling Consulting Group, Inc ("Sterling"). The Company is headquartered in Chicago, Illinois and has regional offices in various cities within the United States, and international offices in Denmark, Australia, Czechoslovakia Republic and the Philippines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in which it is reasonably possible that there could be a change in the estimates in the near term include the calculation of contingency reserves and revenue recognized on long-term contracts.

 Cash and Cash Equivalents

  Cash equivalents are comprised of highly liquid instruments with original maturities of 90 days or less.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, ranging from three to forty years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.

 Intangible Assets

  Intangible assets consist principally of goodwill (excess of purchase price over the fair value of net assets acquired) and covenants not to compete. Goodwill is being amortized using the straight-line method from ten to forty years. The non-compete covenants are recorded at cost and are being amortized over their respective terms of 33 to 72 months.

 Fair Value of Financial Instruments

  The carrying amount of the Company's financial instruments approximates fair value because of the short maturity of those instruments.

 Revenue Recognition

  The Company recognizes revenues as the related services are provided. Certain contracts are accounted for on the percentage of completion method whereby revenues are recognized based upon costs incurred in relation to total estimated costs at completion. Provision is made for the entire amount of estimated losses, if any, at the time when they are known.

 Stock Based Compensation

  The Company utilizes the intrinsic value-based method of accounting for its stock-based compensation arrangements.

 Income Taxes

  Income taxes, including pro forma calculations, are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to January 1, 1996, Metzler & Associates had operated as a C-corporation. Effective January 1, 1996, the stockholders of Metzler & Associates elected to be taxed under Subchapter S of the Internal Revenue Code. During such period, federal income taxes were the responsibility of Metzler & Associates' stockholders as were certain state income taxes. As of the effective date of the election, Metzler & Associates was responsible for Federal built-in-gain taxes to the extent applicable. Accordingly, the consolidated statement of operations for the year ended December 31, 1996 provides for such taxes. The S-corporation election terminated in connection with the consummation of the initial public offering of the Company's common stock on October 4, 1996.

 Pro Forma Adjustments (unaudited)

  The pro forma adjustments during the years 1996 and 1995 reflect the impact of a Metzler & Associates compensation plan effective July 1, 1996. The pro forma adjustments for 1996 include an increase to officer compensation expense of $1,019,460. The pro forma adjustments for 1995 include a decrease to officer compensation expense of $2,775,293.

  The pro forma adjustments for 1996 include federal and additional state income tax expense of $1,799,403 that would have been required had Metzler & Associates not made the S-corporation election effective January 1, 1996, partially offset by a reduction in taxes that would have been incurred had Metzler & Associates adopted the officers' compensation plan referred to above. The pro forma adjustments for 1995 include additional federal and state income tax expense of $1,110,117, that would have been required had Metzler & Associates' compensation expense decreased in 1995 to the level commensurate with the compensation plan adopted effective July 1, 1996, as noted above.

 Earnings per Share

  For the years ended December 31, 1997, 1996 and 1995, earnings per share was computed in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share", which the Company adopted during the fourth quarter of 1997. Weighted-average and equivalent shares outstanding include the dilutive effect of common stock options aggregating 486,543, 186,164 and 0 for the years ended December 31, 1997, 1996 and 1995, respectively.

 Foreign Currency Translation

  The balance sheets of the Company's foreign subsidiaries are translated into U.S. dollars using the year-end exchange rate, and sales and expenses are translated using the average exchange rate for the year. The resulting translation gains or losses are recorded as a separate component of stockholders' equity as a cumulative translation adjustment.

 Reclassifications

  Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.

3. BUSINESS COMBINATIONS

  In January 1997, the Company issued 63,272 shares of common stock for all of the outstanding common stock of Burgess. The stockholder's equity and operations of Burgess were not material in relation to those of the Company. As such, the Company recorded the combination by restating stockholders' equity as of January 1, 1997 without restating prior period statements of operations to reflect the pooling-of-interest combination.

  On July 31, 1997, the Company issued 3,205,767 shares of common stock for substantially all the outstanding common stock of RMI. Additionally, on August 15, 1997, the Company issued 777,600 shares of common stock for substantially all of the outstanding common stock of Reed. Each of the transactions was accounted for as a pooling of interests. The consolidated financial statements have been restated as if RMI and Reed had been combined for all periods presented. The Company's consolidated statement of operations for the year ended December 31, 1997 includes revenues and net income from RMI and Reed totaling $28,906,082 and $1,528,688, respectively, through the dates of acquisition. The consolidated statements of operations for years ended December 31, 1996 and 1995 have been restated to reflect revenues of $41,460,368 and $42,357,626, respectively. The consolidated statement of operations for the year ended December 31, 1996 has been restated to reflect a net loss from RMI and Reed totaling $1,119,045. The consolidated statement of operations for the year ended December 31, 1995 has been restated to reflect net income from RMI and Reed totaling $759,597.

  In December 1997, the Company issued 578,727 shares of common stock for substantially all of the outstanding common stock of Sterling. Additionally, in December 1997, the Company issued 45,000 shares of common stock for substantially all of the outstanding common stock of Reed-Stowe. The Company contributed all of the Reed-Stowe stock to the Company's Reed subsidiary. Each of these transactions was accounted for using the pooling of interest method of accounting. The consolidated financial statements have not been restated since these acquisitions were deemed immaterial.

  In May 1996, RMI purchased the outstanding shares of SRC and SRC Group. The acquired companies provide consulting and technical research services to governmental agencies, public and private utilities, research institutions and industrial firms located throughout the world. RMI paid approximately $313,000 in cash for combined net assets of approximately $134,000. The acquisition has been accounted for by the purchase method of accounting. The excess of the purchase price over the fair value of net assets acquired has been recorded as goodwill which is being amortized on a straight-line basis over ten years. The operating results of the acquired companies are included in RMI's results of operations from the date of acquisition. Pursuant to the SRC and SRC Group purchase agreement, RMI entered into employment and covenant not to compete agreements with certain officers of the acquired companies. These agreements provide for the officers to receive salaries totaling approximately $600,000 annually through May 1998, bonus payments totaling $480,000 and covenant payments totaling approximately $120,000. The covenant payments are to be paid out with interest in monthly installments over a 36-month period.

4. INITIAL PUBLIC OFFERING

  On October 4, 1996 the Company completed an initial public offering of its common stock in which 3,450,000 shares were sold by the Company, along with an additional over-allotment of 427,500 shares, resulting in proceeds of approximately $37 million, net of issuance costs of approximately $4 million.

  Concurrent with the completion of the initial public offering and in accordance with an agreement entered into during July 1996 between the Company and its founding shareholder, the Company redeemed 2,571,428 shares of the founding shareholder's common stock and issued to the shareholder a promissory note for $7,975,000. See Note 12 of the Notes to Consolidated Financial Statements regarding repayment of the promissory note.

5. PROPERTY AND EQUIPMENT

  Property and equipment, at cost, as of December 31 consisted of:

                                                          1997         1996
                                                       -----------  -----------
      Land and buildings.............................. $   370,000  $   370,000
      Furniture, fixtures and equipment...............   8,532,226    7,647,076
      Leasehold improvements..........................   1,147,854    1,040,121
                                                       -----------  -----------
                                                        10,050,080    9,057,197
        Less: accumulated depreciation and
         amortization.................................  (7,164,824)  (6,343,404)
                                                       -----------  -----------
                                                       $ 2,885,256  $ 2,713,793
                                                       ===========  ===========

6. LINES OF CREDIT

  The Company had $1,772,500 and $4,900,000 available under lines of credit at December 31, 1997 and 1996, respectively. Amounts outstanding at December 31 are as follows:

                                                             1997       1996
                                                          ---------- ----------
$2,500,000 line of credit, interest payable monthly at
 the bank's prime rate (8.25% at December 31, 1996) plus
 .375%, collateralized by substantially all assets of
 RMI, paid in 1997......................................  $      --  $  590,133
$1,000,000 line of credit, interest payable monthly at
 the bank's prime rate (8.25% at December 31, 1996) plus
 1.0%, collateralized by substantially all assets of
 RMI, paid in 1997......................................         --   1,000,000
$200,000 line of credit, interest payable at bank's
 prime rate (8.25% at December 31, 1996) plus 1.0%,
 collateralized by all assets of Reed, paid in 1997.....         --      95,000
$800,000 line of credit, interest payable quarterly at
 the bank's prime rate (9.5% at December 31, 1997) plus
 1.0% guaranteed by officers of Sterling, due April 1,
 1998...................................................     620,000        --
$400,000 line of credit, interest payable quarterly at
 the bank's prime rate (9.5% at December 31, 1997) plus
 1.0%, guaranteed by officers of Sterling, due April 1,
 1998...................................................     400,000        --
$72,500 in lines of credit, interest payable 12.5% to
 15.0%, guaranteed by officers of Reed-Stowe,
 outstanding balance due on demand......................      42,179        --
                                                          ---------- ----------
                                                          $1,062,179 $1,685,133
                                                          ========== ==========

  At December 31, 1997, the Company had letters of credit available of $1,500,000 of which $606,653 has been utilized. The letters of credit expire at various dates through December 31, 2000.

7. LEASE COMMITMENTS

  The Company leases its office facilities and certain equipment under operating and capital lease arrangements which expire at various dates through 2002 with renewal options of two to five years.

OPERATING LEASES

  The Company leases office facilities under noncancelable operating leases which include fixed or minimum payments plus, in some cases, scheduled base rent increases over the term of the lease and additional rents based on the Consumer Price Index. Certain leases provide for monthly payments of real estate taxes, insurance and other operating expenses applicable to the property. The total amount of the base rent payments is being charged to expense as incurred. In addition, the Company leases equipment under noncancelable operating leases.

  Future minimum annual lease payments, for the years subsequent to 1997 and in the aggregate, are as follows:

      YEAR ENDING DECEMBER 31                                         AMOUNT
      -----------------------                                       -----------
      1998......................................................... $ 3,772,044
      1999.........................................................   2,825,115
      2000.........................................................   2,519,408
      2001.........................................................   2,175,657
      2002.........................................................     233,592
                                                                    -----------
                                                                    $11,525,816
                                                                    ===========

  The Company also subleases some of these buildings to others under noncancelable operating leases. The leases expire through November 1998, without renewal options. Future minimum rentals to be received for the year ending December 31, 1998, is $77,020.

  Rent expense for operating leases entered into by the Company and charged to operations amounted to $3,417,639, $3,072,500 and $2,660,513 for the years ended December 31, 1997, 1996, and 1995, respectively.

CAPITAL LEASES

  The Company leases certain equipment under capital lease agreements which expire through May 2000. Future minimum payments under the capital lease agreements are as follows:

      YEAR ENDING DECEMBER 31                                           AMOUNT
      -----------------------                                          --------
      1998............................................................ $ 74,060
      1999............................................................   61,614
      2000............................................................   25,673
                                                                       --------
      Net minimum rentals.............................................  161,347
      Less interest portion...........................................  (19,115)
                                                                       --------
      Present value of net minimum rentals at December 31, 1997....... $142,232
                                                                       ========

8. INCOME TAX EXPENSE (BENEFIT)

  Income tax expense (benefit) consists of the following:

                                                        DECEMBER 31,
                                                -------------------------------
                                                   1997       1996       1995
                                                ----------  ---------  --------
Federal:
  Current...................................... $5,000,637  $ 477,323  $168,171
  Deferred.....................................   (262,756)  (574,015)  146,215
                                                ----------  ---------  --------
  Total........................................  4,737,881    (96,692)  314,386
                                                ----------  ---------  --------
State:
  Current......................................  1,054,497    219,806    43,626
  Deferred.....................................     (6,230)  (303,465)   34,896
                                                ----------  ---------  --------
  Total........................................  1,048,267    (83,659)   78,522
                                                ----------  ---------  --------
Total federal and state income tax expense
 (benefit)..................................... $5,786,148  $(180,351) $392,908
                                                ==========  =========  ========

  Income tax expense (benefit) differs from the amounts estimated by applying the statutory income tax rates to income before income tax expense (benefit) as follows:

                                                              DECEMBER 31,
                                                             ------------------
                                                             1997  1996    1995
                                                             ----  -----   ----
Federal tax at statutory rate............................... 35.0%  34.0%  34.0%
State tax at statutory rate, net of federal tax benefits....  4.8    4.7    7.8
Effect of nontaxable interest and dividends................. (1.6)  (1.6)   --
Effect of S-corporation election............................  --   (40.7)  12.0
Other.......................................................  (.8)    .3    4.1
                                                             ----  -----   ----
                                                             37.4%  (3.3)% 57.9%
                                                             ====  =====   ====

  Deferred income taxes result from temporary differences between years in the recognition of certain expense items for income tax and financial reporting purposes. The source and income tax effect of these differences are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
Deferred tax assets:
  State income taxes..................................... $  154,773 $  157,076
  Accrued rent...........................................    110,024    201,240
  Allowance for uncollectible receivables................    340,000        --
  Reorganization cost....................................    382,032        --
  Other..................................................    126,465     50,724
                                                          ---------- ----------
Total deferred tax assets................................ $1,113,294 $  409,040
                                                          ---------- ----------
Deferred tax liabilities:
  Adjustment resulting from changes in the method of
   accounting used for tax purposes...................... $3,548,074 $3,104,306
  Investments in partnerships............................    213,598    200,532
  Other..................................................     99,901    121,467
                                                          ---------- ----------
Deferred tax liabilities.................................  3,861,573  3,426,305
                                                          ---------- ----------
Net deferred tax liabilities............................. $2,748,279 $3,017,265
                                                          ========== ==========

9. LONG-TERM INCENTIVE PLAN

  On June 30, 1996, the Company adopted a Long-Term Incentive Plan which provides for common stock, common stock-based, and other performance incentives to employees, consultants, directors, advisors, and independent contractors of the Company. The maximum number of shares of common stock, which may be issued and sold under the plan, is 3,000,000 shares. As of December 31, 1997, the Company has 2,246,115 options outstanding at a weighted average exercise price of $16.79 per share which was equal to the estimated fair market value of common stock at the dates of grant. As of December 31, 1997, 13,500 options were exercisable. In general, the options are exercisable in three or four annual installments commencing on the second anniversary of the date of grant.

  The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, Accounting for Stock-Based Compensation, (FASB 123), the Company's compensation expense for the years ended December 31, 1997 and 1996 would have been increased by $1,113,000 and $102,000, respectively, net of related income taxes. As a result, the Company's pro forma net earnings available to common stockholders and earnings per common and common equivalent shares would have been reduced to the pro forma amounts indicated below:

                                                             1997       1996
                                                          ---------- ----------
Pro forma earnings per common and common equivalent
 share:
  As reported...........................................  $9,687,427 $2,916,241
  Pro forma--fair value method..........................  $8,574,427 $2,814,241
Pro forma net earnings available to common stockholders:
  As reported...........................................  $     0.48 $     0.15
  Pro forma--fair value method..........................  $     0.43 $     0.15

  The weighted average fair value of options granted in 1997 and 1996 was $4.07 and $2.00 respectively. For purposes of calculating compensation cost under FASB 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used in the model for grants made in 1997 and 1996:

                                                               1997      1996
                                                             --------- ---------
      Expected volatility...................................       45%       40%
      Risk free interest rate...............................      5.7%      6.5%
      Dividend yield........................................        0%        0%
      Expected lives........................................ 2.6 years 3.0 years

  Additional information on the shares subject to options is as follows:

                                       1997                      1996
                             ------------------------- ------------------------
                                          WEIGHTED-                WEIGHTED-
                             NUMBER OF     AVERAGE     NUMBER OF    AVERAGE
                              SHARES    EXERCISE PRICE  SHARES   EXERCISE PRICE
                             ---------  -------------- --------- --------------
Options outstanding at
 beginning of year..........   689,387     $ 10.67          --      $   --
Granted..................... 1,795,365       19.06      724,888       10.00
Exercised...................    (3,000)      (8.00)         --          --
Forfeited...................  (235,637)     (16.35)     (35,501)       8.00
                             ---------     -------      -------
Options outstanding at end
 of year.................... 2,246,115     $ 16.79      689,387       10.37
                             =========     =======      =======     =======
Options exercisable at year
 end........................    13,500     $ 18.45          --      $   --
                             =========     =======      =======     =======

  The following table summarizes information about stock options outstanding at December 31, 1997 and 1996:

                                          1997                                 1996
                          ------------------------------------ ------------------------------------
                                                    WEIGHTED-                            WEIGHTED-
                                                     AVERAGE                              AVERAGE
                                      WEIGHTED-     REMAINING              WEIGHTED-     REMAINING
                          NUMBER OF    AVERAGE     CONTRACTUAL NUMBER OF    AVERAGE     CONTRACTUAL
RANGE OF EXERCISE PRICES   SHARES   EXERCISE PRICE    LIFE      SHARES   EXERCISE PRICE    LIFE
------------------------  --------- -------------- ----------- --------- -------------- -----------
$ 6 to $13..............    462,369     $ 7.79     1.47 years   512,138      $ 8.03     2.46 years
$13 to $17..............    694,998      14.50     1.02 years    12,000       16.21      .65 years
$17 to $21..............    230,748      18.00     2.39 years   165,249       17.21     3.30 years
$21 to $23..............    345,000      22.15     2.33 years       --          --             --
$23 to $27..............    513,000      24.00     2.47 years       --          --             --
                          ---------     ------     ----------   -------      ------     ----------
                          2,246,115     $16.79     1.80 years   689,387      $10.37     2.60 years
                          =========     ======     ==========   =======      ======     ==========

10. EMPLOYEE BENEFIT PLANS

  The Company maintains three profit sharing and pension plans (Metzler & Associates Profit Sharing and Savings Plan and Trust, RMI, Inc. 401(k) and Profit Sharing Plan, and RMI Utility Purchase Pension Plan).

  The Metzler & Associates Profit Sharing and Savings Plan and Trust covers certain employees upon the completion of one year of service. Participants may contribute up to 15% of their eligible compensation. The Company, at its discretion, makes profit sharing contributions.

  Under the RMI, Inc. 401(k) and Profit Sharing Plan, eligible employees may contribute up to 12% of their compensation to this plan and the Company matches a percentage of employees' contributions as determined by the Board of Directors. The Company may also make an annual profit sharing contribution at its discretion. Employees are eligible to participate after age 21 and six months of service. After the second year of service, vesting of all contributions made by the Company occurs ratably at 20% per year.

  The RMI Utility Money Purchase Pension Plan was amended prior to January 1, 1997, to freeze entry into the plan and benefits accruals. Participants are not allowed to make contributions to this plan.

  The Company, as sponsor of the plans, uses independent third parties to provide administrative services to the plans. The Company has the right to terminate the plans at any time.

  The Company contributions to the various plans which were charged to operations were the following:

      PERIOD ENDED                                                      TOTAL
      ------------                                                    ----------
      December 31, 1995.............................................. $1,384,083
      December 31, 1996..............................................  1,356,014
      December 31, 1997..............................................     25,255

11. LONG-TERM DEBT

  Long-term debt at December 31 consists of the following:

                                                               1997      1996
                                                             -------- ----------
Term loans, variable interest at the prime rate (8.25%
 through 10.0% at December 31, 1997) plus 1.0% through
 2.0%, with due dates 1998 though 2001.....................  $145,297 $1,458,333
Mortgage payable, interest at 10.0%, collateralized by land
 and building, payable in equal monthly installments of
 principal and interest, payable through 2001..............    78,366     94,771
Covenants not to compete, payable through July 2001........   303,403    454,070
                                                             -------- ----------
                                                              527,066  2,007,174
Less portion due within one year...........................   208,309    606,621
                                                             -------- ----------
                                                             $318,757 $1,400,553
                                                             ======== ==========

  Future aggregate annual maturities of long-term debt as of December 31, 1997, are as follows:

      1998............................................................. $208,309
      1999.............................................................  128,525
      2000.............................................................  111,775
      2001.............................................................   78,457
                                                                        --------
                                                                        $527,066
                                                                        ========

12. RELATED-PARTY TRANSACTIONS

  During January 1996, the Company entered into note payable agreements with two officers. The notes, each with a principal amount of $500,000, bear interest at a rate of 10%. The notes matured on December 31, 1996 and were repaid on January 2, 1997. In addition, the Company had notes payable outstanding to related parties including RMI and Reed employees, officers, and stockholders. The notes are without collateral, bear interest at rates ranging from 5% to 10%, and mature during 1997 and 1998.

  In May 1996, the Company made an advance of $725,000 to an officer as part of an employment agreement and entered into a note receivable agreement with the officer. The note receivable bore interest at a rate of 6%. The note, plus accrued interest, was repaid on November 8, 1996.

  During July 1996, the Company entered into an agreement with its founding shareholder, whom, at that time, was the beneficial owner of 15% of the Company's common stock, to redeem 2,571,428 shares of the shareholder's common stock in exchange for a promissory note in the amount of $7,975,000. The redemption value per share was negotiated by the Company's other executive officers, who collectively owned the remaining 85% of the Company's common stock at the time of the agreement. The Company redeemed the stock on October 4, 1996 in accordance with the agreement and repaid the promissory note within 30 days of the redemption.

13. SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES AND CASH FLOW INFORMATION

  During 1996, RMI recorded equipment under capital leases of $207,484 and recorded an obligation under capital lease of the same amount in connection with acquisition of SRC and SRC Group (Note 3).

14. SUBSEQUENT EVENTS

  On February 11, 1998, the Company completed a registration statement on Form S-3 for a secondary offering of its common stock, par value $.001. At the completion of the offering on March 2, 1998, the Company issued an additional 1,500,000 shares of its common stock which yielded net proceeds to the Company of approximately $37 million.

  On March 5, 1998, the Board of Directors authorized a three-for-two stock split to be distributed on April 1, 1998, to shareholders of record on March 18, 1998. All references in the consolidated financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

                            THE METZLER GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................   $53,702     $21,573
  Accounts receivable.................................    24,676      23,630
  Prepaid expenses and other..........................     1,776       1,359
                                                         -------     -------
    Total current assets..............................    80,154      46,562
Property and equipment, net...........................     4,902       2,885
Other non-current assets, net.........................     1,237       1,317
                                                         -------     -------
    Total assets......................................   $86,293     $50,764
                                                         =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit......................................   $   --      $ 1,062
  Accounts payable....................................     3,559       3,761
  Accrued liabilities.................................     1,578       1,658
  Accrued compensation and related costs..............     2,006       2,609
  Income taxes payable................................     2,991       3,538
  Deferred income taxes...............................       585         585
  Other current liabilities...........................       399       1,783
                                                         -------     -------
    Total current liabilities.........................    11,118      14,996
Deferred income taxes.................................       980       2,163
Other non-current liabilities.........................       308         698
                                                         -------     -------
    Total liabilities.................................    12,406      17,857
                                                         -------     -------
Stockholders' equity:
  Preferred stock, $.001 par value; 3,000 shares
   authorized; no shares issued or outstanding........       --          --
  Common stock, $.001 par value, 75,000 shares
   authorized; 22,142 and 20,557 shares issued and
   outstanding in 1998 and 1997.......................        22          21
  Additional paid-in capital..........................    57,861      20,725
  Retained earnings...................................    16,075      12,218
  Accumulated other comprehensive income..............       (71)        (57)
                                                         -------     -------
    Total stockholders' equity........................    73,887      32,907
                                                         -------     -------
    Total liabilities and stockholders' equity........   $86,293     $50,764
                                                         =======     =======

          See accompanying notes to consolidated financial statements.

                            THE METZLER GROUP, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
Revenues.................................................. $  25,487  $  18,084
Cost of services..........................................    14,506     11,154
                                                           ---------  ---------
  Gross profit ...........................................    10,981      6,930
Selling, general and administrative expenses..............     5,066      4,256
                                                           ---------  ---------
  Operating income........................................     5,915      2,674
Other expense (income), net...............................      (481)      (220)
                                                           ---------  ---------
Income before income tax expense..........................     6,396      2,894
Income tax expense........................................     2,539      1,088
                                                           ---------  ---------
Net income................................................ $   3,857  $   1,806
                                                           =========  =========
Net income per basic share................................ $    0.18  $    0.09
                                                           =========  =========
Net income per diluted share.............................. $    0.18  $    0.09
                                                           =========  =========
Basic shares used in computing net income per share.......    21,087     19,924
                                                           =========  =========
Diluted shares used in computing net income per share.....    22,022     20,216
                                                           =========  =========
Other comprehensive income:
  Foreign currency translation adjustments................ $     (14) $       4
  Comprehensive income.................................... $   3,843  $   1,810



          See accompanying notes to consolidated financial statements.

                             THE METZLER GROUP, INC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $   3,857  $   1,806
  Adjustments to reconcile net income to net cash used in
   operating activities, net of acquisition:
    Depreciation and amortization........................       297        211
    Gain on sale of property.............................      (106)       --
    Deferred income taxes................................    (1,183)       --
    Changes in assets and liabilities:
      Accounts receivable................................    (1,046)    (3,902)
      Prepaid expenses...................................      (417)        47
      Accounts payable and accrued liabilities...........      (283)       305
      Accrued compensation and related costs.............      (603)       610
      Income taxes payable...............................      (546)        32
      Other current liabilities..........................    (1,384)       388
                                                          ---------  ---------
Net cash provided by (used in) operating activities......    (1,414)      (503)
                                                          ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment.....................    (2,585)      (224)
  Proceeds from sale of property.........................       402        --
  Other, net.............................................      (350)       364
                                                          ---------  ---------
Net cash provided by (used in) investing activities......    (2,533)       140
                                                          ---------  ---------
Cash flows from financing activities:
  Issuance of common stock...............................    37,138         97
  Payment of notes payable...............................       --      (1,480)
  Repayments on lines of credits.........................    (1,062)      (170)
  Distributions to former S-corporation stockholders.....       --      (3,000)
                                                          ---------  ---------
Net cash provided by (used in) financing activities......    36,076     (4,553)
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents.....    32,129     (4,916)
Cash and cash equivalents at beginning of period.........    21,573     33,536
                                                          ---------  ---------
Cash and cash equivalents at end of period............... $  53,702  $  28,620
                                                          =========  =========
Supplemental information:
  Interest payments...................................... $      20  $      97
  Income tax payments.................................... $   3,701  $     730

          See accompanying notes to consolidated financial statements.

                            THE METZLER GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (IN THOUSANDS)
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The accompanying unaudited interim consolidated financial statements of The Metzler Group, Inc. (the Company) have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The information furnished herein includes all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of results for these interim periods.

  The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1998.

  These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1997, included elsewhere herein.

  The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the quarter ended March 31, 1997. Required changes are reported in the Consolidated Statements of Operations and Comprehensive Income and Consolidated Balance Sheets.

NOTE 2. BUSINESS COMBINATIONS

  On July 31, 1997, the Company issued 3,206 shares of common stock for substantially all the outstanding common stock of Resource Management International, Inc. (RMI). Additionally, on August 15, 1997, the Company issued 778 shares of common stock for substantially all of the outstanding common stock of Reed Consulting Group, Inc. (Reed). Each of these transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. The Company's consolidated statements of operations and comprehensive income for the three months ended March 31, 1997 have been restated to reflect revenues and net income of $11,826 and $1,806, respectively for the combined operations of RMI and Reed.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF LECG, INC.:

  We have audited the accompanying consolidated balance sheets of LECG, Inc. (a California corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financials statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LECG, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

San Francisco, California
January 30, 1998

                                   LECG, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                         1996         1997
                                                      -----------  -----------
ASSETS
 Current assets:
  Cash............................................... $     2,889  $24,164,635
  Accounts receivable, net...........................  11,128,887   16,280,006
  Prepaid expenses...................................     144,714      840,939
                                                      -----------  -----------
    Total current assets.............................  11,276,490   41,285,580
 Security deposits...................................     114,326      186,349
 Property and equipment, net.........................   1,806,888    3,584,277
                                                      -----------  -----------
    Total assets..................................... $13,197,704  $45,056,206
                                                      ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
  Current liabilities:
  Accounts payable and accrued liabilities........... $   630,442  $ 2,216,127
  Accrued expert and project origination fees:
   Related party.....................................   2,944,438    3,553,428
   Other.............................................   1,732,727    2,953,065
  Client retainers...................................     497,876      550,960
  Deferred purchase option deposit...................     851,862            0
  Income taxes payable...............................     105,375      261,693
  Deferred tax liability.............................           0      915,295
  Distribution payable...............................           0    5,356,566
  Other current liabilities..........................     171,374      824,150
                                                      -----------  -----------
    Total current liabilities........................   6,934,094   16,631,284
  Deferred tax liability.............................           0    1,787,910
                                                      -----------  -----------
    Total liabilities................................   6,934,094   18,419,194
 Shareholders' equity:
  Common shares, $.001 par value; authorized
   40,000,000 shares; issued and outstanding,
   10,014,996 and 13,027,867 shares as of December
   31, 1996 and 1997, respectively...................      10,014       13,028
  Additional paid-in capital.........................   5,101,219   29,176,449
  Notes receivable from shareholders.................  (3,045,169)  (2,754,726)
  Retained earnings..................................   4,197,546      202,261
                                                      -----------  -----------
    Total shareholders' equity.......................   6,263,610   26,637,012
                                                      -----------  -----------
    Total liabilities and shareholders' equity....... $13,197,704  $45,056,206
                                                      ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                                   LECG, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                              1995        1996         1997
                                           ----------- -----------  -----------
REVENUES.................................. $24,835,188 $31,391,870  $44,110,167
COST OF SERVICES:
  Related party...........................   6,440,823   7,329,346    9,073,377
  Other...................................  10,024,540  13,551,511   18,862,063
                                           ----------- -----------  -----------
    Total cost of services................  16,465,363  20,880,857   27,935,440
                                           ----------- -----------  -----------
    Gross profit..........................   8,369,825  10,511,013   16,174,727
GENERAL AND ADMINISTRATIVE EXPENSES.......   4,047,524   5,258,389    8,113,780
OTHER EXPENSE (INCOME)....................           0           0     (851,862)
                                           ----------- -----------  -----------
  Income before income taxes..............   4,322,301   5,252,624    8,912,809
INCOME TAXES..............................      83,005     188,650    3,148,343
                                           ----------- -----------  -----------
  Net income.............................. $ 4,239,296 $ 5,063,974  $ 5,764,466
                                           =========== ===========  ===========
PRO FORMA INCOME DATA (UNAUDITED):
  Net income as reported..................             $ 5,063,974  $ 5,764,466
  Pro forma adjustments...................              (1,964,926)    (505,909)
                                                       -----------  -----------
    Pro forma net income..................             $ 3,099,048  $ 5,258,557
                                                       ===========  ===========
PRO FORMA BASIC EARNINGS PER SHARE........             $      0.31  $      0.52
                                                       ===========  ===========
PRO FORMA DILUTED EARNINGS PER SHARE......             $      0.30  $      0.51
                                                       ===========  ===========


 The accompanying notes are an integral part of these consolidated statements.

                                   LECG, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            NOTES AND
                                                             INTEREST
                            COMMON STOCK      ADDITIONAL    RECEIVABLE
                         -------------------    PAID-IN        FROM       RETAINED
                           SHARES    AMOUNT     CAPITAL    SHAREHOLDERS   EARNINGS      TOTAL
                         ----------  -------  -----------  ------------  ----------  -----------
BALANCE AT DECEMBER 31,
 1994...................  9,083,119  $ 9,083  $   981,933  $  (642,667)  $5,191,000  $ 5,539,349
 Net Income.............                                                  4,239,296    4,239,296
 Distributions to
  shareholders..........                                                 (3,344,644)  (3,344,644)
 Sale of common shares..  1,435,304    1,435    1,572,378     (982,930)                  590,883
 Repurchase of common
  shares................   (599,828)    (600)      (3,400)                 (800,268)    (804,268)
 Accrued interest on
  notes receivable from
  shareholders..........                           77,957      (77,957)
 Collection of notes
  receivable from
  shareholders..........                                       127,562                   127,562
                         ----------  -------  -----------  -----------   ----------  -----------
BALANCE AT DECEMBER 31,
 1995...................  9,918,595    9,918    2,628,868   (1,575,992)   5,285,384    6,348,178
 Net income.............                                                  5,063,974    5,063,974
 Distributions to
  shareholders..........                                                 (4,901,995)  (4,901,995)
 Sale of common shares..    985,433      985    2,318,130   (1,619,174)                  699,941
 Repurchase of common
  shares................   (889,032)    (889)        (519)               (1,249,817)  (1,251,225)
 Accrued interest on
  notes receivable from
  shareholders..........                          154,740     (154,740)
 Collection of notes
  receivable from
  shareholders..........                                       466,926                   466,926
 Shareholder advances...                                      (162,189)                 (162,189)
                         ----------  -------  -----------  -----------   ----------  -----------
BALANCE AT DECEMBER 31,
 1996................... 10,014,996   10,014    5,101,219   (3,045,169)   4,197,546    6,263,610
 Net income.............                                                  5,764,466    5,764,466
 Distributions to
  shareholders..........                                                 (4,851,343)  (4,851,343)
 S corporation
  distribution declared.                                                 (5,356,566)  (5,356,566)
 Sale of common shares
  before IPO............    214,224      214      466,336      (87,014)                  379,536
 Proceeds from sale of
  common shares, net of
  IPO costs and
  adjustments...........  3,060,000    3,060   23,725,030                   676,588   24,404,678
 Repurchase of common
  shares................   (261,353)    (260)    (311,236)      43,860     (228,430)    (496,066)
 Accrued interest on
  notes receivable from
  shareholders..........                          195,100     (195,100)
 Collection of notes
  receivable from
  shareholders..........                                       879,420                   879,420
 Shareholder advances...                                      (350,723)                 (350,723)
                         ----------  -------  -----------  -----------   ----------  -----------
BALANCE AT DECEMBER 31,
 1997................... 13,027,867  $13,028  $29,176,449  $(2,754,726)  $  202,261  $26,637,012
                         ==========  =======  ===========  ===========   ==========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                                   LECG, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995        1996         1997
                                          ----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................. $4,239,296  $ 5,063,974  $ 5,764,466
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization.........    340,245      435,163      687,204
   Bad debt expense......................    100,584      358,374      198,782
   Expiration of deferred purchase
    option...............................          0            0     (851,862)
   Deferred income taxes.................          0            0    2,703,205
   Loss on disposal of property and
    equipment............................     15,335       26,186      127,443
   Decrease (increase) in accounts
    receivable...........................     61,759   (1,882,338)  (5,349,901)
   Decrease (increase) in prepaid
    expenses and security deposits.......     15,347      (90,114)    (768,248)
   Increase (decrease) in accounts
    payable and accrued liabilities......   (110,077)     311,635    1,585,685
   Increase (decrease) in accrued expert
    and project origination fees.........   (572,888)   1,130,449    1,829,328
   Increase in client retainers..........     73,065      138,311       53,084
   Increase (decrease) in income taxes
    payable..............................      9,353       (4,218)     156,318
   Increase in other liabilities.........     10,069      140,091      652,776
                                          ----------  -----------  -----------
    Net cash provided by operating
     activities..........................  4,182,088    5,627,513    6,788,280
                                          ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment......   (563,358)  (1,080,333)  (2,606,796)
 Proceeds from disposal of property and
  equipment..............................      2,700        6,323       14,760
                                          ----------  -----------  -----------
    Net cash used in investing
     activities..........................   (560,658) (1,074,010)  (2,592,036)
                                          ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings under line of credit.........          0    2,206,380    4,527,632
 Repayments on line of credit............          0   (2,206,380)  (4,527,632)
 Sale of common shares...................    590,883      699,941   24,784,214
 Repurchase of common shares.............   (804,268)  (1,251,225)    (496,066)
 Shareholder advances....................          0     (162,189)    (350,723)
 Collection of notes receivable from
  shareholders...........................          0      121,923      175,289
 Distributions to shareholders........... (3,217,082)  (4,556,992)  (4,147,212)
                                          ----------  -----------  -----------
    Net cash provided by (used in)
     financing activities................ (3,430,467)  (5,148,542)  19,965,502
                                          ----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH..........    190,963     (595,039)  24,161,746
CASH AT BEGINNING OF PERIOD..............    406,965      597,928        2,889
                                          ----------  -----------  -----------
CASH AT END OF PERIOD.................... $  597,928  $     2,889  $24,164,635
                                          ==========  ===========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest.................. $    2,535  $    12,008  $    17,603
                                          ==========  ===========  ===========
 Cash paid for state income taxes........ $   73,652  $   200,488  $   280,620
                                          ==========  ===========  ===========
NONCASH FINANCING ACTIVITIES:
 Sale of common stock through issuance of
  notes.................................. $  982,930  $ 1,619,174  $    87,014
                                          ==========  ===========  ===========
 Collection of notes receivable through
  application of distributions........... $  127,562  $   345,003  $   704,131
                                          ==========  ===========  ===========
 S corporation distribution declared..... $        0  $         0  $ 5,356,566
                                          ==========  ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                                  LECG, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. DESCRIPTION OF BUSINESS:

  The accompanying consolidated financial statements present the consolidated financial position and results of operations of LECG, Inc. (the "Company") (formerly Law and Economics Consulting Group, Inc.), a California corporation formed in March 1988, and its wholly owned subsidiaries: LECG Limited (United Kingdom) and LECG Limited (also known as Law and Economics Consulting Group, Limited), (New Zealand).

  The Company is a provider of economic consulting services in matters related to complex litigation, regulation, public policy and strategic management and derives its revenues almost exclusively therefrom. The Company provides its economic consulting services to a broad client base, which includes national governments, regulatory agencies, and development institutes and agencies in the United States and abroad. Services are provided by academics, industry leaders and former high-level government officials (Experts), who are supported by professional staff. The Company has offices in the United States in California, Washington, D.C., Illinois, New York, Texas, Utah and Massachusetts, as well as Toronto, Canada; Wellington, New Zealand; London, United Kingdom; Brussels, Belgium; and Toulouse, France.

  On December 18, 1997, the Company completed an initial public offering of its common stock in which 3,060,000 shares were sold by the Company, resulting in net proceeds of approximately $24.4 million, net of underwriters' discounts and issuance costs of approximately $3.1 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 RISKS AND UNCERTAINTIES

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

  The Company's ability to retain current business and to attract new business is highly dependent on the business generation capabilities and consulting reputation of its Experts and Professional Staff and on the quality of their work performed for the Company. There is no assurance that these individuals will perform at previous levels, or that they will remain with the Company. In the event that these individuals do not perform at previous levels or do not remain with the Company, the Company's business, operating results and financial condition could be materially and adversely affected. Additionally, the Company's future performance depends in large part on its ability to attract, develop and motivate highly-skilled Experts and Professional Staff. The failure to recruit a significant number of Experts or qualified Professional Staff could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company's services involve risks of professional and other liability. If the Company were found to have been negligent or to have breached its obligations to its clients, the Company could be exposed to significant liabilities and its reputation could be adversely affected.

 REVENUE RECOGNITION

  Revenue is recognized when services are provided. An allowance is provided for any amounts considered uncollectible. Amounts collected in advance of providing services are recorded as client retainers.

  The Company bills clients for hourly fees as well as reimbursable expenses. Reimbursable expenses consist of direct out-of-pocket costs, telecommunication charges and in-house reproduction services. In providing consulting services to its clients, the Company engages Experts on both an exclusive and nonexclusive basis. Once billings related to a specific job are collected, these Experts are generally paid consulting fees for Expert services provided.

                                  LECG, INC.

  Project origination fees are paid to Experts (some of whom are related parties) for securing projects. These project origination fees approximate 15 percent of all collected Professional Staff fees (other than Expert fees) and depend on project profitability. These project origination fees are recorded on an accrual basis, but are paid to the Experts only upon collection of the project receivables.

 PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Depreciation of furniture, fixtures and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally five to seven years. Leasehold improvements are amortized over the estimated useful lives of the assets or the lease term, whichever is shorter.

 INCOME TAXES

  Prior to its initial public offering, the Company elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended (S Corporation) for income tax purposes. Accordingly, the income of the Company was reported on the individual income tax returns of its shareholders. Therefore, the financial statements do not include a provision for federal (and some state) income taxes prior to the closing of the public offering.

  The Company's S Corporation status terminated in connection with the Company's initial public offering, thereby subjecting the Company's income to federal and certain other state income taxes at the corporate level. Accordingly, the Company has applied the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," and has converted from a cash basis to accrual basis for tax purposes. Due to temporary differences in recognition of revenue and expenses, income for financial reporting purposes has exceeded income for income tax purposes. The conversion to accrual basis along with these temporary differences resulted in the recognition of a net deferred tax liability (and a corresponding one-time charge to expense) of $2,703,205 as of December 31, 1997.

  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Concurrent with the consummation of the initial public offering, the Company declared a Subchapter S Corporation distribution of $5,356,566 to its existing shareholders. A total of $1,726,225 of this distribution will be used to reduce notes receivable from shareholders.

 YEAR 2000 ISSUE

  The Company is currently in the process of evaluating its information technology infrastructure for the Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  All financial instruments are short-term and are carried at amounts approximating their fair value.

                                  LECG, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment, at cost, are as follows:

                                                                      ESTIMATED
                                                    DECEMBER 31,       USEFUL
                                                ---------------------   LIVES
                                                   1996       1997     (YEARS)
                                                ---------- ---------- ---------
   Furniture and fixtures...................... $  674,396 $1,136,508      7
   Equipment...................................  1,976,878  3,334,260      5
   Leasehold improvements......................    439,007  1,033,166   5-10
                                                ---------- ----------
                                                 3,090,281  5,503,934
   Less: Accumulated depreciation and
    amortization...............................  1,283,393  1,919,657
                                                ---------- ----------
                                                $1,806,888 $3,584,277
                                                ========== ==========

  Depreciation and amortization expense was $340,245, $435,163 and $687,204 for the years ended December 31, 1995, 1996 and 1997, respectively. Costs of repairs and maintenance of property and equipment are expensed as incurred.

4. ACCOUNTS RECEIVABLE:

  At December 31, 1996 and 1997, the components of accounts receivable were as follows:

                                                          1996         1997
                                                       -----------  -----------
   Billed amounts..................................... $ 8,882,499  $12,347,736
   Unbilled amounts...................................   2,546,388    4,391,687
   Allowance for uncollectable accounts...............    (300,000)    (459,417)
                                                       -----------  -----------
     Total............................................ $11,128,887  $16,280,006
                                                       ===========  ===========

  Unbilled amounts represent balances accrued by the Company for services that have been performed but have not been billed to the customer. Billings are generally done on a monthly basis for the prior month's services.

  The activity in the allowance for uncollectable accounts for the years ended December 31, 1995, 1996 and 1997, was as follows:

                                                   1995       1996       1997
                                                 ---------  ---------  --------
   Balance at beginning of period............... $ 200,000  $ 200,000  $300,000
     Bad debt expense...........................   100,584    358,374   198,782
     Charge-offs, net of recoveries.............  (100,584)  (258,374)  (39,365)
                                                 ---------  ---------  --------
   Balance at end of period..................... $ 200,000  $ 300,000  $459,417
                                                 =========  =========  ========

                                  LECG, INC.

5. LINE OF CREDIT:

  The Company has a commercial line of credit with a bank that allows borrowings up to $3,000,000, all of which was available at December 31, 1997. The line is secured by receivables and fixed assets. The line expires May 31, 2000, and bears interest at the bank's prime rate, which was 8.5 percent at December 31, 1997. The weighted average interest rate of borrowings under the line of credit for the year ended December 31, 1996 and 1997, was 8.37 percent and 8.49 percent, respectively. During 1995, no amounts were borrowed. The line of credit agreement contains certain restrictive covenants, including maintaining a ratio of liabilities to tangible net worth (as defined), among other restrictions. The Company is currently in compliance with all restrictive covenants.

  The Company had outstanding letters of credit of $334,500 at December 31, 1997.

6. RETIREMENT BENEFITS:

  The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code. All employees with at least 90 days of employment are eligible to participate. The Company has the option of matching a portion of employee contributions to the plan on a current or retroactive basis. In 1997, the Company matched 100 percent of employee contributions for the first 3 percent of salary, and 50 percent of employee contributions between 3 percent and 5 percent of salary. A liability for matching contributions of $244,200 is included in accounts payable and accrued liabilities at December 31, 1997.

7. SHAREHOLDERS' EQUITY:

 STOCK PLANS PRIOR TO THE INITIAL PUBLIC OFFERING

  Prior to the initial public offering, share sales were executed in accordance with the First Amended Shareholders' Buy-Sell Agreement (the Buy-Sell Agreement). At the discretion of the Board of Directors, new shares could also be sold subject to the Policy for Option Program for High Performing LECG Shareholder Principals (the Agreement).

  Under the terms of the Buy-Sell Agreement, individuals were offered shares by the Board of Directors at a formula price based on a multiple of earnings plus equity. The Company financed up to 80 percent of the purchase price with notes receivable. The notes were repaid out of subsequent distributions to the shareholder. The interest rate charged on these notes was 7 percent for all periods. Principal balances due to the Company under these notes were $2,866,357 and $2,711,255 at December 31, 1996 and 1997, respectively. The principal and interest earned on these notes were offset against shareholders' equity in the consolidated statements of shareholders' equity.

  At the discretion of the Board of Directors and under the terms of the Buy-Sell Agreement, shareholders were sometimes required to sell shares back to the Company. The Company had the right of first refusal for any shares offered for sale by a selling shareholder. Any repurchases were made at a formula price specified in either the Buy-Sell Agreement or the Agreement. Balances due on notes receivable were offset against the repurchase proceeds and the remainder is remitted to the selling shareholder.

  These agreements were terminated prior to the initial public offering of the Company's shares.

                                  LECG, INC.

 STOCK TRADING RESTRICTIONS

  All shareholders prior to the initial public offering have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of the shares of common stock owned by them for a period of 180 days after the date of the initial public offering. In addition, the Company and its shareholders (immediately prior to this offering) are parties to the Amended and Restated Shareholders' Agreement, dated as of December 18, 1997, which provides, in part, (i) that each such shareholder will not transfer such shareholders' shares of common stock to an unaffiliated third party without the Company's consent and (ii) the Company has the right to repurchase each such shareholder's shares of common stock at one-half of the then current market price of the shares if such shareholder ceases to provide services on a regular basis to the Company. The Company's repurchase right lapses ratably (at 20% per year) over a period of five years starting on December 18, 1998.

 SHARE SPLIT

  During October 1997, the Company amended its articles of incorporation, effecting a 2,142.2451-for-one share split of the Company's common shares, assigning a par value of $.001 per common share, and increasing the number of authorized common shares to 40,000,000. The Company also authorized 5,000,000 preferred shares. The accompanying financial statements and notes thereto have been adjusted retroactively to give effect to the aforementioned actions.

 STOCK OPTIONS

  In April 1994, the Company granted options to the chairman of the Board of Directors to purchase up to 342,759 common shares at $2.09 per share, which was estimated fair value at the time. Of these options, 171,380 were exercisable upon grant, with the remaining shares exercisable in April 1997. Any unexercised options would expire at that time. During 1996, 171,379 of these options were exercised. The remaining options were exercised in April 1997.

  In October 1997, the Board of Directors and shareholders approved the Company's 1997 Stock Option Plan (the Option Plan). The Option Plan provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (SPRs). Unless terminated sooner, the Option Plan will terminate automatically in 2007. A total of 1,500,000 shares of common stock are currently authorized pursuant to the Option Plan. During December 1997, 629,000 stock options were granted under the Option Plan to employees and members of the Board of Directors with an exercise price of $9, the initial public offering price. Twenty-five percent of these options vest on July 1, 1998, six months after the commencement date, with an additional 25 percent vesting at the end of each 12-month period thereafter, subject to the optionee's continuing to be an employee on such dates. All of the options expire in five years.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of employee stock options equals the market price of the underlying stock at the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of SFAS No. 123.

                                  LECG, INC.

  The following table summarizes the transactions of the Company's Option
Plan:

                                                                        WEIGHTED
                                                               WEIGHTED AVERAGE
                                                       NUMBER  AVERAGE    FAIR
                                                         OF    EXERCISE VALUE AT
                                                       SHARES   PRICE    GRANT
                                                       ------- -------- --------
   Options outstanding December 31, 1996..............       0
     Options granted.................................. 629,000   $ 9     $13.05
     Options exercised................................       0
     Options forfeited................................       0
                                                       -------
   Options outstanding December 31, 1997.............. 629,000
                                                       =======

  Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                   OPTIONS
                                                                 VESTINGS IN
                                                               ----------------
                                                               1998-99  2000-01
                                                               -------  -------
   Risk-free interest rate....................................    5.69%    5.74%
   Dividend yield.............................................       0        0
   Volatility factor..........................................    55.2%    55.2%
   Weighted average expected life............................. 3 years  5 years

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma information is as follows:

                                                                PRO FORMA WITH
                                                                 COMPENSATION
                                                  PRO FORMA AS EXPENSE FROM FAIR
                                                    REPORTED     VALUE OPTIONS
                                                  ------------ -----------------
   Net income....................................  $5,258,557     $5,233,491
   Basic earnings per share......................  $     0.52     $     0.51
   Diluted earnings per share....................  $     0.51     $     0.51

  Because SFAS No. 123 provides for the amortization of compensation expense for options, pro forma expense will likely increase in future years as new option grants are made by the Company and become subject to the disclosure requirements of SFAS No. 123.

 1997 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors and the shareholders in October 1997. A total of 500,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code. The Stock Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. The price of shares purchased under the Stock Purchase Plan is 85 percent of the lower of the fair market value of the common shares at the beginning of the offering period or at the end of the relevant purchase period. The Stock Purchase Plan will terminate in October 2007. No shares were issued under the Stock Purchase Plan in 1997, and $41,133 was collected from employees for future purchases.

                                  LECG, INC.

8. RELATED PARTY TRANSACTIONS:

  Included in shareholders' equity are notes receivable from shareholders arising from the sale of common shares prior to the initial public offering (see Note 7), as well as other advances to shareholders. These amounts are unsecured and due on or before December 31, 2002. The notes bear interest at 7 percent.

  Related party cost of services and accrued Expert and project origination fees represent Expert fees, project origination fees and other amounts paid or owed to shareholders. These amounts are paid when the related project receivables have been collected.

9. COMMITMENTS AND CONTINGENCIES:

  The Company leases its office facilities and certain equipment under operating leases through the year 2007.

  Future minimum rental payments under these noncancellable leases with initial or remaining lease terms in excess of one year are as follows:

   1998............................................................ $ 2,269,000
   1999............................................................   2,281,422
   2000............................................................   2,389,478
   2001............................................................   2,510,740
   2002............................................................   1,906,816
   Thereafter......................................................   2,479,500
                                                                    -----------
     Total minimum lease payments.................................. $13,836,956
                                                                    ===========

  Rent expense was $978,113, $1,077,530 and $1,843,839 for the years ended December 31, 1995, 1996 and 1997, respectively.

10. PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

 PRO FORMA ADJUSTMENTS TO CONSOLIDATED FINANCIAL STATEMENTS

  The pro forma consolidated statements of income have been adjusted to reflect a provision for income taxes assuming an effective tax rate of 41 percent that would have been recorded had the Company been a C Corporation for all periods presented.

  Other income in 1997 (see Note 12) is not expected to be recurring, although it is included in pro forma net income and pro forma earnings per share. If this item had not occurred, pro forma net income would be $4,755,959 and pro forma basic and pro forma diluted earnings per share would be $0.47 and $0.46, respectively.

 PRO FORMA EARNINGS PER SHARE

  Pro forma earnings per share (EPS) are computed using the weighted average common shares outstanding at each reporting date. In accordance with Securities and Exchange Commission requirements, stock issued within a one-year period prior to the initial filing of the registration relating to the initial public offering has been treated as outstanding for all reporting periods, using the treasury stock method.

                                  LECG, INC.

  The following table reconciles the numerators and denominators of the basic and diluted EPS computations:

                             FOR THE YEAR ENDED DECEMBER 31,     FOR THE YEAR ENDED DECEMBER 31,
                                          1996                                1997
                           ----------------------------------- -----------------------------------
                             INCOME       SHARES     PER SHARE   INCOME       SHARES     PER SHARE
                           (NUMERATOR) (DENOMINATOR)  AMOUNT   (NUMERATOR) (DENOMINATOR)  AMOUNT
                           ----------- ------------- --------- ----------- ------------- ---------
   Basic EPS: pro forma
    income available to
    common shareholders... $3,099,048   10,006,036     $0.31   $5,258,557   10,210,783     $0.52
                           ==========   ==========     =====   ==========   ==========     =====
   Effect of dilutive
    securities: stock
    options...............          0      238,599                      0       37,865
   Diluted EPS: income
    available to common
    shareholders assumed
    conversions........... $3,099,048   10,244,635     $0.30   $5,258,557   10,248,648     $0.51
                           ==========   ==========     =====   ==========   ==========     =====

  Options to purchase 629,000 shares of common stock at $9 per share were granted in the last quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was equal to or greater than the average market price (and IPO price) of the common shares. The options expire on December 31, 2002.

11. INCOME TAXES:

  The Company's S Corporation status terminated in connection with the Company's initial public offering, thereby subjecting the Company's income to federal income taxes at the corporate level. The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. Except for the effect of the reversal of net deductible temporary differences, the Company is not aware of any significant differences between book and taxable income in future years.

  Prior to the initial public offering, the Company elected Subchapter S Corporation status for income tax purposes. Accordingly, the income of the Company was reported on the individual income tax returns of its shareholders. The financial statements, therefore, do not include a provision for income taxes prior to the closing of the public offering.

  The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision for income taxes follows:

   C Corporation income before taxes for the 14-day period ended
    December 31, 1997............................................. $  342,811
   Net taxable temporary differences..............................    (27,206)
                                                                   ----------
   Book taxable income as a C Corporation......................... $  315,605
                                                                   ----------
   C Corporation income taxes at the statutory rate...............   $107,306
   C Corporation state taxes, net of federal benefit..............     22,092
   Deferred tax provision for C Corporation.......................     11,154
   S Corporation income taxes.....................................    315,740
   Provision for change in tax status to C Corporation............  2,692,051
                                                                   ----------
   Provision for income taxes..................................... $3,148,343
                                                                   ==========

                                  LECG, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  The provision for income taxes as shown in the accompanying consolidated statements of income include the following components:

   Current provision:
     Federal........................................................ $  107,306
     State..........................................................    337,832
                                                                     ----------
       Total current provision......................................    445,138
   Deferred taxes for C Corporation.................................     11,154
   Termination of S Corporation status..............................  2,692,051
                                                                     ----------
       Total provision for income taxes............................. $3,148,343
                                                                     ==========

  The components of the deferred tax liability are as follows:

                                                              NON-
                                                  CURRENT   CURRENT     TOTAL
                                                  -------- ---------- ----------
   Depreciation.................................. $171,340         -- $  171,340
   481(a) Adjustment.............................  743,955  1,787,910  2,531,865
                                                  -------- ---------- ----------
                                                  $915,295 $1,787,910 $2,703,205
                                                  ======== ========== ==========

  The 481(a) Adjustment represents the cumulative timing differences resulting from the Company's conversion from cash basis to accrual basis of accounting for tax purposes concurrent with its conversion of S Corporation to C Corporation status.

12. OTHER INCOME-DEFERRED PURCHASE OPTION DEPOSIT:

  In June 1993, another major consulting firm purchased from the Company an option to buy all of the Company's assets at a formula price based on a multiple of earnings and equity. The Company received $1,000,000 for granting this option, which was deferred in the consolidated balance sheet, net of applicable expenses. During 1997, the option agreement expired and the Company recognized the $851,862 as other income in 1997.

                                   LECG, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash................................................   $21,865     $24,165
  Accounts receivable, net............................    20,870      16,280
  Prepaid expenses....................................     1,081         841
                                                         -------     -------
        Total current assets..........................    43,816      41,286
Security deposits.....................................       246         186
Property and equipment, net...........................     4,336       3,584
                                                         -------     -------
        Total assets..................................   $48,398     $45,056
                                                         =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Current liabilities:
    Accounts payable and accrued liabilities..........   $ 2,105     $ 2,216
    Accrued expert and project origination fees:
      Related party...................................     5,388       3,553
      Other...........................................     4,866       2,953
    Client retainers..................................       619         551
    Income taxes payable..............................     1,454         262
    Deferred tax liability............................       703         915
    Distribution payable..............................         0       5,357
    Other current liabilities.........................       877         824
                                                         -------     -------
        Total current liabilities.....................    16,012      16,631
    Deferred tax liability............................     1,788       1,788
                                                         -------     -------
        Total liabilities.............................    17,800      18,419
Shareholders' equity:
  Common shares, $.001 par value; authorized
   40,000,000 shares; issued and outstanding,
   13,027,867 shares as of March 31, 1998 and December
   31, 1997...........................................        13          13
  Additional paid-in capital..........................    29,193      29,177
  Notes receivable from shareholders..................      (611)     (2,755)
  Retained earnings...................................     2,003         202
                                                         -------     -------
        Total shareholders' equity....................    30,598      26,637
                                                         -------     -------
        Total liabilities and shareholders' equity....   $48,398     $45,056
                                                         =======     =======

 The accompanying notes are an integral part of these consolidated statements.

                                   LECG, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                             -------------------
                                                               1998      1997
                                                             --------- ---------
Revenues.................................................... $  15,780 $  9,901
Cost of services:
  Related party.............................................     2,489    2,206
  Other.....................................................     7,563    4,440
                                                             --------- --------
    Total cost of services..................................    10,052    6,646
    Gross profit............................................     5,728    3,255
General and administrative expenses.........................     2,868    1,415
Interest income.............................................       193        0
                                                             --------- --------
    Income before income taxes..............................     3,053    1,840
Income taxes................................................     1,252       64
                                                             --------- --------
    Net income.............................................. $   1,801 $  1,776
                                                             ========= ========
Pro forma income data:
  Net income as reported.................................... $   1,801 $  1,776
  Pro forma adjustments.....................................         0     (690)
                                                             --------- --------
    Pro forma net income.................................... $   1,801 $  1,086
                                                             ========= ========
Pro forma basic earnings per share.......................... $    0.14 $   0.11
                                                             ========= ========
Pro forma diluted earnings per share........................ $    0.14 $   0.11
                                                             ========= ========



 The accompanying notes are an integral part of these consolidated statements.

                                   LECG, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
Cash flows from operating activities:
  Net income................................................. $ 1,801  $ 1,776
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................     236      136
    Bad debt expense.........................................      12        0
    Loss on disposal of property and equipment...............       1        0
    Increase in accounts receivable..........................  (4,602)  (1,175)
    Increase in prepaid expenses and security deposits.......    (300)     (12)
    (Decrease) increase in accounts payable and accrued
     liabilities.............................................    (111)     346
    Increase in accrued expert and project origination fees..   3,748    1,432
    Increase in client retainers.............................      68       54
    Decrease in deferred tax liability.......................    (212)       0
    Increase (decrease) in income taxes payable..............   1,192      (39)
    Increase in other current liabilities....................      53        4
                                                              -------  -------
      Net cash provided by operating activities..............   1,886    2,522
Cash flows from investing activities:
  Purchase of property and equipment.........................    (990)    (276)
  Proceeds from the disposal of property and equipment.......       1        1
                                                              -------  -------
      Net cash used in investing activities..................    (989)    (275)
Cash flows from financing activities:
  Borrowing under line of credit.............................       0      297
  Repayments on line of credit...............................       0     (297)
  Sale of common shares......................................       0       22
  Shareholder advances.......................................    (168)       0
  Collection of notes receivable from shareholders...........     664      120
  Distributions to shareholders..............................  (3,693)  (1,937)
                                                              -------  -------
      Net cash used in financing activities..................  (3,197)  (1,795)
                                                              -------  -------
Net (decrease) increase in cash..............................  (2,300)     452
Cash at beginning of period..................................  24,165        3
                                                              -------  -------
Cash at end of period........................................ $21,865  $   455
                                                              =======  =======
Supplemental cash flow information:..........................
  Cash paid for interest..................................... $     1  $     1
                                                              =======  =======
  Cash paid for income taxes................................. $   272  $    95
                                                              =======  =======
Noncash financing activities:
  Sale of common shares through issuance of notes............ $     0  $    87
                                                              =======  =======
  Collection of notes through application of distributions... $ 1,664  $   305
                                                              =======  =======

 The accompanying notes are an integral part of these consolidated statements.

                                  LECG, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1998
                                  (UNAUDITED)

1. INTERIM CONSOLIDATED FINANCIAL INFORMATION

  The accompanying Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in management's opinion, include all adjustments necessary for a fair statement of results for such interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules or regulations; however, the Company believes that the disclosures made are adequate to make the information presented not misleading.

  The interim results for the three months ended March 31, 1998 and 1997 are not necessarily indicative of results for the full year. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1997 included elsewhere herein.

2. PRO FORMA FINANCIAL INFORMATION:

 Pro Forma Adjustments To Consolidated Financial Statements

  The pro forma consolidated statements of income have been adjusted to reflect a provision for income taxes assuming an effective tax rate of 41 percent that would have been recorded had the Company been a C Corporation for all periods presented.

 Pro Forma Earning Per Share

  Pro forma earnings per share (EPS) are computed using the weighted average common shares outstanding at each reporting date. The following table reconciles numerators and denominators of the basic and diluted EPS computations:

                                               EFFECT OF DILUTIVE
                                       ----------------------------------
                                                  SECURITIES--
                                         BASIC      OPTIONS     DILUTED
                                       ---------- ------------ ----------
   Three Months Ended:  March 31, 1998 13,027,867    94,884    13,122,751
                        March 31, 1997 10,057,841   131,626    10,189,467

3. COMMITMENTS AND CONTINGENCIES:

  The Company leases its office facilities and certain equipment under operating leases through the year 2007.

  Future minimum rental payments under noncancellable leases with initial or remaining lease terms in excess of one year are $2,444,214, $2,581,788, $2,689,844, $2,811,106, $2,207,182 and $2,604,653 in 1998, 1999, 2000, 2001,
2002 and thereafter.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            THE METZLER GROUP, INC.
                            A DELAWARE CORPORATION,

                             MGI ACQUISITION CORP.
                            A DELAWARE CORPORATION,

                                      AND

                                   LECG, INC.
                            A CALIFORNIA CORPORATION

                            DATED AS OF JULY 1, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 DEFINITIONS...............................................................   1
  1. THE MERGER............................................................   4
     1.1.  EFFECTIVE TIME OF THE MERGER...................................    4
     1.2.  CLOSING........................................................    4
     1.3.  EFFECTS OF THE MERGER..........................................    4
     1.4.  DIRECTORS AND OFFICERS.........................................    5
  2. CONVERSION OF SECURITIES..............................................   5
     2.1.  CONVERSION OF CAPITAL STOCK....................................    6
     2.2.  EXCHANGE OF CERTIFICATES.......................................    6
     2.3.  DISSENTERS' RIGHTS.............................................    8
  3. REPRESENTATIONS AND WARRANTIES OF LECG................................   8
     3.1.  ORGANIZATION...................................................    8
     3.2.  LECG CAPITAL STRUCTURE.........................................    8
     3.3.  AUTHORITY AND STATUS...........................................    9
     3.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.....................   10
     3.5.  SEC FILINGS; FINANCIAL STATEMENTS..............................   10
     3.6.  INTENTIONALLY OMITTED..........................................   11
     3.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS...........................   11
     3.8.  RESTRICTIONS ON BUSINESS ACTIVITIES............................   11
     3.9.  TAXES..........................................................   11
     3.10. INTELLECTUAL PROPERTY..........................................   12
     3.11. AGREEMENTS, CONTRACTS AND COMMITMENTS..........................   13
     3.12. OWNERSHIP OF ASSETS............................................   14
     3.13. LITIGATION.....................................................   15
     3.14. INTENTIONALLY OMITTED..........................................   15
     3.15. EMPLOYEES; EMPLOYMENT MATTERS..................................   15
     3.16. EMPLOYEE BENEFIT PLANS.........................................   16
     3.17. LICENSES AND PERMITS; COMPLIANCE WITH LAW......................   16
     3.18. INTENTIONALLY OMITTED..........................................   16
     3.19. RELATED PARTIES................................................   16
     3.20. POOLING OF INTERESTS...........................................   16
     3.21. COMPLETE DISCLOSURE............................................   16
     3.22. NO SPECIAL STOCKHOLDER RIGHTS..................................   17
     3.23. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.............   17
     3.24. INTENTIONALLY OMITTED..........................................   17
     3.25. INTENTIONALLY OMITTED..........................................   17
     3.26. SUPPLIERS AND CLIENTS..........................................   17
     3.27. WARRANTY; UNBILLABLE WORK......................................   17
     3.28. YEAR 2000 COMPLIANCE...........................................   17
  4. REPRESENTATIONS AND WARRANTIES OF METZLER AND SUB.....................  18
     4.1.  ORGANIZATION...................................................   18
     4.2.  METZLER CAPITAL STRUCTURE......................................   18
     4.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS..........   19
     4.4.  SEC FILINGS; FINANCIAL STATEMENTS..............................   19
     4.5.  ABSENCE OF CERTAIN CHANGES OR EVENTS...........................   20
     4.6.  LITIGATION.....................................................   20

                                                                            PAGE
                                                                            ----
     4.7.  LICENSES AND PERMITS; COMPLIANCE WITH LAW......................   20
     4.8.  POOLING OF INTERESTS...........................................   20
     4.9.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.............   20
     4.10. COMPLETE DISCLOSURE............................................   21
  5. CONDUCT OF BUSINESS...................................................  21
     5.1.  COVENANTS OF LECG..............................................   21
     5.2.  COOPERATION....................................................   22
     5.3.  POOLING TREATMENT..............................................   22
  6. ADDITIONAL AGREEMENTS.................................................  23
     6.1.  NO SOLICITATION................................................   23
     6.2.  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.............   23
     6.3.  CONSENTS.......................................................   24
     6.4.  ACCESS TO INFORMATION..........................................   24
     6.5.  STOCKHOLDERS MEETINGS..........................................   24
     6.6.  LEGAL CONDITIONS TO MERGER.....................................   24
     6.7.  PUBLIC DISCLOSURE..............................................   24
     6.8.  TAX-FREE REORGANIZATION........................................   25
     6.9.  POOLING ACCOUNTING.............................................   25
     6.10. LETTERS FROM ACCOUNTANTS.......................................   25
     6.11. UPDATE DISCLOSURE; BREACHES....................................   25
     6.12. AFFILIATE LETTER...............................................   25
     6.13. NASDAQ QUOTATION...............................................   26
     6.14. EMPLOYEES......................................................   26
     6.15. BROKERS OR FINDERS.............................................   26
     6.16. INDEMNIFICATION OF DIRECTORS AND OFFICERS......................   26
     6.17. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS......................   26
     6.18. STOCK OPTION AGREEMENTS........................................   27
     6.19. TRADING PROHIBITIONS...........................................   27
     6.20. VOTING AGREEMENT AND REGISTRATION RIGHTS AGREEMENT.............   27
     6.21. RESERVING OF METZLER COMMON STOCK..............................   27
     6.22. DELIVERY OF LECG DISCLOSURE SCHEDULE...........................   27
  7. CONDITIONS TO MERGER..................................................  27
     7.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....   27
     7.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF METZLER................   28
     7.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF LECG...................   28
     7.4.  CLOSING........................................................   29
  8. TERMINATION AND AMENDMENT                                               30
     8.1.  TERMINATION....................................................   30
     8.2.  EFFECT OF TERMINATION..........................................   31
     8.3.  FEES AND EXPENSES..............................................   31
     8.4.  AMENDMENT......................................................   32
     8.5.  EXTENSION; WAIVER..............................................   32
  9. MISCELLANEOUS.........................................................  32
     9.1.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS......   32
     9.2.  NOTICES........................................................   33
     9.3.  INTERPRETATION.................................................   33

                                                                            PAGE
                                                                            ----
     9.4.  COUNTERPARTS...................................................   33
     9.5.  GOVERNING LAW..................................................   34
     9.6.  ASSIGNMENT.....................................................   34
     9.7.  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.................   34
     9.8.  NO AGREEMENT UNTIL EXECUTED....................................   34
     9.9.  SEVERABILITY...................................................   34
     9.10. EXHIBITS AND SCHEDULES INCORPORATED............................   34
     9.11. TIME OF ESSENCE................................................   34

                             EXHIBITS AND SCHEDULES

Exhibit A-- Form of Affiliates Letter
Exhibit B-- Form of Metzler Tax Representation Letter
Exhibit C-- Form of LECG Tax Representation Letter
Schedule 1.4 -- Officers of LECG after the Consummation of the Merger

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of July 1, 1998 (this "AGREEMENT") by and among The Metzler Group, Inc., a Delaware Corporation ("METZLER"), MGI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Metzler ("SUB"), and LECG, Inc. a California corporation ("LECG").

                                   RECITALS

  A. The Boards of Directors of Metzler, Sub and LECG deem it advisable and in the best interests of each corporation and its respective stockholders or shareholders, as applicable, that Metzler and LECG combine in order to advance the long-term business strategies, goals and interests of Metzler and LECG;

  B. The combination of Metzler and LECG shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into LECG, LECG will be the surviving corporation and will become a wholly-owned subsidiary of Metzler, and the shareholders of LECG will become shareholders of Metzler (the "MERGER");

  C. The parties mutually intend that this Agreement will constitute a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and mutually intend for the Merger to qualify as a reorganization under the provisions of Section 368 of the Code; and

  D. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                  DEFINITIONS

  "BUSINESS DAY" means a Monday through Friday on which banks are generally open for business in Illinois and California.

  "ERISA AFFILIATE" shall mean any corporation or other business entity that is included in a controlled group of corporations within which LECG is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with LECG, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which LECG is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with LECG pursuant to regulations issued under Section 414(o) of the Code. All ERISA Affiliates are listed in the LECG Disclosure Schedule.

  "GAAP" means generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing financial statements of the respective party.

  "INDEBTEDNESS" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, shall include: (i) all obligations of such Person for borrowed money or which have been incurred in connection with the purchase of property or assets; (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; and (iv) that portion of capitalized lease obligations properly classified as a liability on a balance sheet in accordance with GAAP.

  "LECG MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of LECG and its Subsidiaries taken as a whole.

  "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including, any liability for Taxes.

  "METZLER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Metzler.

  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of LECG and its Subsidiaries, consistent with past custom and practice of LECG and its Subsidiaries (including with respect to quantity and frequency).

  "PERSON" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

  "PLANS" means: (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");
(ii) all other severance pay, deferred compensation, excess benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, consultant, or independent contractor of LECG or any ERISA Affiliate of LECG and (i) to which LECG or any ERISA Affiliate of LECG is or has been a party or by which any of them is or has been bound or (ii) with respect to which LECG or any ERISA Affiliate of LECG has made any payments or contributions since December 31, 1987 or (iii) to which LECG or any ERISA Affiliate of LECG may otherwise have any Liability (including any such plan or arrangement formerly maintained by LECG or any ERISA Affiliate of LECG).

  "SECURITY INTEREST" means any mortgage, pledge, security interest, charge, lien or other encumbrance or right of any third party.

  "SUBSIDIARY" means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

  "TAX" or "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                             TABLE OF DEFINED TERMS

                                                                 CROSS REFERENCE
                             TERMS                                IN AGREEMENT
                             -----                               ---------------
Affiliate.......................................................  Section 6.12
Affiliate Letter ...............................................  Section 6.12
Alternative Transaction.........................................    Article 8
Approval........................................................   Section 6.6
Assumed Option.................................................. Section 2.1(d)
California Department...........................................   Section 1.1
Certificate(s).................................................. Section 2.2(b)
Certificates of Merger..........................................   Section 1.1
CGCL............................................................   Section 1.1
Closing.........................................................   Section 1.2
Closing Date....................................................   Section 1.2
Cobra...........................................................    Article 3
Competing Offer.................................................   Section 6.1
Confidentiality Agreement.......................................   Section 6.1
Constituent Corporations........................................   Section 1.3
Delaware Department.............................................   Section 1.1
DGCL............................................................   Section 1.1
Dissenters' Shares..............................................   Section 2.3
Dissenting Shareholders.........................................   Section 2.3
Effective Time..................................................   Section 1.1
Exchange Act.................................................... Section 3.4(b)
Exchange Agent.................................................. Section 2.2(a)
Exchange Fund................................................... Section 2.2(a)
Existing Option................................................. Section 2.1(d)
Final LECG Purchase Date........................................    Article 2
Government Entity............................................... Section 3.4(b)
Include.........................................................   Section 9.3
Include without Limitation......................................   Section 9.3
Indemnified Parties.............................................  Section 6.16
Latest Balance Sheet............................................ Section 3.5(c)
LECG Balance Sheet.............................................. Section 3.5(b)
LECG Common Stock............................................... Section 3.2(a)
LECG Disclosure Schedule........................................    Article 3
LECG Expenses................................................... Section 8.3(d)
LECG Insiders...................................................  Section 6.20
LECG Intellectual Property Rights...............................     3.10(a)
LECG Preferred Stock............................................ Section 3.2(a)
LECG SEC Reports................................................ Section 3.5(a)
LECG Shareholders Meeting.......................................  Section 3.23
LECG Stock Option Plan.......................................... Section 2.1(d)
LECG Stock Purchase Plan........................................    Article 2
Made Available..................................................   Section 9.3
Material Contracts..............................................    Article 3
Material Fix-Rate Engagements...................................    Article 3
Metzler Balance Sheet........................................... Section 4.4(b)
Metzler Common Stock............................................   Section 4.2
Metzler Disclosure Schedule.....................................    Article 4
Metzler Expenses................................................ Section 8.3(c)

                                                                 CROSS REFERENCE
                             TERMS                                IN AGREEMENT
                             -----                               ---------------
Metzler Option Plans............................................   Section 4.2
Metzler Preferred Stock.........................................   Section 4.2
Metzler SEC Reports............................................. Section 4.4(a)
Metzler Stockholders Meeting....................................  Section 3.23
Preferred Proposal..............................................   Section 6.1
Proxy Statement.................................................  Section 3.23
Registration Statement..........................................  Section 3.23
Rule 145........................................................  Section 6.12
SEC............................................................. Section 3.4(b)
Securities Act.................................................. Section 3.2(b)
Stockholders Meetings...........................................  Section 3.23
Surviving Corporation...........................................   Section 1.3
Systems.........................................................  Section 3.28
The Date hereof.................................................   Section 9.3
The Date of this Agreement......................................   Section 9.3
Third Party.....................................................    Article 8
Y-2000 Compliant................................................  Section 3.28

                                  ARTICLE 1.

                                  The Merger

  1.1. Effective Time of The Merger. Subject to the provisions of this Agreement, an abbreviated version of this Agreement meeting the requirements of Section 1101 of the California General Corporation Law ("CGCL"), certified by the president or any vice president and the secretary or assistant secretary of each of Sub and LECG in accordance with Section 1103 of the CGCL, and a certificate of merger prepared in accordance with Section 252 of the Delaware General Corporation Law ("DGCL") (collectively, the "CERTIFICATES OF MERGER") shall be duly prepared, executed and acknowledged by the Surviving Corporation, (as defined in Section 1.3), Sub and such other parties as may be appropriate, and thereafter the applicable Certificate of Merger shall be delivered to the Secretary of State of the State of California (the "CALIFORNIA DEPARTMENT"), as provided in Section 1103 of the CGCL, and the Secretary of State of the State of Delaware ("DELAWARE DEPARTMENT"), in each case for filing as soon as practicable on or after the date on which the Closing (as defined in Section 1.2) occurs. The Merger shall become effective on the date and at the time of the acceptance of the respective Certificates of Merger by the California Department and the Delaware Department or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

  1.2. Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Central Time, on a date to be specified by Metzler and LECG, which shall be no later than August 31, 1998 (the "CLOSING DATE"), at the offices of Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, unless another date or place is agreed to in writing by Metzler and LECG.

  1.3. Effects of the Merger.

    (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into LECG (Sub and LECG are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and LECG is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of LECG as in effect immediately prior to the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of LECG as in effect immediately prior to the Effective Time shall remain the Bylaws of the Surviving Corporation.

    (b) At and after the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

  1.4. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation shall initially be the persons set forth on Schedule 1.4 hereto, and all other officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors are duly elected or appointed.

                                  ARTICLE 2.

                           Conversion of Securities

  2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of LECG Common Stock (as defined in Section 3.2) or capital stock of Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Metzler-Owned Stock. Any shares of LECG Common Stock that are owned by Metzler, Sub or any other wholly-owned Subsidiary of Metzler shall be canceled and retired and shall cease to exist and no stock of Metzler or other consideration shall be delivered in exchange therefor.

    (c) Conversion of LECG Common Stock. Subject to Section 2.3, each issued and outstanding share of LECG Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.6 fully paid and nonassessable shares of Metzler Common Stock (as defined in Section 4.2) (adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective
  Time). All shares of LECG Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Metzler Common Stock and any cash in lieu of fractional shares of Metzler Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (d) LECG Stock Plans and Options. At the Effective Time, Metzler shall assume LECG's rights and obligations under each of the outstanding options previously granted under the stock option plan of LECG, as amended and dated as of October, 1997 (the "LECG STOCK OPTION PLAN") (each such option existing immediately prior to the Effective Time being called an "EXISTING OPTION," and each such option so assumed by Metzler being called an "ASSUMED OPTION"), by which assumption the optionee shall have the right to purchase that number of shares of Metzler Common Stock (with any fractional share to be rounded down to the nearest whole share) into which the number of shares of LECG Stock subject to purchase under the Existing Option would be converted pursuant to the terms of the Merger as described in Section 2.1(c) hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Metzler for LECG as issuer. The aggregate exercise price for the total number of shares of Metzler Common Stock subject to the Assumed Option shall be the aggregate exercise price at which the Existing Option was exercisable for the total number of shares of LECG Common Stock, and the purchase price per share of Metzler Common Stock thereunder shall be such aggregate exercise price divided by the total number of whole shares of Metzler Common Stock covered thereby (with any fraction of a cent to be rounded up to the nearest whole cent); provided, however, that in the case of any Existing Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The assumption of the Assumed Options by Metzler as provided in this Section 2.1(d) shall not, except as provided herein, provide the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Assumed Options or the shares of Metzler Common Stock obtainable upon exercise of the Assumed Options. Metzler shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Metzler Common Stock for delivery under the Assumed Options.

  LECG shall take such action as is necessary to cause the ending date of the then current offering period under the LECG Stock Purchase Plan (the "LECG STOCK PURCHASE PLAN") to be the last trading day on which the LECG Common Stock is traded on The New York Stock Exchange immediately prior to the Effective Time (the "FINAL LECG PURCHASE DATE"); provided, that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final LECG Purchase Date, LECG shall apply the funds credited as of such date under the LECG Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of LECG Common Stock in accordance with the terms of the LECG Stock Purchase Plan.

  Employees of LECG as of the Effective Time shall be permitted to participate in the Metzler Stock Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with LECG or Sub).

  2.2. Exchange of Certificates. The procedures for exchanging outstanding shares of LECG Common Stock for Metzler Common Stock pursuant to the Merger shall be as follows:

    (a) Exchange Agent. As of the Effective Time, Metzler shall deposit with American Stock Transfer and Trust Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of LECG Common Stock, certificates representing the shares of Metzler Common Stock issuable pursuant to
  Section 2.1 in exchange for outstanding shares of LECG Common Stock (such shares of Metzler Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of LECG Common Stock (each a "CERTIFICATE" and, collectively, the "CERTIFICATES") and which shares were converted pursuant to Section 2.1 into the right to receive shares of Metzler Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Metzler and LECG may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Metzler Common Stock and (iii) the notice of approval of the Merger and accompanying statutory materials, information and instruction as required by Section 1301(a) of the CGCL). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Metzler, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Metzler Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.2(b), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of LECG Common Stock which is not registered in the transfer records of LECG, a certificate representing the proper number of shares of Metzler Common Stock may be issued to a transferee if the Certificate representing such LECG Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Metzler Common Stock and cash in lieu of any fractional shares of Metzler Common Stock as contemplated by this Section 2.2. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of Metzler Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Metzler, signed exactly as the name or names of the registered holder or holders appeared on the books of LECG immediately prior to the Effective Time, together with a customary bond and such other documents as Metzler or the Exchange Agent may reasonably require in connection therewith.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Metzler Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Metzler Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Metzler Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Metzler Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Metzler Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Metzler Common Stock.

    (d) No Further Ownership Rights in LECG Common Stock. All shares of Metzler Common Stock issued upon the surrender for exchange of shares of LECG Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of LECG Common Stock, subject, however to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by LECG on such shares of LECG Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of LECG Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.2.

    (e) No Fractional Shares. No certificate or scrip representing fractional shares of Metzler Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a stockholder of Metzler. Notwithstanding any other provision of this Agreement, each holder of shares of LECG Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Metzler Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Metzler Common Stock multiplied by the last reported sale price of Metzler Common Stock, as reported on the Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of LECG for one year after the Effective Time shall be delivered to Metzler, and any shareholders of LECG who have not previously complied with this Section 2.2 shall thereafter look only to Metzler for payment of their claim for Metzler Common Stock, any cash in lieu of fractional shares of Metzler Common Stock, and any dividends or distributions with respect to LECG Common Stock or Metzler Common Stock.

    (g) No Liability. Neither Metzler nor LECG shall be liable to any holder of shares of LECG Common Stock or Metzler Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official as required by any applicable abandoned property, escheat or similar law.

  2.3. Dissenters' Rights. The shares of LECG Common Stock ("DISSENTERS' SHARES") held by any shareholder of LECG who has exercised dissenters' rights pursuant to the CGCL (a "DISSENTING SHAREHOLDER") shall not be converted pursuant to the Merger unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by the CGCL. If any such holder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into shares of Metzler Common Stock pursuant to the terms hereof.

                                  ARTICLE 3.

                    Representations and Warranties of LECG

  LECG represents and warrants to Metzler and Sub that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered by LECG to Metzler (the "LECG DISCLOSURE SCHEDULE"). The LECG Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article 3, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 3.

  3.1. Organization. Each of LECG and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a LECG Material Adverse Effect. Except as set forth on the LECG Disclosure Schedule, neither LECG nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by LECG and comprising less than one percent (1%) of the outstanding stock of such company.

  3.2. LECG Capital Structure.

    (a) The authorized capital stock of LECG consists of 40,000,000 shares of common stock, par value $0.001 per share ("LECG COMMON STOCK"), and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("LECG PREFERRED STOCK"). As of June 30, 1998, (i) 13,027,867 shares of LECG Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) there were options outstanding under the LECG Stock Option Plans, entitling the optionees thereunder upon valid exercise to acquire in the aggregate 608,300 shares of LECG Common Stock at a weighted average exercise price of $9.00 per share and (iii) no shares of LECG Common Stock were held by any Subsidiary of LECG. No change in such capitalization has occurred since such date other than the exercise and termination of stock options outstanding. No shares of LECG Preferred Stock were issued and outstanding. All shares of LECG Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of LECG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of LECG Common Stock or the capital stock of any LECG Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of LECG's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by LECG free and clear of all Security Interests, agreements, preemptive rights, and/or limitations in LECG's voting rights, charges or other restrictions of any nature.

    (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the LECG Stock Option Plan or reserved for issuance pursuant to LECG's Stock Purchase Plan, there are no equity securities of any class of LECG or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which LECG or any of its Subsidiaries is a party or by which any of them are bound obligating LECG or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of LECG or any of its Subsidiaries or obligating LECG or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. None of the Existing Options that are not currently exercisable shall become exercisable as a result of the consummation of the Merger. To the knowledge of LECG, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of LECG. All of the outstanding LECG Common Stock, options or warrants were either registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or were issued pursuant to valid exemptions from registration. LECG has taken all actions necessary such that after the Effective Time there will not exist any rights of any nature granting any Person a right to acquire the securities of LECG and/or its Subsidiaries.

  3.3. Authority and Status.

    (a) The execution, delivery and performance by LECG of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of LECG subject only to the approval of the Merger by LECG's shareholders under applicable provisions of LECG's Articles of Incorporation and the CGCL. The Board of Directors of LECG has (i) determined that the Merger is fair to and in the best interests of the shareholders of LECG and (ii) resolved to submit the Merger to and recommend approval of the Merger by the shareholders of LECG.

    (b) LECG has the corporate power and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the shareholders of LECG, to consummate the transactions contemplated hereby without any other corporate or shareholder approval. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by LECG in connection herewith are valid and legally binding obligations of Metzler and Sub, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by LECG in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of LECG enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto on the LECG Disclosure Schedule are true, correct and complete copies of the current Articles of Incorporation and Bylaws of LECG and each of its Subsidiaries.

  3.4. No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by LECG does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of LECG; (ii) result in any violation or breach of, require any consent or approval under, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which LECG or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
  Section 3.4(b), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LECG or any of its Subsidiaries or any of their properties or assets.

    (b) Based on the representation of Metzler that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would require Metzler to file a pre-merger notification report under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to LECG or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing and declaration of effectiveness of the Registration Statement (as defined in Section 3.23) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act; (ii) the filing of the applicable Certificates of Merger with the California Department and the Delaware Department; (iii) the filing of the Proxy Statement (as defined in Section 3.23) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

  3.5. SEC Filings; Financial Statements.

    (a) LECG has filed and made available to Metzler all forms, each registration statement, schedule, report, proxy statement and document required to be filed by LECG with the SEC since October 16, 1997 (collectively, the "LECG SEC REPORTS"). The LECG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the LECG SEC Reports or necessary in order to make the statements in the LECG SEC Reports, in the light of the circumstances under which they were made, not misleading. None of LECG's Subsidiaries is required to file any forms, reports or other documents with the SEC. Since October 16, 1997, LECG has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the LECG SEC Reports, including any LECG SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of LECG and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not material in amount. The audited balance sheet of LECG as of December 31, 1997 is referred to herein as the "LECG BALANCE SHEET."

    (c) LECG has provided Metzler with a consolidated balance sheet and related statements of income, changes in shareholder's equity and cash flows for LECG and each of its Subsidiaries as of and for the three month period ended March 31, 1998 ("LATEST BALANCE SHEET"). The Latest Balance Sheet and the related statement of income and cash flows are consistent with the accounting policies used in preparing the consolidated financial statements attached to the LECG SEC Reports and fairly present the results for the interim period presented thereby, except that such financial statements are subject to normal and recurring year-end adjustments which are not material in amount.

  3.6. Intentionally Omitted.

  3.7. Absence of Certain Changes or Events. Since the date of the LECG Balance Sheet, LECG and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to LECG or any of its Subsidiaries; (ii) any change by LECG in its accounting methods, principles or practices; (iii) any increase in dividends or employee compensation or benefits payable by LECG, except for normal increases in compensation consistent, in amounts and timing, with historical practices; (iv) any revaluation by LECG of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;
(v) any change in any material respect in which the business of LECG and its Subsidiaries has been conducted, including, without limitation, billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable; (vi) any agreement and/or understanding entered into which alters or amends any licensing or contractual arrangements with respect to any LECG Intellectual Property Rights, other than in the Ordinary Course of Business; (vii) any loss or change in the relationships with any client, contractor or supplier that would constitute a LECG Material Adverse Effect; or (viii) any other transaction, commitment, dispute, or any other action or event or condition that would be reasonably likely to have a LECG Material Adverse Effect.

  3.8. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon LECG or any of its Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of LECG or any of its Subsidiaries, any acquisition of property by LECG or any of its Subsidiaries or the conduct of business by LECG or any of its Subsidiaries as currently conducted or as proposed to be conducted by LECG or any of its Subsidiaries.

  3.9. Taxes.

    (a) LECG and its Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns. The tax basis of all assets of LECG and the Subsidiaries as reflected on their books and records is correct and accurate in all material aspects. Except as described on the LECG Disclosure Schedule, neither LECG nor any Subsidiary is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3.9(a) that would individually or in the aggregate have a LECG Material Adverse Effect. No assessments or notices of deficiency or other communications have been received by LECG, nor have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved on the LECG Balance Sheet, and no amendments or applications for refund have been filed or are planned with respect to any such return. LECG does not have any material liabilities for Taxes that have not been accrued for or reserved on the LECG Balance Sheet, whether asserted or unasserted, contingent or otherwise. Except as set forth on the LECG Disclosure Schedule, there are no agreements between LECG or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and neither LECG nor any of its Subsidiaries has filed any consent or election under the Code, including, without limitation, any election under Section 341(f) of the Code.

    (b) Neither LECG nor any of its Subsidiaries has made any payments and none of them is obligated to make any payments, and none of them is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code.

    (c) LECG and its Subsidiaries (i) have withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of LECG and its Subsidiaries, (ii) have correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and
  (iii) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

    (d) To the knowledge of LECG, no issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a LECG Material Adverse Effect.

    (e) Neither LECG nor any of its Subsidiaries is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

  3.10. Intellectual Property.

    (a) LECG and its Subsidiaries own or use under valid fully paid licenses all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, algorithms, routines, and source code, and tangible or intangible proprietary information or material that are necessary to conduct the business of LECG and its Subsidiaries as currently conducted or planned to be conducted, excluding commercially available "shrink-wrap" and office automation software (the "LECG INTELLECTUAL PROPERTY RIGHTS").

    (b) There are no claims or demands, and to the knowledge of LECG no reasonable basis for any such claim or demand, of any Person that any of the LECG Intellectual Property Rights, or any processes or equipment used by LECG, any of the services of LECG or its Subsidiaries or any of the software or other proprietary rights or intellectual property developed by LECG or its Subsidiaries, infringes or conflicts in any way with any copyright, patent, trademark, service mark, trade name, trade secret, license, application or other proprietary right or intellectual property of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how or any other proprietary confidential information, including, without limitation, any software or software documentation, of any other Person. LECG or its Subsidiaries own all right, title and interest in and to the LECG Intellectual Property Rights, other than the items expressly identified as such on the LECG Disclosure Schedule, as to which LECG or its Subsidiaries has a valid, assignable license. Each of LECG's and its Subsidiaries' rights in and to such LECG Intellectual Property Rights are freely assignable in their respective own names, as applicable, including the right to create derivatives, and neither LECG nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of licensing of any of the LECG Intellectual Property Rights. All of the interests of LECG and its Subsidiaries in the LECG Intellectual Property Rights are free and clear of all Security Interests, and are not currently being challenged or, to the knowledge of LECG infringed in any way or involved in any pending legal or administrative proceedings before any court or governmental agency. Except for licenses to clients in the Ordinary Course of Business, no current licenses for the use of any such rights have been granted by LECG or its Subsidiaries to any third parties, and to the knowledge of LECG none of the LECG Intellectual Property Rights is being used by any other Person.

    (c) It is the policy of LECG and its Subsidiaries to have each of their employees sign an employee nondisclosure and work-for-hire agreements substantially in the form attached to the LECG Disclosure Schedule. No employees or independent contractors of either LECG or any of its Subsidiaries have any valid claims or rights to any of the LECG Intellectual Property Rights. To the knowledge of LECG and its Subsidiaries, no employee of either LECG or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to LECG or its Subsidiaries under any agreement to which currently he or she is a party or otherwise.

    (d) Neither LECG nor any of its Subsidiaries is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the LECG Intellectual Property Rights or any license, sublicense or other agreement pursuant to which LECG or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of LECG or any of its Subsidiaries.

    (e) All patents, trademarks, service marks, copyrights, trade secrets and other proprietary rights held by LECG or any of its Subsidiaries which LECG considers to be material to its business are valid and enforceable. Neither LECG nor any of its Subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the marketing, licensing, sale, offer for sale, or use of any of its services or products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

  3.11. Agreements, Contracts and Commitments. The LECG Disclosure Schedule contains a true and complete list of all contracts, agreements, commitments and other instruments (identified by title, date and parties) (whether oral or written), excluding customer engagement contracts that are terminable by either party upon reasonable notice, to which LECG or its Subsidiaries is a party that involve a receipt or an expenditure by LECG or its Subsidiaries or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of LECG or its Subsidiaries, which in each case relates to a contract, agreement, commitment or instrument that requires payments in excess of $100,000 per year or provides for receipts in excess of $100,000 per year. The LECG Disclosure Schedule also identifies (identified by title, date and parties) (whether oral or written) all:

    (a) leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $8,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $8,000 per month;

    (b) contracts or commitments providing for payments by LECG or its Subsidiaries based in any manner upon the sales, purchases, receipts, income or profits of LECG or its Subsidiaries other than those entered into in the Ordinary Course of Business between LECG and the principals and experts servicing LECG clients;

    (c) franchise agreements, marketing agreements or royalty agreements;

    (d) employment contracts or commitments regarding employees or independent contractors (except to the extent listed pursuant to Section 3.15) (including without limitation any standard form contracts such as employee nondisclosure agreements, provided that to the extent substantially all employees have executed any such standard form, a copy of such form is attached in lieu of each individual contract and LECG represents and warrants that substantially all employees have executed such form), and any other contracts,
  plans or commitments providing for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions.

    (e) instruments or arrangements evidencing or related to Indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

    (f) joint product development agreements with any party other than Metzler;

    (g) any written arrangement concerning non-competition;

    (h) written arrangements not disclosed on the LECG Disclosure Schedule pursuant to any other provision in this Section 3.11 under which the consequences of a default or termination could have a LECG Material Adverse Effect;

    (i) agreements with any employee, the benefits of which are contingent on, or the terms of which are materially altered upon, the occurrence of a transaction of the nature contemplated by this Agreement involving LECG or its Subsidiaries; and

    (j) agreements or Plans the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement.

  The contracts, agreements, commitments and other instruments listed or required to be listed on the LECG Disclosure Schedule are herein referred to as the "MATERIAL CONTRACTS."

  All the Material Contracts are valid and binding upon LECG or the applicable Subsidiary and upon the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Except as set forth on the LECG Disclosure Schedule, none of LECG, the applicable Subsidiary and any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof; and except as set forth on the LECG Disclosure Schedule, there are no existing facts or circumstances that would prevent the work in process of LECG or its Subsidiaries or their contracts and agreements from maturing upon performance by LECG or its Subsidiaries into accounts receivable collectible in the aggregate in amounts consistent in all material respects with historical experience. Except as set forth on the LECG Disclosure Schedule, there are no material contracts or commitments that require the performance of services or provision of products by LECG at a direct cost for each such contract or commitment reasonably expected to be in excess of the revenue to be derived pursuant to the terms of such contract or commitment. Except for terms specifically described on the LECG Disclosure Schedule, neither LECG nor any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by LECG or its Subsidiaries consistent with amounts historically charged for such services. Except for those Material Contracts set forth on the LECG Disclosure Schedule and identified as "Fixed-Rate Engagements" (the "MATERIAL FIXED-RATE ENGAGEMENTS"), neither LECG nor its Subsidiaries is a party to any fixed fee or capped price contracts or engagement arrangements involving work which if billed at LECG's normal hourly rates would exceed $250,000 in annual revenues, nor does LECG or its Subsidiaries have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis exceeding such amount. The LECG Disclosure Schedule identifies each Material Fixed-Rate Engagement and sets forth the number of hours remaining to complete the work required thereunder and the amount of fees uncollected with respect thereto. The LECG Disclosure Schedule also sets forth the amount of client payments to LECG or its Subsidiaries through the date hereof with respect to services not yet performed by LECG or its Subsidiaries, which payments individually or in the aggregate exceed $100,000.

  3.12. Ownership of Assets. LECG and its Subsidiaries have title to all of their respective properties and assets used or useful in their respective businesses, other than leased property, licensed property and immaterial items of personal property, in each case free and clear of any liens or Security Interests, except as disclosed or reserved against in the Latest Balance Sheet and except for liens arising from current taxes not yet due and payable and other immaterial liens. Except as disclosed on the LECG Disclosure Schedule, all material assets owned or leased by LECG or any Subsidiary are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Neither LECG nor any Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to their operations and properties, whether owned or leased. All of the accounts receivable of LECG and its Subsidiaries as of the Effective Time will reflect actual transactions and will have arisen in the Ordinary Course of Business.

  3.13. Litigation. The LECG Disclosure Schedule sets forth each instance in which LECG or any of its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is a party to or, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth on the LECG Disclosure Schedule could reasonably be expected to result in any LECG Material Adverse Effect. LECG has no knowledge of any basis on which such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against LECG or its Subsidiaries.

  3.14. Intentionally Omitted.

  3.15. Employees; Employment Matters.

    (a) Except as disclosed on the LECG Disclosure Schedule, neither LECG nor its Subsidiaries have any unsatisfied Liability to any previously terminated employee or independent contractor. LECG and its Subsidiaries have disclosed all written employee handbooks, policies, programs and arrangements to Metzler.

    (b) No key employee or group of employees has informed LECG and its Subsidiaries of any plans to terminate their employment with LECG or its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Neither LECG nor its Subsidiaries are a party to or bound by any collective bargaining agreement and neither LECG nor its Subsidiaries have experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices. Neither LECG nor its Subsidiaries have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of LECG and its Subsidiaries.

    (c) All persons employed by LECG and its Subsidiaries are employees at will or otherwise employed such that LECG and its Subsidiaries may terminate their employment at any time, with or without cause, without creating any material cause of action against LECG and its Subsidiaries or otherwise giving rise to any material liability of LECG and its Subsidiaries for wrongful discharge, breach of contract or tort.

    (d) Except as disclosed on the LECG Disclosure Schedule, LECG and its Subsidiaries have complied in all material respects with all applicable laws relating to labor, including, without limitation, any requirements of the Immigration and Nationalization Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, and neither LECG nor its Subsidiaries are liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, neither LECG nor its Subsidiaries have incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law. No COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of either LECG and its Subsidiaries prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby.

    (e) Each Person whom LECG or its Subsidiaries has retained as an independent contractor during the past three years qualifies as an independent contractor and not as an employee of LECG or its Subsidiaries under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause LECG or its Subsidiaries to be in breach of any agreement with any employment, contractor or consultant or cause LECG or its Subsidiaries to be liable to pay any severance or other amount to any employee, contractor or consultant of LECG or its Subsidiaries.

  3.16. Employee Benefit Plans. LECG and each of its Plans have at all times complied in all material respects with all applicable laws relating to labor and employee benefits, including without limitation, all applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto.

  3.17. Licenses and Permits; Compliance with Law. LECG and its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a LECG Material Adverse Effect. Except for any matters which will not have a LECG Material Adverse Effect, LECG and its Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, LECG and its Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of LECG, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by LECG or any of its Subsidiaries, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement.

  3.18. Intentionally Omitted.

  3.19. Related Parties.

    (a) Except as set forth on the LECG Disclosure Schedule or in the LECG SEC Reports, to the knowledge of LECG, no shareholder owning greater than a five-percent (5%) interest in LECG, no Affiliate or member of the immediate family of any such shareholder, and no officer or director or member of the immediate family of such officer or director of LECG or any Subsidiary possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of LECG or any Subsidiary (except as a shareholder holding less than a one-percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), other than arrangements with LECG principals and experts in the Ordinary Course of Business.

    (b) LECG has provided to each of its "Affiliates" as identified in
  Section 6.12 a copy of the Affiliates Letter and has obtained their agreement to execute and provide the Affiliates Letter to Metzler 31 days prior to the date of the LECG Shareholder Meeting.

  3.20. Pooling of Interests. LECG is not aware of any facts or circumstances in respect of it or its accounting procedures, or transactions in its capital stock, which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

  3.21. Complete Disclosure. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Metzler pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or will omit to state any fact necessary to make the statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of LECG and its Subsidiaries, taken as a whole.

  3.22. No Special Shareholder Rights. Except as disclosed on the LECG Disclosure Schedule, LECG has no agreement with any individual or entity that grants such person any rights as a shareholder of LECG Common Stock that are in addition to such holder's rights under LECG's Articles of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

  3.23. Registration Statement; Proxy Statement/Prospectus. The information supplied by LECG for inclusion in the registration statement on Form S-4 pursuant to which shares of Metzler Common Stock issuable in the Merger will be registered with the SEC (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, not misleading. The information supplied by LECG for inclusion in the joint proxy statement/prospectus (the "PROXY STATEMENT") to be sent to the shareholders of LECG and the stockholders of Metzler in connection with the meetings of their shareholders and stockholders, respectively, to consider this Agreement and the Merger (the "LECG SHAREHOLDERS MEETING" and the "METZLER STOCKHOLDERS MEETING," respectively, and, collectively, the "STOCKHOLDERS MEETINGS") shall not, on the date the Proxy Statement is first mailed to shareholders of LECG and the stockholders of Metzler, at the time of the Stockholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to LECG or any of its Affiliates, officers or directors should be discovered by LECG which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, LECG shall promptly inform Metzler.

  3.24. Intentionally Omitted.

  3.25. Intentionally Omitted.

  3.26. Suppliers and Clients. LECG shall provide Metzler with a true and accurate list of (i) all of the clients that generated at least $250,000 in revenues to LECG in any of the last three calendar years with whom LECG and its Subsidiaries have had engagements since December 31, 1995 and (ii) a list of all LECG clients with billings in 1998 in excess of $100,000. Since the date of the LECG Latest Balance Sheet, no client of LECG and its Subsidiaries accounting for more than 5% of LECG's revenues in fiscal 1997, has canceled, materially reduced the scope of, or otherwise adversely modified its relationship with LECG or its Subsidiaries and, no such Person has any intention to do so, and there are no disputes or problems or notices of dissatisfaction with or from any such client of LECG or its Subsidiaries and the consummation of the transactions contemplated hereby will not, to the knowledge of LECG, adversely affect any relationships with such clients.

  3.27. Warranty; Unbillable Work. All services rendered by LECG and its Subsidiaries have been in material conformity with all applicable contractual commitments and all warranties, and LECG and its Subsidiaries have no Liability for damages in connection therewith, subject to the reserve for client claims set forth on the face of the LECG Balance Sheet. LECG and its Subsidiaries are not obligated to perform nonbillable client service work (under the terms of the client agreement or necessary in order to maintain the client relationship), in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed rate limit with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the reasonable profitability of such project.

  3.28. Year 2000 Compliance. LECG and its Subsidiaries have conducted a reasonable review of all operating codes, programs, utilities and other software as well as all hardware and systems utilized by LECG and its Subsidiaries (collectively, "SYSTEMS") to determine whether such Systems are designed to record, store, process, and present calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a date later than December 31, 1999 (such design and performance being referred to as "Y-2000 COMPLIANT"). To the extent such review identified Systems that are not Y-2000 Compliant, LECG and its Subsidiaries have taken, or are planning to take, appropriate corrective action with respect to such Systems, and the costs of such corrective action will not exceed, in the aggregate, $250,000.

                                  ARTICLE 4.

               Representations and Warranties of Metzler and Sub

  Metzler and Sub represent and warrant to LECG that the statements contained in this Article 4 are true and correct, except as set forth in the disclosure schedule delivered by Metzler to LECG (the "METZLER DISCLOSURE SCHEDULE"). The Metzler Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 4.

  4.1. Organization. Each of Metzler, Sub and Metzler's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Metzler Material Adverse Effect. Except as set forth in the Metzler SEC Reports (as defined in Section 4.4) or the Metzler Disclosure Schedule, neither Metzler nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Metzler or any of its Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such company.

  4.2. Metzler Capital Structure.

  (a) The authorized capital stock of Metzler consists of 75,000,000 shares of Metzler Common Stock $0.001 par value ("METZLER COMMON STOCK") and 3,000,000 shares of Preferred Stock, $0.001 par value ("METZLER PREFERRED STOCK"). As of June 30, 1998, (i) approximately 22,450,000 shares of Metzler Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Metzler Common Stock were held in the treasury of Metzler or by Subsidiaries of Metzler and (iii) an amount equal to 25% of the outstanding shares of Metzler Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Metzler's stock option plans (the "METZLER OPTION PLANS"). As of the date of this Agreement, no shares of Metzler Preferred Stock are issued and outstanding. All shares of Metzler Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Metzler or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Metzler Common Stock or the capital stock of any Metzler Subsidiary. All of the outstanding shares of capital stock of each of Metzler's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Metzler or a Subsidiary of Metzler free and clear of all Security Interests, agreements, limitations in Metzler's voting rights, charges or other restrictions of any nature.

  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Metzler Option Plans or future sales under the Metzler Purchase Plan, there are no equity securities of any class of Metzler or any of its respective Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2 or in the Metzler Disclosure

Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Metzler or any of its respective Subsidiaries is a party or by which any of them are bound obligating Metzler or any of its respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Metzler or any of its respective Subsidiaries or obligating Metzler or any of its respective Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Metzler, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Metzler.

  4.3. Authority; No Conflict; Required Filings and Consents.

  (a) Metzler and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Metzler and Sub, subject only to the approval of the shares to be issued in the Merger by Metzler's shareholders under applicable provisions of the By-Laws of the National Association of Securities Dealers, as amended. This Agreement has been duly executed and delivered by Metzler and Sub and constitutes the valid and binding obligation of Metzler and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by Metzler and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Metzler or certificate or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Metzler or any of its respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 4.3.(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Metzler or any of its respective Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a Metzler Material Adverse Effect, or a material adverse effect on the ability of Metzler or Sub to consummate the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Metzler or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificates of Merger with the California Department and the Delaware Department, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (v) applicable Blue Sky laws and (vi) such other consents, authorizations, filings, approvals and registrations which in the aggregate, if not obtained or made, would not be reasonably likely to have a Metzler Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

  4.4. Sec Filings; Financial Statements.

  (a) Metzler has filed and made available to LECG all forms, reports and documents required to be filed by Metzler with the SEC since July 26, 1996, (collectively, the "METZLER SEC REPORTS"). The Metzler SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities

Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Metzler SEC Reports or necessary in order to make the statements in the Metzler SEC Reports, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Metzler SEC Reports, including any Metzler SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of Metzler and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Metzler as of December 31, 1997 is referred to herein as the "METZLER BALANCE SHEET."

  4.5. Absence of Certain Changes or Events. Since the date of the Metzler SEC Reports there has not been any transaction, commitment, dispute or any other event or condition that individually or in the aggregate constitutes a Metzler Material Adverse Effect.

  4.6. Litigation. Except as described in the Metzler Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Metzler, investigation against Metzler or any of its Subsidiaries pending or as to which Metzler or any Subsidiary has received any written notice of assertion. Except as disclosed in the Metzler Disclosure Schedule, neither Metzler nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Metzler Material Adverse Effect.

  4.7. Licenses and Permits; Compliance with Law. Metzler and its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a Metzler Material Adverse Effect. Except for any matters which will not have a Metzler Material Adverse Effect, Metzler and its Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, Metzler and its Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of Metzler, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by Metzler or any of its Subsidiaries, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement.

  4.8. Pooling of Interests. Metzler is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

  4.9. Registration Statement; Proxy Statement/Prospectus. The information supplied by Metzler (including information concerning Sub) for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, not misleading. The information supplied by Metzler (including information concerning Sub) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the shareholders of LECG and the stockholders of Metzler, at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Metzler or any of its Affiliates, officers or directors should be discovered by Metzler which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Metzler shall promptly inform LECG.

  4.10. Complete Disclosure. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to LECG pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any fact necessary to make the statements herein or there not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of Metzler and its Subsidiaries, taken as a whole.

                                  ARTICLE 5.

                              Conduct of Business

  5.1. Covenants of LECG. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, LECG agrees as to itself and its Subsidiaries (except to the extent that Metzler shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, (iii) maintain its properties, (iv) keep its insurance in force, and (v) preserve its relationships with clients, suppliers, distributors, licensors, licensees, and others having business dealings with it. LECG shall promptly notify Metzler of any event or occurrence not in the Ordinary Course of Business of LECG or its Subsidiaries, where such event or occurrence would result in a breach of any covenant of LECG or its Subsidiaries, set forth in this Agreement or cause any representation or warranty of LECG, set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, LECG shall not, without the prior written consent of Metzler which shall not be unreasonably withheld:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Transfer or license to any Person or otherwise extend, amend or modify any material rights to the LECG Intellectual Property Rights, other than the grant of non-exclusive licenses in the Ordinary Course of Business substantially consistent with past practices; issue any shares of LECG capital stock or capital stock of any Subsidiary, or any securities which may be exchanged or exercised for or converted into LECG capital stock or the capital stock of any Subsidiary (including, without limitation, any options or warrants) other than shares of LECG Common Stock issuable upon exercise of Existing Options;

    (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, provided however that LECG may grant options under the terms of its existing plans to newly hired or newly promoted employees in the Ordinary Course of Business;

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

    (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business and that of its Subsidiaries, taken as a whole, except for transactions entered into in the Ordinary Course of Business;

    (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the ordinary course in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in settlement of dispute with terminated employees, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (g) Revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

    (h) Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than Indebtedness incurred under outstanding lines of credit in the Ordinary Course of Business;

    (i) Incur or commit to incur aggregate capital expenditures in an amount in excess of $1,000,000;

    (j) Change or take any action with respect to accounting policies or procedures, other than actions in the Ordinary Course of Business and consistent with past practice;

    (k) Waive, release, assign, settle or compromise any material claims or litigation;

    (l) Change the amortization or capitalization policies or otherwise make any changes in the accounting policies of LECG and its Subsidiaries;

    (m) Except as described on the LECG Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign tax liability; or

    (n) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (m) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  5.2. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Metzler and LECG shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

  5.3. Pooling Treatment. Neither Metzler nor LECG, nor any of their respective Subsidiaries, shall take any action that would adversely affect the ability of the parties hereto to account for the business combination to be effected by the Merger as a pooling of interests.

                                  ARTICLE 6.

                             Additional Agreements

  6.1. No Solicitation.

  (a) LECG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate, or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving LECG, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "COMPETING OFFER"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Competing Offer, or
(iii) agree to, approve or recommend any Competing Offer. Neither the Board of Directors of LECG, nor any committee thereof, shall (a) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Metzler, the approval or recommendation of the Board of Directors of LECG of the Merger or this Agreement, or (b) approve or recommend, or propose to approve or recommend, any Competing Offer or any other acquisition of outstanding shares of LECG, other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent LECG or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Competing Offer by such Person (including a new and unsolicited Competing Offer received by LECG after the execution of this Agreement from a Person whose initial contact with LECG may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to its shareholders, if and only to the extent that (1) (x) the LECG Board of Directors determines in good faith (after consultation with and based upon the written advice of its financial advisor, if any) that such Competing Offer would, if consummated, result in a transaction more favorable to LECG's shareholders than the transaction contemplated by this Agreement and that the Person making such Preferred Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and (y) the Board of Directors of LECG determines in good faith (after consultation with and based upon the written advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its shareholders under applicable law (any such more favorable Competing Offer being referred to in this Agreement as a "PREFERRED PROPOSAL"); and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors receives from such Person an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Person than those contained in the Confidentiality Agreement dated as of May 15, 1998 between Metzler and LECG (the "CONFIDENTIALITY AGREEMENT") or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer. LECG shall take no action with respect to the Competing Offer until 48 hours after notice is received by Metzler as required under Section 6.1(b) below.

  (b) LECG shall notify Metzler orally and in writing no later than 24 hours after receipt by LECG (or its advisors) of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any Person that informs such party that it is considering making, or has made, a Competing Offer. Such notice to Metzler shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  6.2. Proxy Statement/Prospectus; Registration Statement

  (a) As promptly as practicable after the execution of this Agreement, Metzler and LECG shall prepare and file with the SEC the Proxy Statement, and Metzler shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included. Metzler and LECG shall use their best efforts to cause the Registration Statement to become effective as soon after such filing as practicable, and the parties shall promptly furnish a copy of the Proxy Statement/prospectus included in the Registration Statement to each of its shareholders or stockholders, as applicable, after the Registration Statement has become effective.

  (b) Metzler and LECG shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

  6.3. Consents. Each of Metzler and LECG shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under their respective material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

  6.4. Access to Information. Upon reasonable notice and subject to applicable law and other legal obligations, LECG shall afford to the officers, employees, accountants, counsel and other representatives of Metzler, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, LECG shall furnish promptly to Metzler (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Metzler may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  6.5. Stockholders Meetings. LECG and Metzler shall each call a meeting of their respective shareholders and stockholders, as applicable, to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger, with respect to LECG, and the issuance of the shares of Metzler Common Stock contemplated hereunder, with respect to Metzler. Subject to Sections 6.1 and 6.2, LECG and Metzler will, through their respective Boards of Directors, recommend to their respective shareholders and stockholders, as applicable, approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

  6.6. Legal Conditions to Merger. Each of Metzler and LECG will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of Metzler and LECG will: (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by LECG or Metzler in connection with the Merger (any of the foregoing an "APPROVAL") or the taking of any action contemplated thereby or by this Agreement; (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable; and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement.

  6.7. Public Disclosure. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

  6.8. Tax-Free Reorganization. Metzler and LECG shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and in connection therewith shall deliver at the Closing the Tax Representation Letters (as defined in Section 7.3(d), required for the opinion of counsel contemplated by Sections 7.2(d) and 7.3(d), respectively. For federal and state tax purposes, Metzler and LECG shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Tax Code and similar state laws.

  6.9. Pooling Accounting. Metzler and LECG shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Metzler and LECG shall use its best efforts to cause its respective Affiliates (as defined in Section 6.12) to avoid any action that would adversely affect the ability of Metzler to account for the business combination to be effected by the Merger as a pooling of interests.

  6.10. Letters from Accountants.

  (a) LECG shall use its best efforts to cause to be delivered to Metzler "cold comfort" letters of Arthur Andersen LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Metzler, in form and substance reasonably satisfactory to Metzler, and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

  (b) Metzler shall use its best efforts to cause to be delivered to LECG "cold comfort" letters of KPMG Peat Marwick LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to LECG in form and substance reasonably satisfactory to LECG and comparable in scope and substance to letters customarily delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

  6.11. Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Metzler or LECG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within ten (10) Business Days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection.

  6.12. Affiliate Letter. Upon the execution of this agreement, Metzler and LECG will provide each other with a list of those persons who are, in Metzler's or LECG's respective reasonable judgment, "affiliates" of Metzler or LECG, respectively, within the meaning of Rule 145 under the Securities Act ("RULE 145"). Each such person who is an "affiliate" of Metzler or LECG within the meaning of Rule 145 is referred to herein as an "AFFILIATE." Metzler and LECG shall provide each other such information and documents as LECG or Metzler shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. LECG shall use its best efforts to deliver or cause to be delivered to Metzler by July 30, 1998 from each of the Affiliates of LECG, an executed agreement, in the form attached hereto as Exhibit A ("AFFILIATE LETTER"). Metzler shall be entitled to place appropriate legends on the certificates evidencing any Metzler Common Stock to be received by Affiliates of LECG pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Metzler Common Stock, consistent with the terms of the Affiliate Letter.

  6.13. NASDAQ Quotation. Metzler shall use its best efforts to cause the shares of Metzler Common Stock to be issued in the Merger to be listed or approved for listing on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

  6.14. Employees. Upon the request of Metzler, LECG shall provide Metzler, within three (3) business days of such request, a true, correct and complete list setting forth the names and current salaries or rates of compensation and current bonus plans and bonus compensation structure of all current employees of LECG and its Subsidiaries and current independent contractors who render services to LECG and its Subsidiaries on more than a single occasion.

  6.15. Brokers or Finders. Each of Metzler and LECG represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Legg Mason Wood Walker, whose fees and expenses (not to exceed $255,000) will be paid by LECG in accordance with LECG's agreement with such firm (a copy of which has been delivered by LECG to Metzler prior to the date of this Agreement), and Donaldson Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by Metzler in accordance with Metzler's agreement with such firm (a copy of which has been delivered by Metzler prior to the date of this Agreement), and each of Metzler and LECG agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

  6.16. Indemnification of Directors and Officers.

  (a) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of LECG and each Subsidiary of LECG (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director to whom this Section 6.16 applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

  (b) In the event the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.16.

  (c) The Surviving Corporation shall, for a period of at least three (3) years from the Effective Time, retain LECG's existing Director and Officer insurance or obtain "claims made" tail coverage with respect to LECG's existing Director and Officer insurance.

  (d) The provisions contained in this Section 6.16 shall not limit any of the rights that an Indemnified Party may have under any current indemnification agreement between the Indemnified Party and LECG. The Indemnified Parties shall be considered to be third party beneficiaries with respect to this
Section 6.16.

  6.17. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the shareholders of LECG and the stockholders of Metzler described in Section 6.5, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  6.18. Stock Option Agreements. LECG and Metzler agree to fully perform their respective obligations under the Stock Option Agreements.

  6.19. Trading Prohibitions. Each of Metzler, Sub and LECG hereby acknowledges that as a result of disclosures by Metzler, Sub and LECG contemplated under this Agreement, Metzler, Sub, LECG and its Subsidiaries and their respective Affiliates may, from time to time, have material, non-public information concerning each other. Each of Metzler, Sub and LECG confirms that it and its respective Affiliates are aware, and that it has advised such persons that, (i) the United States securities laws may prohibit a Person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other Person except as permitted herein.

  6.20. Voting Agreement and Registration Rights Agreement. Contemporaneously with the execution of this Agreement David J. Teece, Thomas M. Jorde, Robert
G. Harris and Richard J. Gilbert have executed, and LECG will use its best efforts to cause Gordon C. Rausser (collectively "LECG INSIDERS") to execute a voting agreement whereby each party to such agreement has agreed to vote in favor of the Merger. In addition, Metzler has entered into a Registration Rights Agreement with the LECG Insiders, contemporaneously with this Agreement.

  6.21. Reserving of Metzler Common Stock. Metzler agrees to reserve, in the aggregate, 1,200,000 shares of Metzler Common Stock for issuance (i) pursuant to the Assumed Options under Section 2.1(d) of this Agreement and (ii) pursuant to options granted under The Metzler Group, Inc. Long-Term Incentive Plan, as amended, specifically for current and future employees of LECG.

  6.22. Delivery of LECG Disclosure Schedule. LECG shall deliver the LECG Disclosure Schedule to Metzler by no later than the 5:00 p.m., Central Daylight Time, on July 2, 1998 or such later date agreed to by the parties. If either (i) LECG fails to deliver the LECG Disclosure Schedule to Metzler by such time, or (ii) Metzler objects in writing to the matters disclosed on the LECG Disclosure Schedule within three (3) business days of its receipt of the LECG Disclosure Schedule and the Parties do not reach a mutually acceptable resolution with respect to such objections within three (3) business days thereafter, then, notwithstanding any other provision of this Agreement to the contrary, either Party may terminate this Agreement by written notice without further obligation.

                                  ARTICLE 7.

                             Conditions to Merger

  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of LECG Common Stock entitled to vote thereon and the issuance of the shares of Metzler Common Stock pursuant to this Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Metzler Common Stock, entitled to vote thereon, present at a meeting at which a quorum is present in person or by proxy.

    (b) Intentionally Omitted.

    (c) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a LECG

  Material Adverse Effect or a Metzler Material Adverse Effect shall have been filed, occurred or been obtained.

    (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation by Metzler of the business of Metzler or the Surviving Corporation after the Merger shall have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a material adverse effect on Metzler; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

    (f) Pooling Letters. Metzler and LECG shall have received letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, respectively, each dated the date of the Proxy Statement and confirmed in writing as of the Closing Date and addressed to Metzler and LECG, respectively, stating that the Merger may be accounted for as a pooling of interests transaction.

    (g) NASDAQ Approval. The shares of Metzler Common Stock to be issued in the Merger shall have been listed or approved for listing on The Nasdaq National Market.

    (h) Appraisal Rights. The holders of the issued and outstanding shares of LECG Common Stock shall not have effectively exercised dissenters' rights pursuant to the CGCL in an amount that would cause the Merger, after taking into consideration all other elements of consideration which may be deemed payable, to not be eligible for accounting as a pooling-of-interest transaction.

  7.2. Additional Conditions to Obligations of Metzler. The obligations of Metzler to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by
Metzler:

    (a) Representations and Warranties. The representations and warranties of LECG set forth in this Agreement shall be (i) true and correct as of the date of this Agreement; and (ii) true and correct as of the Closing Date as though made on and as of the Closing Date, except in the case of this clause (ii) to the extent such representations and warranties speak as of an earlier date, and except (with respect to all representations and warranties other than those in Section 3.23) for such inaccuracies which would not reasonably be expected to result in a LECG Material Adverse Effect (reading all such representations and warranties without giving effect to qualifications based on materiality therein); and Metzler shall have received a certificate signed on behalf of LECG by the chief executive officer and the chief financial officer of LECG to such effect.

    (b) Performance of Obligations of LECG. LECG shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Metzler shall have received a certificate signed on behalf of LECG by the chief executive officer and the chief financial officer of LECG to such effect.

    (c) Opinion of LECG's Counsel. Metzler and Sub shall have received an opinion of counsel for LECG covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to Metzler and Sub.

  7.3. Additional Conditions to Obligations of LECG. The obligation of LECG to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by LECG:

    (a) Representations and Warranties. The representations and warranties of Metzler set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement; and (ii) true and correct as of the Closing Date as though made on and as of the Closing Date, except in the clause of this clause (ii) to the extent such representations and warranties speak as of an earlier date, and except (with respect to all representations and warranties other than those in Section 4.9) for such inaccuracies which would not reasonably be expected to result in a Metzler Material Adverse Effect (reading all such representations and warranties without giving effect to qualifications based on materiality therein); and LECG shall have received a certificate signed on behalf of Metzler by the chief executive officer and the chief financial officer of Metzler to such effect

    (b) Performance of Obligations of Metzler. Metzler shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date; and LECG shall have received a certificate signed on behalf of Metzler by the chief executive officer and the chief financial officer of Metzler to such effect.

    (c) Opinion of Metzler's Counsel. LECG shall have received an opinion of counsel for Metzler and Sub covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to LECG.

    (d) Tax Opinion. LECG shall have received the opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to LECG, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, such counsel may rely upon the representations contained in the certificates of Metzler and LECG in substantially the form attached hereto as Exhibits B and C, respectively (the "Tax Representation Letters") and Metzler; and LECG and Metzler will make, and each of them agrees to use reasonable efforts to cause such of its respective shareholders and stockholders, as applicable, to make, such representations and deliver such certificates.

  7.4. Closing.

  (a) Transactions at Closing. At the Closing, each of the following transactions shall occur:

  (b) LECG's Performance. At the Closing, LECG shall deliver to Metzler the following:

    (i) copies of the consents described in Section 3.4(b);

    (ii) satisfactory evidences of the approvals described in Section 7.1(a);

    (iii) the certificate described in Section 7.2(a) and (b);

    (iv) certificates of compliance or certificates of good standing of LECG and its Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation and any other jurisdiction that is set forth on the LECG Disclosure Schedule;

    (v) certified copies of resolutions of the Board of Directors and shareholders of LECG approving the transactions set forth in this Agreement;

    (vi) certificates of incumbency for the officers of LECG;

    (vii) Certificates of Merger, each in form and content that complies with the CGCL and the DGCL, executed by LECG;

    (viii) the opinion of counsel for LECG, referenced in Section 7.2(c);

    (ix) the Affiliate Letter and Voting and Registration Rights Agreements described in Sections 6.12 and 6.20, respectively;

    (x) the letters described in Section 6.8;

    (xi) such other evidence of the performance of all covenants and satisfaction of all conditions required of LECG by this Agreement, at or prior to the Closing, as Metzler or its counsel may reasonably require.

  (c) Performance by Metzler. At the Closing, Metzler shall deliver to LECG the following:

    (i) the certificate described in Section 7.3 (a) and (b);

    (ii) certificates of incumbency of the officers of Metzler who are executing this Agreement and the other documents contemplated hereunder;

    (iii) certified copies of resolutions of the Boards of Directors of Metzler approving the transactions set forth in this Agreement;

    (iv) Certificates of Merger, each in form and content that complies with the CGCL and the DGCL, executed by Metzler;

    (v) the opinion of counsel for Metzler referenced in Section 7.3(c); and

    (vi) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Metzler by this Agreement at or before the Closing as LECG or its counsel may reasonably require.

                                  ARTICLE 8.

                           Termination and Amendment

  8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Metzler or the shareholders of LECG, as follows:

    (a) by mutual written consent of Metzler and LECG; or

    (b) by either Metzler or LECG if the Merger shall not have been consummated by October 31, 1998 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

    (c) by either Metzler or LECG if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired; or

    (d) by either Metzler or LECG if, at the LECG Shareholders' Meeting or the Metzler Stockholders Meeting to be held in due course (including any adjournment or postponement thereof), the requisite vote of shareholders of LECG or stockholders of Metzler in favor of this Agreement and the Merger shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations hereunder in all material respects; or

    (e) by Metzler if (i) the Board of Directors of LECG shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Metzler or shall have resolved or publicly announced or disclosed to any third party its intention to do so; (ii) an Alternative Transaction (as defined below) involving LECG shall have taken place or the Board of Directors of LECG shall have recommended such an Alternative Transaction to the shareholders of LECG or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for forty percent (40%) or more of the outstanding shares of LECG Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Metzler or an affiliate thereof), and the Board of Directors of LECG shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the shareholders of LECG tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer; or

    (f) by Metzler if a breach of any representation, warranty, covenant or agreement on the part of LECG set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and, that with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by LECG of written notice of such breach from Metzler; or

    (g) by LECG, (i) the Board of Directors of Metzler shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to LECG or shall have resolved or publicly announced or disclosed to any third party its intention to do so, or (ii) if the Board of Directors of LECG shall have determined to recommend a Competing Offer to its shareholders after determining, pursuant to Section 6.1, that such Competing Offer constitutes a Preferred Proposal, provided, however, that the Board of Directors of LECG shall provide Metzler with 48 hours prior written notice before recommending such Competing Offers to its shareholders; or

    (h) by LECG, if a breach of any representation, warranty, covenant or agreement on the part of Metzler set forth in this Agreement shall have occurred which would cause the conditions set forth Sections 7.3(a) or 7.3(b) not to be satisfied, and, with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by LECG of written notice of such breach from Metzler; or

    (i) by Metzler if LECG's revenues, margins and earnings per share, as reported for the three months ended June 30, 1998, shall be less than the estimates for such period previously provided to Metzler by LECG, or by LECG if Metzler's revenues, margins and earnings per share, as reported for the three months ended June 30, 1998, shall be less than the estimates for such period previously provided to LECG by Metzler. Metzler or LECG must exercise their respective right to terminate this Agreement pursuant to this Section 8.1(i), if at all, within the ten (10) business days following the public disclosure of other party's second quarter financial results.

  For purposes of this Section 8.1, an "ALTERNATIVE TRANSACTION" involving a specified party to this Agreement means: (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than Metzler, LECG or Sub, or any affiliate thereof, (a "THIRD PARTY") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than forty percent (40%) of the outstanding shares of LECG's common stock, pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, consolidation, share exchange or other business combination involving LECG or any of its material Subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than forty percent (40%) of the outstanding equity securities of LECG or any of its material Subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation; (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of LECG or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than forty percent (40%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions; or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of LECG or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of LECG.

  8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, there shall be no Liability or obligation on the part of Metzler, LECG, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided, that the provisions of Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

  8.3. Fees and Expenses.

  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Metzler and LECG shall share equally all fees and expenses, other than attorneys', financial advisors and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto in connection with the transactions contemplated by this Agreement.

  (b) Intentionally Omitted.

  (c) If this Agreement is terminated (i) by Metzler pursuant to Section 8.1(e), (ii) by LECG pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of LECG at the LECG Shareholders' Meeting, (iii) by LECG pursuant to Section 8.1(g), (iv) by Metzler pursuant to Section 8.1(f) as a result of a breach by LECG of any of its representations, warranties or covenants, or (v) by Metzler pursuant to Section (8.1(i), LECG shall pay to Metzler all fees and expenses incurred by Metzler relating to this Agreement and the transactions contemplated hereby ("METZLER EXPENSES") within five business days after receipt of such request.

  (d) If this Agreement is terminated (i) by LECG if the Board of Directors of Metzler shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Metzler or shall have resolved or publicly announced or disclosed to any third party its intention to do so,
(ii) by Metzler pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Metzler at the Metzler Stockholders' Meeting, (iii) by LECG pursuant to Section 8.1(h), or (iv) by LECG pursuant to Section 8.1(i), Metzler shall pay to LECG all fees and expenses incurred by LECG relating to this Agreement and the transactions contemplated hereby ("LECG EXPENSES") within five business days after receipt of such request.

  (e) Intentionally Omitted.

  (f) If LECG fails to promptly pay to Metzler any fee or expense due hereunder, LECG shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as reported in the Wall Street Journal from the date such fee was required to be paid.

  8.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of LECG or the stockholders of Metzler, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders or stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE 9.

                                 Miscellaneous

  9.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and the agreements of the Affiliates of LECG delivered pursuant hereto. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

  9.2. Notices. All notices, requests and demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or similar overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Metzler or Sub, to: The Metzler Group, Inc. 615 N. Wabash, Chicago, Illinois, 60611, Attention: Robert P. Maher, Facsimile No.: (312) 573-5676, with a copy to Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Suite 2900, Chicago, IL 60606, Attention: Douglas R. Newkirk, Facsimile
  No.: (312) 207-6400; and

    (b) if to LECG, Inc. to: LECG 2000 Powell Street, Emeryville, California 94608, Attention: Thomas M. Jorde, Facsimile No.: (510)653-9693, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, Attention: Michael J. Danaher, Facsimile No.: (650) 493-6811.

  If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 9.2 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

  Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.2.

  9.3. Interpretation. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term "INCLUDE" and its derivatives shall have the same construction as the phrase "INCLUDE, WITHOUT LIMITATION," and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF," and terms of similar import, unless otherwise specified, shall be deemed to refer to July 1, 1998, and all representations made herein, unless otherwise specified.

  9.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  9.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

  9.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  9.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  9.8. No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

  9.9. Severability. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Agreement, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

  9.10. Exhibits and Schedules Incorporated. All Exhibits and Schedules attached hereto are an integral part of this Agreement.

  9.11. Time of Essence. Time is of the essence in this Agreement.

  In Witness Whereof, Metzler, Sub and LECG have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          The Metzler Group, Inc.
LECG, Inc.


                                                    /s/ Robert P. Maher
         /s/ Thomas M. Jorde              By: _________________________________
By: _________________________________            Chief Executive Officer and
              President                                   President
Title: ______________________________     Title: ______________________________

                                          MGI Acquisition Corp.

                                                    /s/ Robert P. Maher
                                          By: _________________________________
                                                 Chief Executive Officer and
                                                          President
                                          Title: ______________________________

 [Signature page to the Agreement and plan of Merger by and among Metzler, Sub and LECG]

                                                                        ANNEX B

                  DISSENTERS' RIGHTS UNDER CHAPTER 13 OF THE
                      CALIFORNIA GENERAL CORPORATION LAW

(S) 1300. Reorganization or short form merger; dissenting shares; corporate purchase at fair market value; definitions

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. Submission of share certificates for endorsement; uncertificated securities

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S) 1306. Prevention of immediate payment; status as creditors; interest

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. Dividends on dissenting shares

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. Termination of dissenting share and shareholder status

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. Exempt shares

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short form merger, or to have the reorganization or short form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short form merger or to have the reorganization or short form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short form merger or to have the reorganization or short form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short form merger, in any action to attack the validity of the reorganization or short form merger or to have the reorganization or short form merger set aside or rescinded, (1) a party to a reorganization or short form merger which controls another party to the reorganization or short form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                            THE METZLER GROUP, INC.

           PROXY FOR SPECIAL MEETING OF STOCKHOLDERS AUGUST 19, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE METZLER
                                  GROUP, INC.

  The undersigned hereby appoints Robert P. Maher and Charles A. Demirjian, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent the undersigned at the Special Meeting of Stockholders of The Metzler Group, Inc. (the "Company") to be held at 4:00 p.m. Chicago time on Wednesday, August 19, 1998 at The Mid-America Club located at 200 E. Randolph Dr., Chicago, Illinois, and at any adjournments or postponements thereof, and to vote, as designated on the reverse side, the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters set forth on the reverse side:

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends that you vote FOR The Proposal.


          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)
                                  SEE REVERSE
                                      SIDE




                                                 ----
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
 X
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Issuance of Shares of Metzler Common Stock to the Shareholders of LECG, Inc. in connection with the Merger.
Whether or not you plan to attend the Meeting in Person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting.
SIGNATURE(S) __________________________DATE ___________________________________
Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

LOGO

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   LECG, INC.

                        SPECIAL MEETING OF SHAREHOLDERS

  The undersigned Shareholder of LECG, Inc., a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Prospectus-Joint Proxy Statement relating to the Special Meeting of Shareholders of the Company, to be held on August 19, 1998 and hereby appoints Thomas M. Jorde and David J. Teece, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matter set forth on the reverse side, and in their discretion on any other matters that may properly come before the Special Meeting, as provided in the Prospectus-Joint Proxy Statement.

                  Continued and to be signed on reverse side.

LOGO

  1. APPROVAL OF THE MERGER AGREEMENT AND THE MERGER:

  To approve the Merger Agreement and the Merger, as defined and described in the Prospectus-Joint Proxy Statement.

                     [_] FOR [_] AGAINST [_] ABSTAIN

  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                                             Dated: _____________________, 1998

                                             __________________________________
                                             Signature

                                             __________________________________
                                             Signature

                                             (This Proxy should be marked,
                                             dated and signed by the
                                             Shareholder(s) exactly as his or
                                             her name appears hereon, and
                                             returned promptly in the
                                             accompanying envelope. Persons
                                             signing in a fiduciary capacity
                                             should so indicate. If shares are
                                             held by joint tenants or as
                                             community property, both should
                                             sign.)